Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217275

PROSPECTUS

(Proposed Holding Company for Ponce Bank)

Up to 7,224,663 Shares of Common Stock

(Subject to increase to up to 8,308,362 shares)

PDL Community Bancorp is offering up to 7,224,663 shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the reorganization of Ponce De Leon Federal Bank into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Global Market under the symbol “PDLB” upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 45% of the shares of common stock of PDL Community Bancorp that will be outstanding following the offering. In addition, we will contribute $200,000 and 3.3% of our then outstanding shares of common stock following the offering to a new charitable foundation, the Ponce De Leon Foundation, which we are establishing in connection with the reorganization. After the offering, 51.7% of our outstanding common stock will be owned by Ponce Bank Mutual Holding Company, our federally chartered mutual holding company. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 5,339,969 shares in order to complete the offering. We may sell up to 8,308,362 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors and borrowers of Ponce De Leon Federal Bank and to our tax-qualified employee benefit plan. Depositors who had accounts with aggregate balances of at least $50 at the close of business on October 31, 2015 will have first priority to purchase shares of common stock of PDL Community Bancorp. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by Raymond James & Associates, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 30,000 shares, and no person together with an associate or group of persons acting in concert may purchase more than 50,000 shares.

The offering is scheduled to expire at 12:00 p.m., noon, Eastern Time on September 6, 2017. We may extend the expiration date without notice to you, until October 21, 2017, or such later date as the Board of Governors of the Federal Reserve System may approve, which may not be beyond September 18, 2019. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October 21, 2017, or the number of shares of common stock to be sold is increased to more than 8,308,362 shares or decreased to less than 5,339,969 shares. If the offering is extended beyond October 21, 2017, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 8,308,362 shares or decreased to less than 5,339,969 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at Ponce De Leon Federal Bank and will earn interest at 0.10% per annum until completion or termination of the offering.

Raymond James & Associates, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of principal. Please read the “Risk Factors” beginning on page 17.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	5,339,969	6,282,316	7,224,663	8,308,362
Gross offering proceeds	$53,399,690	$62,823,160	$72,246,630	$83,083,620
Estimated offering expenses, excluding selling agent fees and expenses	$1,966,713	$1,966,713	$1,966,713	$1,966,713
Estimated selling agent fees and expenses (1)	$634,000	$720,026	$806,051	$904,981
Estimated net proceeds (1)	$50,798,977	$60,136,421	$69,473,866	$80,211,926
Estimated net proceeds per share (1)	$9.51	$9.57	$9.62	$9.65

(1)	The figures shown assume that all shares are sold in the subscription and the community offering, and include estimated reimbursable expenses. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of Raymond James & Associates, Inc.’s compensation for this offering and the compensation to be received by Raymond James & Associates, Inc. and the other broker-dealers who may participate in a syndicated community offering. If all shares of common stock were sold in the syndicated community offering, excluding those purchased by our insiders and our employee stock ownership plan, for which no selling agent fee will be paid, the maximum selling agent fees and expenses would be $2.9 million, $3.4 million, $4.0 million and $4.6 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (888) 317-2811.

The date of this prospectus is July 31, 2017.

Ponce Bank®

NEW JERSEY
LONG ISLAND SOUND
80
95
87
95
Bronx
95
278
HUDSON RIVER
EAST RIVER
Union City
95
678
295
495
Long Island City
New York
Flushing
NEW YORK
495
78
278
Forest Hills
78
478
678
Southern State Pkwy
95
Belt Pkwy
UPPER BAY
278
Brooklyn
278
LOWER BAY
ATLANTIC OCEAN

★ Corporate Headquarters
Westchester Avenue Branch
2244 Westchester Ave.
Bronx, NY 10462

VT
NH
NEW YORK
MA
CT
RI
PA
NEW YORK
NEW JERSEY

BRONX

Southern Blvd Branch
980 Southern Blvd.
Bronx, NY 10459

Jerome Avenue Branch
330 E 170th St.
Bronx, NY 10452

Riverdale Branch
5560 Broadway
Bronx, NY 10463

MANHATTAN

106th Street Branch
1925 3rd Ave.
New York, NY 10029

MANHATTAN

Stuyvesant Town Branch
319 1st Ave.
New York, NY 10003

BROOKLYN

Smith Street Branch
169 Smith St.
Brooklyn, NY 11201

Flatlands Branch
1900 Ralph Ave.
Brooklyn, NY 11234

Bensonhurst Branch
2047 86th St.
Brooklyn, NY 11214

QUEENS

Astoria Branch
34-05 Broadway
Astoria, NY 11106

Jackson Heights Branch
37-60 82nd St.
Flushing, NY 11372

Forest Hills Branch
100-20 Queens Blvd.
Forest Hills, NY 11375

NEW JERSEY

Union City Branch
3821 Bergenline Ave.
Union City, NJ 07087

i

SUMMARY

The following summary explains material information regarding the reorganization, the offering of common stock by PDL Community Bancorp and the business of Ponce De Leon Federal Bank. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of Ponce De Leon Federal Bank. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to Ponce Bank Mutual Holding Company, PDL Community Bancorp and Ponce De Leon Federal Bank and Ponce Bank (prior to and following completion of the reorganization) or to any of those entities, depending on the context.

The Companies

Ponce Bank Mutual Holding Company

Upon completion of the reorganization and the offering, Ponce Bank Mutual Holding Company will become the federally chartered mutual holding company of PDL Community Bancorp. Ponce Bank Mutual Holding Company currently operates as Ponce De Leon Federal Bank which, upon completion of the reorganization, will become Ponce Bank Mutual Holding Company. As a mutual institution Ponce De Leon Federal Bank is and, following completion of the reorganization as a mutual holding company Ponce Bank Mutual Holding Company will be, a non-stock company. Ponce Bank Mutual Holding Company will have as its members all holders of the deposit accounts at Ponce Bank and borrowers of Ponce De Leon Federal Bank as of April 11, 1985 whose borrowings remain outstanding with Ponce Bank. As a mutual holding company, Ponce Bank Mutual Holding Company is required by law to always own a majority of the voting stock of PDL Community Bancorp.

PDL Community Bancorp

PDL Community Bancorp will be chartered under federal law and will own 100% of the common stock of Ponce Bank following the reorganization and offering. This offering is being made by PDL Community Bancorp. PDL Community Bancorp is not currently an operating company and will be formed upon completion of the reorganization. Our executive office will be located at 2244 Westchester Avenue, Bronx, New York 10462, and our telephone number will be (718) 931-9000.

Upon completion of the offering, public stockholders will own a minority of PDL Community Bancorp’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders. In addition, as a “controlled corporation” following the offering, PDL Community Bancorp will be exempt from certain corporate governance requirements, including that a majority of our board of directors be independent under applicable standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, a majority of our directors would be considered independent under applicable corporate governance listing standards.

Ponce De Leon Federal Bank

Ponce De Leon Federal Bank is a federally chartered savings association headquartered in Bronx, New York. Ponce De Leon Federal Bank was originally chartered in 1960 as a federally chartered mutual savings and loan association under the name Ponce De Leon Federal Savings and Loan Association. In 1985, we changed our name to “Ponce De Leon Federal Savings Bank.” In 1997, we changed our name to “Ponce De Leon Federal Bank.” We are designated a Minority Depository Institution (“MDI”) under applicable banking regulations.

We conduct our business from our administrative office and 13 branch offices. Our banking offices are located in Bronx, Manhattan, Queens and Brooklyn, New York and Union City, New Jersey. Our primary market area currently consists of the New York City metropolitan area.

At March 31, 2017, we had total assets of $786.3 million, gross loans receivable of $687.2 million, total deposits of $655.9 million and capital of $93.5 million. We had net income of $563,000 and $1.4 million for the three months ended March 31, 2017 and the fiscal year ended December 31, 2016, respectively.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in mortgage loans, consisting of one-to-four family residences (both investor owned and owner occupied), multifamily residences, nonresidential property and construction and land, and, to a lesser extent, in business and consumer loans. We also invest in securities, which have historically consisted of U.S. Government and federal agency securities and securities issued by government sponsored or owned enterprises, as well as, mortgage-backed securities and Federal Home Loan Bank stock. We offer a variety of deposit accounts, including demand accounts, interest-bearing deposits and certificate of deposit accounts. We have made limited use of borrowings in recent years to fund our operations.

Ponce De Leon Federal Bank is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

Our executive office is located at 2244 Westchester Avenue, Bronx, New York 10462, and our telephone number at this address is (718) 931-9000. Our website address is www.poncebank.com. Information on our website is not and should not be considered a part of this prospectus.

Ponce Bank

Upon completion of the reorganization and the offering, all of the assets, except for $200,000, and liabilities of Ponce De Leon Federal Bank will be transferred to and assumed by a federally chartered stock savings bank, owned 100% by PDL Community Bancorp and known as and conducting business under the name “Ponce Bank.” Ponce Bank will continue to operate its business from our administrative office and 13 branch offices referred to above and will continue to be subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency.

In certain circumstances, where appropriate, reference to Ponce De Leon Federal Bank, Ponce Bank or Bank are intended to refer to one and the same savings bank.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors, and borrowers as of April 11, 1985 whose borrowings remain outstanding, currently have the right to vote on certain matters pertaining to Ponce De Leon Federal Bank, such as the election of directors and the proposed mutual holding company reorganization. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings association to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization and stock issuance plan, which we refer to as the plan of reorganization. Following the reorganization, all of the assets, except for $200,000, and liabilities of Ponce De Leon Federal Bank will be transferred to and assumed by a federal stock savings bank subsidiary of PDL Community Bancorp, operating under the name Ponce Bank, and PDL Community Bancorp will be a majority-owned subsidiary of Ponce Bank Mutual Holding Company. After the reorganization, our depositors and certain borrowers will become members of Ponce Bank Mutual Holding Company, and will continue to have the same voting rights in Ponce Bank Mutual Holding Company as they had in Ponce De Leon Federal Bank prior to the reorganization.

In connection with the reorganization, we are offering shares of common stock of PDL Community Bancorp for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability, although we currently have capital well in excess of all applicable regulatory requirements;

•	compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in PDL Community Bancorp, and thereby an economic interest in our future success;

•	attract and retain qualified personnel by establishing stock-based benefit plans;

•	increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions and establishing de novo branches; and

•	support our local communities through the contributions to our charitable foundation.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks and expand our asset and deposit base. The reorganization and offering also will allow us to establish stock-based benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings association is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal law and regulations require that a majority of the outstanding common stock of PDL Community Bancorp must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of PDL Community Bancorp that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 45% of our outstanding shares of common stock will be offered for sale in the offering, 3.3% of our then outstanding shares will be contributed to our charitable foundation, and 51.7% of our outstanding shares will be retained by Ponce Bank Mutual Holding Company. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “—Possible Conversion of Ponce Bank Mutual Holding Company to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our goal is to provide long-term value to our stockholders, customers, employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings and enterprise value. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to retail, business and non-profit customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively in the financial services industry.

Our current community-focused business strategy consists of the following:

•	continue to expand our multifamily and nonresidential loan portfolio;

•	introduce new lending programs through the Small Business Administration (SBA) and the Community Development Financial Institution (CDFI) program;

•	manage credit risk to maintain a low level of nonperforming assets;

•	continue to increase core deposits and add alternative non-core funding sources;

•	expand our employee base and information technology to support future growth; and

•	grow organically and through opportunistic bank or branch acquisitions.

A full description of our business strategy can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ponce De Leon Federal Bank – Business Strategy and a full description of our products and services can be found under “Business of Ponce De Leon Federal Bank.”

Terms of the Offering

We are offering between 5,339,969 and 7,224,663 shares of common stock of PDL Community Bancorp to eligible depositors and borrowers, our tax-qualified employee benefit plan and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of PDL Community Bancorp. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 8,308,362 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions’ stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Offering of Common Stock—Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of PDL Community Bancorp decreases below $118.7 million or increases above $184.6 million, or the offering is extended beyond October 21, 2017, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Raymond James & Associates, Inc., our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Raymond James & Associates, Inc. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of PDL Community Bancorp in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at Ponce De Leon Federal Bank with aggregate balances of at least $50 at the close of business on October 31, 2015;

(2)	the tax-qualified employee benefit plan of Ponce De Leon Federal Bank (our employee stock ownership plan);

(3)	depositors who had accounts at Ponce De Leon Federal Bank with aggregate balances of at least $50 at the close of business on June 30, 2017; and

(4)	other depositors of Ponce De Leon Federal Bank at the close of business on July 24, 2017 and borrowers from Ponce De Leon Federal Bank as of April 11, 1985 who maintained such borrowings as of the close of business on July 24, 2017.

Any shares of our common stock that remain unsold in the subscription offering may be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering, if any, must be completed within 45 days of the end of the subscription offering, unless extended with Federal Reserve Board approval. Natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, New York, Queens and Kings and the New Jersey County of Hudson will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by Raymond James & Associates, Inc. We have the right to accept or reject, in whole or in part, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at October 31, 2015, June 30, 2017 or July 24, 2017, as applicable, or any loan account as of April 11, 1985 that remained outstanding at July 24, 2017. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation in the event of an oversubscription. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Offering of Common Stock.”

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 5,339,969 shares and 7,224,663 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of May 5, 2017, and assuming we sell a minority of our shares in the stock offering, the estimated pro forma market value of the common stock of PDL Community Bancorp was $139.6 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $118.7 million and a maximum of $160.5 million.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of PDL Community Bancorp common stock should be offered for sale in the offering, 3.3% should be contributed to our charitable foundation, the Ponce De Leon Foundation, and 51.7% should be held by Ponce Bank Mutual Holding Company. Therefore, based on the valuation range, the number of shares of PDL Community Bancorp common stock that will be sold in the offering will range from 5,339,969 shares to 7,224,663 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an appraised value of $184.6 million and an offering of 8,308,362 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies that RP Financial, LC. considers comparable to PDL Community Bancorp on a pro forma basis. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Total assets are as of December 31, 2016.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
Bay Bancorp, Inc.	BYBK	Columbia, MD	$620
Clifton Bancorp Inc.	CSBK	Clifton, NJ	1,371
Coastway Bancorp, Inc.	CWAY	Warwick, RI	644
Elmira Savings Bank	ESBK	Elmira, NY	573
Hamilton Bancorp, Inc.	HBK	Towson, MD	500
Malvern Bancorp, Inc.	MLVF	Paoli, PA	879
Pathfinder Bancorp, Inc.	PBHC	Oswego, NY	749
PB Bancorp, Inc.	PBBI	Putnam, CT	521
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	590
Wellesley Bancorp, Inc.	WEBK	Wellesley, MA	695

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $118.7 million or above $184.6 million, then PDL Community Bancorp, after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s annual net income. RP Financial, LC. considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. We had only $3,000 of intangible assets at March 31, 2017. Therefore, ratios that are presented related to book value are the same ratios that would be presented related to tangible book value.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e. the table assumes that 45.0% of our outstanding shares of common stock is sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the RP Financial, LC. appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 712.6% on a non-fully converted price-to-core earnings basis and a discount of 17.5% on a non-fully converted price-to-book value basis.

	Non-Fully Converted Pro Forma Price-to-Core Earnings Multiple (1)		Non-Fully Converted Pro Forma Price-to-Book Value Ratio
PDL Community Bancorp
Adjusted Maximum	239.08	x	113.38%
Maximum	196.16		104.71
Midpoint	162.69		96.34
Minimum	132.02		86.88
Valuation of peer group companies as of May 5, 2017
Averages	20.02		116.81
Medians	20.31		121.33

The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for PDL Community Bancorp on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, PDL Community Bancorp’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 901.5% on a fully converted price-to-core earnings basis and a discount of 42.6% on a fully converted price-to-book value basis.

	Fully Converted Pro Forma Price-to-Core Earnings Multiple (1)		Fully Converted Pro Forma Price-to-Book Value Ratio
PDL Community Bancorp
Adjusted Maximum	337.02	x	75.13%
Maximum	255.97		71.17
Midpoint	200.51		67.07
Minimum	155.06		62.23
Valuation of peer group companies as of May 5, 2017
Averages	20.02		116.81
Medians	20.31		121.33

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve month basis for the twelve months ended March 31, 2017 for PDL Community Bancorp and the most recent twelve month period available for the peer group companies.

The pro forma fully converted calculations for PDL Community Bancorp include the following assumptions:

•	8% of the shares sold in a full conversion offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 15 years;

•	4% of the shares sold in a full conversion offering would be purchased by PDL Community Bancorp for a stock-based benefit plan, with the expense to be recognized over five years;

•	Options equal to 10% of the shares sold in a full conversion offering would be granted under a stock-based benefit plan, with option expense of $2.83 per option, and with the expense to be amortized over five years; and

•	stock offering expenses would equal 2.5% of the stock offering amount at the midpoint of the offering range.

The independent appraisal does not indicate market value. Do not assume or expect that PDL Community Bancorp’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—How We Determined the Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in the equity of Ponce Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, contribute $200,000 to our charitable foundation as initial funding, incur an expense of $1.6 million (net) related to the termination of the Bank’s pension plan and retain the remainder of the net proceeds from the offering at PDL Community Bancorp. Therefore, assuming we sell 7,224,663 shares of common stock at the maximum of the offering range, and we have net proceeds of $69.5 million, we intend to invest $34.7 million in Ponce Bank, loan $6.3 million to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to 3.92% of our outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and to our charitable foundation), contribute $200,000 to our charitable foundation, incur an expense of $1.6 million (net) related to the termination of the Bank’s pension plan and retain the remaining $26.6 million of the net proceeds at PDL Community Bancorp.

Ponce Bank generally intends to use the proceeds it receives to originate loans. Initially, a substantial portion of the proceeds may be invested in short-term securities issued by the U.S. government and its agencies or government sponsored and owned enterprises, and as otherwise permitted under our investment policy. It may also use the proceeds to renovate its infrastructure, expand its banking franchise internally through de novo branching or establishing loan production offices, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses. PDL Community Bancorp may also use a portion of the net proceeds to repurchase shares of our common stock, subject to regulatory approval, and for other general corporate purposes, including providing additional capital to Ponce Bank.

Neither Ponce Bank nor PDL Community Bancorp has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Our Contribution of Cash and Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a new charitable foundation as part of the offering. Assuming we receive final regulatory approval to establish and fund the charitable foundation, we intend to contribute $200,000 of the gross proceeds raised in the offering and 3.3% of our outstanding shares of common stock following the offering. At the midpoint of the offering range, the total value of the charitable foundation contribution would be $4.8 million, and we expect to record an after-tax expense of approximately $3.2 million during the quarter in which the offering is completed. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we would contribute to the charitable foundation 391,598, 460,703, 529,808 and 609,279 shares of common stock.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see the sections of this prospectus entitled “Risk Factors—Risks Related to the Contribution to our Charitable Foundation—The contribution to our charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering,” “Risk Factors—Risks Related to the Contribution to our Charitable Foundation—Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits,” “Comparison of Valuation and Pro Forma Information With and Without our Charitable Foundation” and “Our Charitable Foundation.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $300,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $500,000 of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Ponce De Leon Federal Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and the Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

We expect that the employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and contributed to our charitable foundation). Subject to the approval of the Federal Reserve Board, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 465,171 shares to 723,751 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to PDL Community Bancorp (cash and third party checks will not be accepted); or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your deposit account(s) maintained with Ponce De Leon Federal Bank, other than checking accounts or retirement accounts, including individual retirement accounts (IRAs).

Ponce De Leon Federal Bank is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a Ponce De Leon Federal Bank line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form and payment in one of three ways: 1) by mail, using the stock order reply envelope provided; 2) by overnight delivery to the address indicated for that purpose on the stock order form; or 3) by hand-delivery to Ponce De Leon Federal Bank’s administrative office located at 2244 Westchester Avenue, Bronx, New York. However, please know that all stock order forms, with full payment, must be received (not postmarked) by 12:00 p.m., noon, Eastern Time, on September 6, 2017. Please do not mail stock order forms to Ponce De Leon Federal Bank. We encourage subscribers to consider in-person or overnight delivery to enhance the likelihood that your order is received before the deadline. Once submitted, your order is irrevocable. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at Ponce De Leon Federal Bank. Subscription funds will earn interest at 0.10% per annum, which is our current passbook savings rate. If the offering is terminated, we will promptly return your subscription funds with interest.

On the stock order form, you may not designate withdrawal from Ponce De Leon Federal Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Ponce De Leon Federal Bank IRA or other retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit accounts at Ponce De Leon Federal Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Ponce De Leon Federal Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.10% per annum thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Ponce De Leon Federal Bank, the Federal Deposit Insurance Corporation or any other government agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Ponce De Leon Federal Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement account orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 6, 2017 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Ponce De Leon Federal Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Reorganization and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on a qualifying deposit or loan account with a subscription priority the same as your own. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors or borrowers who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 12:00 p.m., noon, Eastern Time, on September 6, 2017, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after 12:00 p.m., noon, Eastern Time, on September 6, 2017 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 p.m., noon, Eastern Time, on September 6, 2017, whether or not we have been able to locate each person entitled to subscription rights. Any holder of subscription rights that does not receive a prospectus and offering materials will not be allowed to participate in the offering.

See “The Reorganization and Offering—Procedure for Purchasing Shares—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you submit to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond October 21, 2017, or the number of shares to be sold in the offering is increased to more than 8,308,362 shares or decreased to fewer than 5,339,969 shares.

Termination of the Offering

The subscription offering will expire at 12:00 p.m., noon, Eastern Time, on September 6, 2017. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until October 21, 2017, or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings are extended beyond October 21, 2017, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond September 18, 2019, which is two years after the special meeting of members of Ponce De Leon Federal Bank to be held on September 18, 2017 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 5,339,969 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond October 21, 2017, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond October 21, 2017, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 8,308,362 shares or decreased to less than 5,339,969 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Global Market under the symbol “PDLB” upon conclusion of the stock offering. See “Market for the Common Stock.”

Our Dividend Policy

We have no current plan or intention to pay cash dividends to our stockholders. However, if in the future the board of directors considers the payment of dividends, the payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; and general economic conditions. No assurance can be given that the board of directors will ever consider the payment of dividends and shareholders should have no expectation of such. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 8,308,362 shares in the offering without further notice to you. If our pro forma market value at that time is either below $118.7 million or above $184.6 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.10% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Ponce De Leon Federal Bank that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.10% per annum, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, an employee stock ownership plan equalization plan and, subject to stockholder approval, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. On April 7, 2017 the board of directors of Ponce De Leon Federal Bank adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation).

Employee Stock Ownership Plan Equalization Plan. On April 7, 2017 the board of directors of Ponce De Leon Federal Bank adopted an Employee Stock Ownership Plan Equalization Plan, which will provide selected executive officers, currently Messrs. Naudon and Tsavaris, additional benefits to the extent applicable tax laws limit their benefits under the employee stock ownership plan.

Stock-Based Benefit Plans. In addition to shares purchased by the employee stock ownership plan, we intend to adopt one or more stock-based benefit plans, which are designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in PDL Community Bancorp, which will be an incentive to contribute to our success, and reward key employees for their performance. The number of options granted and shares of restricted common stock awarded under stock-based benefit plans may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation, provided that if Ponce Bank’s tangible capital at the time of adoption of the stock-based benefit plans is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 1.47% of our outstanding shares. The number of options granted or shares of restricted common stock awarded under stock-based benefit plans, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than Ponce Bank Mutual Holding Company. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

Stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Ponce Bank Mutual Holding Company. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Ponce Bank Mutual Holding Company. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plans;

•	no officer or employee may receive more than 25% of the options and shares of restricted common stock authorized under the plans;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Ponce Bank or PDL Community Bancorp.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan, an employee stock ownership plan equalization plan and one or more stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees and to accrue for the fair value of the shares allocated pursuant to the employee stock ownership plan equalization plan. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) and that we implement one or more stock-based benefit plans granting options to purchase 4.90% of the total shares of common stock of PDL Community Bancorp issued in connection with the reorganization (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) and awarding shares of restricted common stock equal to 1.96% of the total shares of common stock of PDL Community Bancorp issued in connection with the reorganization (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation).

Plan	Individuals Eligible to Received Awards	Percent of all Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range
			(In thousands)
Employee stock ownership plan	All employees	3.92%	$7,238
Stock awards	Directors, officers and employees	1.96	3,619
Stock options	Directors, officers and employees	4.90	2,560	(1)

Total		10.78%	$13,417

(1)	The fair value of stock options has been estimated at $2.83 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 2.40%; and a volatility rate of 13.73% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of PDL Community Bancorp’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	232,586 Shares Awarded at Minimum of Offering Range	273,630 Shares Awarded at Midpoint of Offering Range	314,674 Shares Awarded at Maximum of Offering Range	361,876 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$1,861	$2,189	$2,517	$2,895
$10.00	$2,326	$2,736	$3,147	$3,619
$12.00	$2,791	$3,284	$3,776	$4,343
$14.00	$3,256	$3,831	$4,405	$5,066

The grant-date fair value of the options granted under the stock-based benefit plan would be based in part on the price of shares of PDL Community Bancorp’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/ Exercise Price	Grant-Date Fair Value Per Option	581,463 Options at Minimum of Offering Range	684,074 Options at Midpoint of Offering Range	786,686 Options at Maximum of Offering Range	904,688 Options at Adjusted Maximum of Offering Range
(In thousands, except market/exercise price and fair value information)
$8.00	$2.26	$1,316	$1,549	$1,781	$2,048
$10.00	$2.83	$1,646	$1,936	$2,226	$2,560
$12.00	$3.40	$1,975	$2,323	$2,672	$3,072
$14.00	$3.96	$2,304	$2,710	$3,117	$3,584

Restrictions on the Acquisition of PDL Community Bancorp and Ponce Bank

Federal regulations, as well as provisions contained in the charters of Ponce Bank and PDL Community Bancorp, restrict the ability of any person, firm or entity to acquire PDL Community Bancorp, Ponce Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency before acquiring in excess of 10% of the voting stock of PDL Community Bancorp or Ponce Bank, as well as a provision in each of PDL Community Bancorp’s and Ponce Bank’s respective charters that generally provides that for a period of five years from the closing of the offering, no person, other than Ponce Bank Mutual Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of PDL Community Bancorp or Ponce Bank held by persons other than Ponce Bank Mutual Holding Company, and, with respect to Ponce Bank, other than PDL Community Bancorp, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of PDL Community Bancorp must be owned by Ponce Bank Mutual Holding Company, any acquisition of PDL Community Bancorp must be approved by Ponce Bank Mutual Holding Company. Furthermore, Ponce Bank Mutual Holding Company would not be required to pursue or approve a sale of PDL Community Bancorp even if such sale were favored by a majority of PDL Community Bancorp’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for PDL Community Bancorp is unlikely unless the applicant can clearly demonstrate that the regulatory concerns are not warranted in the particular case.

Proposed Stock Purchases by Management

PDL Community Bancorp’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 284,800 shares of common stock in the offering, which represents 5.3% of the shares sold to the public and 2.4% of the total shares to be outstanding after the offering (including shares owned by Ponce Bank Mutual Holding Company and our charitable foundation), each at the minimum of the offering range, respectively. Like all of our eligible depositor and borrower purchasers, our directors and executive officers and their associates have subscription rights based on their deposits or borrowings and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 25% of the outstanding shares held by persons other than Ponce Bank Mutual Holding Company, except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 25% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 5,339,969 shares, the minimum of the offering range;

•	the members of Ponce De Leon Federal Bank vote to approve the reorganization and offering; and

•	we receive final approval from the Federal Reserve Board to complete the reorganization and offering, as well as any additional required approvals from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

Federal Reserve Board, Office of the Comptroller of the Currency or Federal Deposit Insurance Corporation approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of Ponce Bank Mutual Holding Company to Stock Form

In the future, Ponce Bank Mutual Holding Company may be eligible to convert from the mutual to capital stock form, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of Ponce Bank Mutual Holding Company would have subscription rights to purchase common stock of PDL Community Bancorp or its successor, and the public stockholders of PDL Community Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Ponce Bank Mutual Holding Company. This percentage may be adjusted to reflect any assets owned by Ponce Bank Mutual Holding Company.

Our board of directors is committed to maintaining Ponce Bank Mutual Holding Company in mutual form. In recognition of the importance and value of the mutual form of ownership, our board of directors has no current plans to undertake a second-step conversion transaction. See “The Reorganization and Offering—Reasons for the Reorganization.”

Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of PDL Community Bancorp common stock (excluding shares held by Ponce Bank Mutual Holding Company) as well as the approval of a majority of the votes eligible to be cast by the members of Ponce Bank Mutual Holding Company and also the approval of two-thirds of the votes cast by the members of Ponce Bank Mutual Holding Company. See “Risk Factors—Risks Related to the Offering—Provisions in the Ponce Bank Mutual Holding Company charter may impede our ability to raise additional capital and may negatively impact the trading value of our stock.”

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 12:00 p.m., noon, Eastern Time, on September 6, 2017, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

Ponce De Leon Federal Bank and PDL Community Bancorp have received an opinion of Crowe Horwath LLP, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by members as a result of the exercise of the nontransferable subscription rights. Ponce De Leon Federal Bank and PDL Community Bancorp have also received an opinion of Crowe Horwath LLP regarding the material New York and New Jersey state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to Ponce De Leon Federal Bank, PDL Community Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You May Obtain Additional Information Regarding the Reorganization and Offering

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization or offering, please call the Stock Information Center at (888) 317-2811. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. Alternatively, if you have questions regarding the reorganization or offering, you may also discuss those questions in person with a representative of Raymond James & Associates, Inc., who is assisting us with the offering, by visiting the Bank’s administrative office located at 2244 Westchester Avenue, Bronx, NY, beginning the week of August 21, 2017, Monday 1:00 p.m. to 5:00 p.m., Tuesday through Thursday 9:00 a.m. to 5:00 p.m., and Friday 9:00 a.m. to 1:00 p.m.

RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus,

in evaluating an investment in our common stock.

Risks Related to Our Business

Multifamily, nonresidential and construction and land loans carry greater credit risk than loans secured by owner occupied one- to- four family real estate.

Our focus is primarily on prudently growing our multifamily, nonresidential and construction and land loan portfolio. At March 31, 2017, $339.9 million, or 49.5%, of our loan portfolio consisted of multifamily, nonresidential and construction and land loans as compared to $310.0 million, or 47.6%, of our loan portfolio at December 31, 2016. Given their larger balances and the complexity of the underlying collateral, multifamily, nonresidential and construction and land loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to- four family real estate.

Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to an owner occupied one- to- four family residential real estate loan. In addition, any adverse developments with respect to borrowers or groups of borrowers that have more than one of these types of loans outstanding can expose us to significantly greater risk of loss compared to borrowers or groups of borrowers that only have one type of these loans. If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses which would in turn adversely affect our operating results and financial condition. Further, if we foreclose on the collateral, our holding period for the collateral may be longer than for one- to- four family real estate loans because there are fewer potential purchasers of the collateral, which can result in substantial holding costs.

Some of our borrowers have more than one of these types of loans outstanding. At March 31, 2017, 390 loans with an aggregate balance of $311.8 million are to borrowers with only one loan. Another 59 loans are to borrowers with more than one loan with a corresponding aggregate balance of $28.1 million. The 59 loans are held by 25 borrowers of which 24 borrowers account for two loans each with an aggregate balance of $26.2 million. One borrower accounts for eleven loans with an aggregate balance of $1.9 million.

There are also groups of related borrowers either by common ownership or a guaranty relationship. At March 31, 2017, there were 41 groups that account for 107 loans with an aggregate balance of $80.0 million. Of these groups, 29 account for two loans each with an aggregate balance of $36.9 million. Six of these groups account for three loans each with an aggregate balance of $19.0 million. Five of these groups account for four loans each with an aggregate balance of $22.2 million. One group accounts for 11 loans with a balance of $1.9 million.

The unseasoned nature of our multifamily, nonresidential and construction and land loans portfolio may result in changes to our estimates of collectability, which may lead to additional provisions or charge-offs, which could hurt our profits.

Our multifamily, nonresidential and construction and land loan portfolio has increased approximately $29.9 million, or 9.6%, from $310.0 million at December 31, 2016 to $339.9 million at March 31, 2017 and increased approximately $57.8 million, or 22.9%, from $252.2 million at December 31, 2015 to $310.0 million at December 31, 2016. A large portion of our multifamily, nonresidential and construction and land loan portfolio is unseasoned and does not provide us with a significant payment or charge-off history pattern from which to judge future collectability. Currently, we estimate potential charge-offs using a rolling 12 quarter average and peer data adjusted for qualitative factors specific to us. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience or current estimates, which could adversely affect our future performance. Further, these types of loans generally have larger balances and involve a greater risk than one- to- four family owner occupied residential mortgage loans. Accordingly, if we make any errors in judgment in the collectability of our multifamily, nonresidential and construction and land loans, any resulting charge-offs may be larger on a per loan basis than those incurred historically with our residential mortgage loan or consumer loan portfolios.

Our business may be adversely affected by credit risk associated with residential property.

At March 31, 2017 and December 31, 2016, one-to-four family residential real estate loans amounted to $334.0 million and $325.0 million, or 48.6% and 49.9%, respectively, of our total loan portfolio. Of this, $237.9 million and $227.4 million, or 71.2% and 70.0%, respectively, is comprised of one-to-four family residential investor properties. One- to- four family residential mortgage lending, whether owner occupied or non-owner occupied, is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations. Declines in real estate values could cause some of our one- to- four family mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

One- to- four family residential mortgage lending, whether owner occupied or non-owner occupied, with combined higher loan-to-value ratios are more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their properties, they may be unable to repay their loans in full from the sale proceeds. For those home equity loans and lines of credit secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. In addition, the current judicial and legal climate make it difficult to foreclose on residential properties expeditiously and with reasonable costs. For these reasons, we may experience higher rates of delinquencies, default and losses on our one- to- four family loans.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is composed of loans secured by property located in the greater New York metropolitan area. This can make us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. For more information about our market area, see “Business of Ponce De Leon Federal Bank—Market Area” and “—Competition.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

At March 31, 2017 and December 31, 2016 and 2015, respectively, our allowance for loan losses totaled $10.4 million, $10.2 million and $9.5 million, which represented 1.51%, 1.57% and 1.64% of total loans at such dates. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans. In determining the amount of the allowance for loan losses, we review our loans, loss and delinquency experience, and business and commercial real estate peer data and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance, which could materially decrease our net income.

In addition, our regulators, as well as internal and external auditors, as an integral part of their examination process, periodically review the allowance for loan losses and, as a result of such reviews, we may determine that it is appropriate to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to income, or to charge off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs could have a material adverse effect on our financial condition and results of operations.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. Any deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding deposit and lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence and require alternative delivery methods. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in modernizing existing facilities, opening of new branches or deploying new services.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Adherence to our internal policies and procedures by management is critical to our performance and how we are perceived by our regulators.

Our internal policies and procedures are a critical component of our corporate governance and, in some cases, compliance with applicable regulations. We adopt internal policies and procedures to guide management and employees regarding the operation and conduct of our business. We may not always achieve absolute compliance with all of our policies and procedures. Any deviation or non-adherence to these internal policies and procedures, whether intentional or unintentional, could have a detrimental effect on our management, operations or financial condition.

Our efficiency ratio is high, and we anticipate that it may remain high, as a result of the ongoing implementation of our business strategy.

Our non-interest expense totaled $7.1 million and $7.0 million for the three months ended March 31, 2017 and 2016, respectively, while such expense totaled $27.9 million and $26.2 million for the years ended December 31, 2016 and 2015 respectively. Although we continue to analyze our expenses and pursue efficiencies where available, our efficiency ratio remains high as a result of the implementation of our business strategy combined with operating in an expensive market. Our efficiency ratio was 88.1% and 90.3% for the three months ended March 31, 2017 and 2016, respectively. Our efficiency ratio was 92.2% and 86.2% for the years ended December 31, 2016 and 2015, respectively. If we are unable to successfully implement our business strategy and increase our revenues, our profitability could be adversely affected.

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Recently, the Federal Reserve Board has indicated that it believes a gradual increase in the targeted federal funds rate is appropriate. To this end, the Federal Reserve Board raised the targeted federal funds rate in December 2016 and March 2017. We cannot make any representation as to whether, or how many times, the Federal Reserve will increase the targeted federal funds rate in the future. Notwithstanding the Federal Reserve Board’s expressed intentions, our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low, or relatively low, interest rate environment or our increasing our cost of funds may adversely affect our net interest income, which would have an adverse effect on our profitability.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions who originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our net present value or “NPV”) and our net interest income would change in the event of a range of assumed changes in market interest rates. At March 31, 2017, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience an 11.26% decrease in NPV and a 5.18% decrease in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Changes in the valuation of securities held could adversely affect us.

At March 31, 2017 and December 31, 2016 and 2015, respectively, our securities portfolio totaled $51.9 million, $52.7 million and $82.0 million, which represented 6.6%, 7.1% and 11.7% of total assets. All of the securities in our portfolio are classified as available-for-sale. Accordingly, a decline in the fair value of our securities could cause a material decline in our reported equity and/or net income. At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available-for-sale with a decline in fair value below the amortized cost of the investment to determine whether the impairment is deemed to be other-than-temporary (“OTTI”). For impaired debt securities that are intended to be sold, or more likely than not will be required to be sold, the full amount of market decline is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income net of applicable taxes. A decline in the market value of our securities portfolio could adversely affect our earnings.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of Ponce De Leon Federal Bank—Market Area” and “—Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Ponce De Leon Federal Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and PDL Community Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of Ponce De Leon Federal Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have been given significant discretion in drafting the implementing rules and regulations, many of which are not in final form. As a result, we cannot at this time predict the full extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations. However, in February 2017, the President issued an executive order stating that a policy of his administration would be to make regulations efficient, effective, and appropriately tailored. The executive order directed certain regulatory agencies to review and identify laws and regulations that inhibit federal regulation of the U.S. financial system in a manner consistent with the policies stated in the executive order. Any changes in laws or regulation as a result of this review could result in a repeal, amendment to or delayed implementation of the Dodd-Frank Act.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

Our ability to originate loans could be restricted by recently adopted federal regulations.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage loan. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

In addition, the Dodd-Frank Act requires the Consumer Finance Protection Bureau to adopt rules and publish forms that combine certain disclosures that consumers receive in connection with applying for and closing on certain mortgage loans under the Truth in Lending Act and the Real Estate Settlement Procedures Act. The Consumer Financial Protection Bureau has implemented a final rule to implement this requirement, and the final rule was effective in October 2015.

We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

A final capital rule, effective for Ponce De Leon Federal Bank on January 1, 2015, includes new minimum risk-based capital and leverage ratios and refines the definition of what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6.0% (increased from 4.0%); (iii) a total capital ratio of 8.0% (unchanged from prior rules); and (iv) a Tier I leverage ratio of 4.0%. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount.

We have analyzed the effects of these new capital requirements, and we believe that Ponce De Leon Federal Bank meets all of these new requirements, including the full 2.5% capital conservation buffer as if it had been fully phased in.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the requirements of the Basel Committee on Banking Supervision (“Basel III”) could result in our having to lengthen the term of our funding sources, change our business models or increase our holdings of liquid assets. Specifically, following the completion of the stock offering, Ponce Bank’s ability to pay dividends to PDL Community Bancorp will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit PDL Community Bancorp’s ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses and our determinations with respect to amounts owed for income taxes.

We intend to terminate our pension plan at some point following the completion of the reorganization and offering, although the time of the termination is uncertion, which will reduce our net income in the year of termination.

We intend to terminate the Bank’s pension plan at some point following the completion of the reorganization and offering, although the time of the termination is uncertain. As of March 31, 2017, the Bank estimated that terminating the plan would result in a $1.6 million charge to operations. We intend to use a portion of the proceeds of the offering, anticipated to be $1.6 million, net, to fund the expense associated with the termination of the Bank’s pension plan, which will reduce the amount of proceeds available to support our growth strategy and other business purposes. Because the cost to terminate the pension plan is primarily dependent on the value of the pension plan’s assets and applicable interest rates at the time of the termination of the pension plan, we will not know the actual costs associated with the termination of the pension plan until the date of the termination, and the actual cost could be significantly different from the estimated cost. See “Management—Benefit Plans and Agreements—Pension Plan.”

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Our historical markets, minority and immigrant individuals, may be threatened by gentrification and adverse political developments, which could decrease our growth and profitability.

We believe that our historical strength has been our focus on the minority and immigrant markets. The continuing displacement of minorities due to gentrification of our communities may adversely affect us unless we are able to adapt and increase the acceptance of our products and services by non-minority customers. We may also be unfavorably impacted by political developments adverse to markets that are dependent on immigrant populations.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of PDL Community Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan, the stock-based benefit plans we intend to adopt and our charitable foundation. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted and traded on the Nasdaq Global Market under the symbol “PDLB” upon conclusion of the stock offering, subject to completion of the stock offering and compliance with certain conditions. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by Ponce Bank Mutual Holding Company, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase an amount of shares of our common stock equal to 3.92% of our outstanding shares (including the shares held by Ponce Bank Mutual Holding Company and our charitable foundation), provided that, with approval of the Federal Reserve Board, our employee stock ownership plan may purchase some or all of such shares in the open market following the completion of the offering. If all shares are purchased in the open market at a price of $10.00 per share, the cost of acquiring the shares of common stock for the employee stock ownership plan will be between $4.7 million at the minimum of the offering range and $7.2 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also have adopted an employee stock ownership plan equalization plan in order to provide contributions for certain executives who are prevented from receiving full contributions and allocations under the employee stock ownership plan. This plan will increase our compensation expense, which presently is not quantifiable. It is anticipated that this expense will continue for the same period of time that the employee stock ownership plan is allocating shares of our common stock.

We also intend to adopt one or more stock-based benefit plans after the offering, under which participants would be awarded shares of restricted common stock (at no cost to them) and/or options to purchase shares of our common stock. Under federal regulations, we are authorized to grant awards of stock or options under one or more stock-based benefit plans in an amount up to 25% of the shares of common stock held by persons other than Ponce Bank Mutual Holding Company. The number of shares of common stock or options granted under any initial stock-based benefit plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation.

The shares of restricted common stock granted under the stock-based benefit plans will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based benefit plans are repurchased in the open market (rather than issued directly from authorized but unissued shares by PDL Community Bancorp) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $2.3 million at the minimum of the offering range and $3.6 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares of restricted common stock under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will generally recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in “Management’s Discussion and Analysis”, and based on certain assumptions discussed therein, we estimate this annual expense would be approximately $469,000 on an after-tax basis, assuming we sell 8,308,362 shares in the offering.

The implementation of one or more stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following the reorganization and offering. The stock-based benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Public stockholders would experience a reduction in ownership interest totaling 6.42% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation).

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $25.4 million and $34.7 million of the net proceeds of the offering in Ponce Bank. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by our employee stock ownership plan, incur an expense relating to the termination of the Bank’s pension plan and will contribute $200,000 to our charitable foundation as a part of the initial funding of the charitable foundation. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. Ponce Bank intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and the contribution to our charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require the approval of or non-objection from the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to PDL Community Bancorp, Ponce Bank or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

Persons who purchase stock in the offering will own a minority of PDL Community Bancorp’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Public stockholders will own a minority of the outstanding shares of PDL Community Bancorp’s common stock. As a result, stockholders other than Ponce Bank Mutual Holding Company will not be able to exercise voting control over most matters put to a vote of stockholders. Ponce Bank Mutual Holding Company will own a majority of PDL Community Bancorp’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Ponce Bank will also manage PDL Community Bancorp and Ponce Bank Mutual Holding Company. Our board of directors, officers or Ponce Bank Mutual Holding Company may take action that the public stockholders believe to be contrary to their interests. The only matters as to which stockholders other than Ponce Bank Mutual Holding Company will be able to exercise voting control currently include any proposal to implement one or more stock-based benefit plans or a second-step conversion adopted within the first year after the reorganization is completed. In addition, Ponce Bank Mutual Holding Company may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our stock value may be negatively affected by our mutual holding company structure and federal regulations restricting takeovers.

Ponce Bank Mutual Holding Company, as the majority stockholder of PDL Community Bancorp, will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire PDL Community Bancorp Accordingly, Ponce Bank Mutual Holding Company may prevent the sale of control or merger of PDL Community Bancorp or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of PDL Community Bancorp. The board of directors of Ponce De Leon Federal Bank has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow our board of directors to control the future of PDL Community Bancorp and its subsidiaries. Additionally, although federal regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, such a transaction may be unlikely because of the heightened regulatory scrutiny given to such transactions.

For three years following the offering, federal regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency. Moreover, current Federal Reserve Board and Office of the Comptroller of the Currency policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution, and restricts the terms of permissible acquisitions. See “Restrictions on the Acquisition of PDL Community Bancorp and Ponce Bank” for a discussion of applicable Federal Reserve Board Regulations regarding acquisitions.

The corporate governance provisions in our charter and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that Ponce Bank Mutual Holding Company, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors.

In addition, a section in each of PDL Community Bancorp’s and Ponce Bank’s respective charters will generally provide that, for a period of five years from the closing of the offering, no person, other than Ponce Bank Mutual Holding Company, and, with respect to Ponce Bank, other than Ponce Bank Mutual Holding Company and PDL Community Bancorp, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of PDL Community Bancorp or Ponce Bank held by persons other than Ponce Bank Mutual Holding Company, and, with respect to Ponce Bank, other than PDL Community Bancorp, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our management and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. In particular, we will be limited in our ability to pay dividends to our public stockholders only, under the regulations that have been implemented by the Federal Reserve Board following the enactment of the Dodd-Frank Act with regard to dividend waivers by mutual holding companies. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements”; “— Capital Distributions”; and “—Holding Company Regulation—Waivers of Dividends by Ponce Bank Mutual Holding Company.”

PDL Community Bancorp will depend primarily upon the proceeds it retains from the offering as well as earnings of Ponce Bank to provide funds to pay dividends on our common stock. The payment of dividends by Ponce Bank also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

As a result, any payment of dividends in the future by PDL Community Bancorp will depend, in large part, on Ponce Bank’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

Under current law, if we declare dividends on our common stock, Ponce Bank Mutual Holding Company will be restricted from waiving the receipt of dividends.

PDL Community Bancorp’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If PDL Community Bancorp pays dividends to its stockholders, it also will be required to pay dividends to Ponce Bank Mutual Holding Company, unless Ponce Bank Mutual Holding Company is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would likely be required to be paid to Ponce Bank Mutual Holding Company along with all other stockholders, the amount of dividends available for all other stockholders will be less than if Ponce Bank Mutual Holding Company were to waive the receipt of dividends. PDL Community Bancorp has no present plan or intention to declare dividends on its common stock and no assurance can be given that it will consider the payment of dividends in the future.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

Provisions in the Ponce Bank Mutual Holding Company charter may impede our ability to raise additional capital and may negatively impact the trading value of our stock.

The charter of Ponce Bank Mutual Holding Company requires the affirmative vote of a two-thirds majority of the votes cast at a members meeting to approve any plan of conversion and reorganization and related stock issuance plan of Ponce Bank Mutual Holding Company or Ponce Bank, and its affiliates. These provisions are in addition to the provisions in the Federal Reserve Board regulations that require the approval of such plans by an affirmative vote of two-thirds of Ponce Bank Mutual Holding Company’s board of directors and a majority of the votes eligible to be cast at a meeting of members called to consider such plans. The additional requirement may impede or prevent our ability to raise additional capital in the future by establishing a second member vote threshold that needs to be met prior to undertaking a stock offering. The uncertainty related to the ability to meet the second threshold may negatively impact the trading value of our stock.

Risks Related to the Contribution to our Charitable Foundation

The contribution to our charitable foundation will adversely affect net income in the year we complete the offering.

We intend to establish and fund a charitable foundation in connection with the reorganization and offering. We intend to contribute $200,000 of the gross proceeds raised in the offering and 3.3% of our outstanding shares of common stock to a charitable foundation that we are establishing. The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to our charitable foundation. The after-tax expense of the contribution will reduce net income in the year in which we complete the offering by approximately $3.6 million at the maximum of the offering range.

Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits.

We believe that the contribution to our charitable foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to our charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. It is expected that the value of the contribution of cash and shares will be $5.5 million at the maximum of the offering range, which would result in after-tax expenses of approximately $3.6 million. In the event that the Internal Revenue Service does not grant tax-exempt status to our charitable foundation or the contribution to our charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the full value of the entire contribution.

In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Pursuant to the Internal Revenue Code of 1986, as amended, or the “Code,” an entity is permitted to deduct charitable contributions up to 10.0% of its taxable income prior to the charitable contribution deduction in any one year. Any contribution in excess of the 10.0% limit may be deducted for federal and state income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Our pre-tax income over this period may not be sufficient to fully use this deduction.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the financial statements of Ponce De Leon Federal Bank. The financial condition data at December 31, 2016 and 2015, and the operating data for the years ended December 31, 2016 and 2015 were derived from the audited financial statements of Ponce De Leon Federal Bank included elsewhere in this prospectus. The information at and for the years ended December 31, 2014, 2013 and 2012 was derived in part from audited financial statements that are not included in this prospectus. The information at March 31, 2017 and for the three months ended March 31, 2017 and 2016 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results for all of fiscal 2017 or any other interim period. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At March 31, 2017	At December 31,
		2016	2015	2014	2013	2012
		(In thousands)
Selected Financial Condition Data:
Total assets	$786,253	$744,983	$703,157	$706,414	$730,644	$761,544
Cash and cash equivalents	16,504	11,716	12,694	15,849	12,752	21,141
Available-for-sale securities	51,937	52,690	82,034	100,574	102,305	108,693
Loans held for sale	2,143	2,143	3,303	2,707	5,667	—
Loans receivable, net	677,525	642,148	567,662	543,289	561,623	584,606
Other real estate owned	—	—	76	162	1,059	1,200
Bank premises and equipment, net	25,687	26,028	27,177	28,718	29,891	29,293
Federal Home Loan Bank stock, at cost	2,089	964	1,162	1,267	1,596	1,124
Deposits	655,882	643,078	599,506	599,697	627,060	666,851
Borrowings	28,000	3,000	8,000	10,000	11,000	—
Total capital accounts	93,474	92,992	91,062	89,600	87,711	86,147

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
					(In thousands)
Selected Operating Data:
Interest and dividend income	$8,794	$8,600	$33,741	$33,590	$35,495	$37,162	$41,078
Interest expense	1,496	1,434	5,936	5,650	5,730	7,701	9,504
Net interest income	7,298	7,166	27,805	27,940	29,765	29,461	31,574
Provision (recovery) for loan losses	52	(547)	(57)	353	1,183	3,426	5,132
Net interest income after provision (recovery) for loan losses	7,246	7,713	27,862	27,587	28,582	26,035	26,442
Noninterest income	758	541	2,431	2,462	2,749	3,106	3,042
Noninterest expense	7,096	6,956	27,863	26,216	25,797	24,671	23,970
Income before provision for income taxes	908	1,298	2,430	3,833	5,534	4,470	5,514
Provision for income taxes	345	490	1,005	1,315	2,998	2,015	1,424
Net income	563	808	1,425	2,518	2,536	2,455	4,090

	At or For the Three Months Ended March		At or For the Years Ended December 31,
	2017 (1)	2016 (1)	2016	2015	2014	2013	2012
Performance Ratios:
Return on average assets	0.30%	0.46%	0.20%	0.35%	0.35%	0.33%	0.53%
Return on average equity	2.43%	3.46%	1.53%	2.76%	2.80%	2.79%	4.68%
Interest rate spread (2)	3.88%	4.09%	3.82%	3.96%	4.26%	3.99%	4.16%
Net interest margin (3)	4.09%	4.28%	4.02%	4.14%	4.42%	4.18%	4.36%
Noninterest expense to average assets	3.80%	3.95%	3.84%	3.67%	3.59%	3.30%	3.13%
Efficiency ratio (4)	88.08%	90.26%	92.15%	86.23%	79.34%	75.75%	69.25%
Average interest-earning assets to average interest- bearing liabilities	124.86%	122.55%	123.84%	121.66%	119.27%	117.72%	115.75%
Average equity to average assets	12.38%	12.99%	12.81%	12.78%	12.58%	11.79%	11.41%

Capital Ratios:
Total capital to risk weighted assets (bank only)	18.16%	20.65%	19.21%	20.72%	20.32%	18.85%	17.97%
Tier 1 capital to risk weighted assets (bank only)	16.91%	19.40%	17.96%	19.46%	19.06%	17.59%	16.71%
Common equity Tier 1 capital to risk-weighted assets (bank only)	16.91%	19.40%	17.96%	19.46%	N/A	N/A	N/A
Tier 1 capital to average assets (bank only)	13.08%	13.80%	13.32%	13.67%	13.46%	12.65%	11.86%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.51%	1.61%	1.57%	1.64%	1.71%	1.74%	1.69%
Allowance for loan losses as a percentage of nonperforming loans	134.92%	117.15%	132.15%	99.78%	58.79%	21.80%	17.39%
Net (charge-offs) recoveries to average outstanding loans during the year	0.02%	0.09%	0.13%	(0.06%)	(0.30%)	(0.61%)	(0.48%)
Non-performing loans as a percentage of total loans	1.12%	1.38%	1.19%	1.65%	2.91%	7.98%	9.73%
Non-performing loans as a percentage of total assets	0.98%	1.12%	1.04%	1.35%	2.28%	6.29%	7.59%
Total non-performing assets as a percentage of total assets	0.98%	1.12%	1.04%	1.36%	2.30%	6.38%	7.75%
Total non-performing assets, accruing loans past due 90 days or more, and accruing troubled debt restructured loans as a percentage of total assets	3.29%	3.84%	3.50%	4.19%	5.33%	7.50%	9.25%

Other:
Number of offices	14	14	14	14	14	14	13
Number of full-time equivalent employees	177	172	174	175	164	168	168

(1)	Ratios are annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Ponce De Leon Federal Bank for the periods and at the dates indicated. The data presented at June 30, 2017 and for the three and six months ended June 30, 2017 and 2016 are derived from unaudited financial statements but reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2017 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2017 or for any other period.

	At June 30,	At December 31,
	2017	2016
	(In thousands)
Selected Financial Condition Data:
Total assets	$812,996	$744,983
Cash and cash equivalents	9,495	11,716
Available-for-sale securities	29,668	52,690
Loans held for sale	2,143	2,143
Loans receivable, net	732,521	642,148
Other real estate owned	—	—
Bank premises and equipment, net	25,599	26,028
Federal Home Loan Bank stock, at cost	1,289	964
Deposits	702,405	643,078
Borrowings	8,000	3,000
Total capital accounts	94,674	92,992

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Selected Operating Data:
Interest and dividend income	$9,704	$8,229	$18,497	$16,829
Interest expense	1,621	1,487	3,116	2,920
Net interest income	8,083	6,742	15,381	13,909
Provision (recovery) for loan losses	207	235	259	(312)
Net interest income after provision for loan losses	7,876	6,507	15,122	14,221
Noninterest income	884	671	1,642	1,212
Noninterest expense	6,995	6,965	14,091	13,921
Income before provision for income taxes	1,765	213	2,673	1,511
Provision for income taxes	641	117	986	607
Net income	1,124	96	1,687	904

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2017 (1)	2016 (1)	2017 (1)	2016 (1)
Performance Ratios:
Return on average assets	0.57%	0.05%	0.44%	0.25%
Return on average equity	4.75%	0.41%	3.60%	1.96%
Interest rate spread (2)	4.07%	3.70%	3.98%	3.89%
Net interest margin (3)	4.29%	3.91%	4.19%	4.09%
Noninterest expense to average assets	3.56%	3.84%	3.68%	3.90%
Efficiency ratio (4)	78.02%	93.96%	82.78%	92.06%
Average interest-earning assets to average interest- bearing liabilities	125.73%	124.15%	125.30%	123.29%
Average equity to average assets	12.03%	12.82%	12.20%	12.90%

Capital Ratios:
Total capital to risk weighted assets (bank only)	17.34%	19.94%	17.34%	19.94%
Tier 1 capital to risk weighted assets (bank only)	16.09%	18.68%	16.09%	18.68%
Common equity Tier 1 capital to risk-weighted assets (bank only)	16.09%	18.68%	16.09%	18.68%
Tier 1 capital to average assets (bank only)	12.70%	13.46%	12.70%	13.46%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.43%	1.62%	1.43%	1.62%
Allowance for loan losses as a percentage of nonperforming loans	138.27%	120.90%	138.27%	120.90%
Net (charge-offs) recoveries to average outstanding loans during the year	0.01%	0.01%	0.03%	0.10%
Non-performing loans as a percentage of total loans	1.04%	1.34%	1.04%	1.34%
Non-performing loans as a percentage of total assets	0.95%	1.11%	0.95%	1.11%
Total non-performing assets as a percentage of total assets	0.95%	1.11%	0.95%	1.11%
Total non-performing assets, accruing loans past due 90 days or more, and accruing troubled debt restructured loans as a percentage of total assets	3.05%	3.68%	3.05%	3.68%

Other:
Number of offices	14	14	14	14
Number of full-time equivalent employees	178	176	178	176

(1)	Ratios are annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at June 30, 2017 and December 31, 2016

Total Assets. Total assets were $813.0 million at June 30, 2017, an increase of $68.0 million, or 9.1%, when compared to $745.0 million at December 31, 2016. The increase was primarily attributable to an increase in net loans receivable of $90.4 million. The growth in loans was predominately in adjustable-rate mortgages.

Cash and Cash Equivalents. Cash and cash equivalents decreased $2.2 million, or 18.9%, to $9.5 million at June 30, 2017, when compared to $11.7 million at December 31, 2016. The decrease in cash and cash equivalents was primarily driven by the use of such funds to fund, in part, the loan growth experienced.

Net Loans Receivable. Net loans receivable (which excludes $2.1 million of loans held for sale) increased $90.4 million, or 14.1%, to $732.5 million at June 30, 2017 from $642.1 million at December 31, 2016. During the six months ended June 30, 2017, we originated $128.1 million of loans, $53.5 million of which were one-to-four family residential loans, $43.1 million were non-residential loans, of which $22.8 million were multi-family loans, $7.0 million were land and construction loans, $1.4 million were business loans and the remaining $255,000 were consumer loans. Principal repayments and other credits to net loans receivable for the six months ended June 30, 2017 were $37.7 million.

During the six months ended June 30, 2017, one-to-four family investor owned residential real estate loans increased $29.6 million, or 13.0%, to $257.0 million at June 30, 2017 from $227.4 million at December 31, 2016; one-to-four family owner occupied residential real estate loans increased $2.3 million or 2.4%, to $99.9 million at June 30, 2017 from $97.6 million at December 31, 2016; multi-family loans increased $14.0 million, or 8.8%, to $172.2 million at June 30, 2017 from $158.2 million at December 31, 2016; nonresidential mortgages increased $34.2 million, or 28.1%, to $155.7 million at June 30, 2017 from $121.5 million at December 31, 2016; construction and land loans increased $11.8 million, or 38.8%, to $42.1 million at June 30, 2017 from $30.3 million at December 31, 2016. Business loans decreased $1.1 million or 6.8% to $14.7 million at June 30, 2017 from $15.7 at December 31, 2016. Consumer loans remained relatively unchanged.

Available-for-Sale Securities. Available-for-sale securities, consisting primarily of U.S. Government agency sponsored securities, as well as mortgage-backed securities and, to a lesser extent, certificates of deposit decreased $23.0 million, or 43.7% to $29.7 million at June 30, 2017 from $52.7 million at December 31, 2016. The decrease was primarily driven by $20.4 million of securities sold, with the funds used to fund, in part, the growth in the loan portfolio.

Deposits. Total deposits increased $59.3 million, or 9.2%, to $702.4 million at June 30, 2017 from $643.1 million at December 31, 2016. The increase was primarily due to increases in certificates of deposits of $36.8 million, or 10.0%, to $405.5 million at June 30, 2017 from $368.7 million at December 31, 2016 and demand accounts of $12.3 million, or 15.6%, to $91.1 million at June 30, 2017 from $78.8 million at December 31, 2016. In addition, money market accounts increased $6.3 million, or 14.7%, to $49.1 million at June 30, 2017 from $42.8 million at December 31, 2016. The increase in certificates of deposit was mainly due to $39.5 million in brokered deposits and $14.0 million in listing service deposits while the increase in demand deposits is mainly due to an increase of $11.3 million in commercial checking accounts offset by maturities and draws during the period. Brokered and listing service deposits are alternative funding sources that have previously been available to the Bank, but have not historically been used as a funding source. Deposits obtained through a listing service are not considered brokered because the listing service does not engage in the business of placing deposits; it simply compiles information about interest rates offered on certificates of deposit by other insured depository institutions, then makes the list available to subscribing financial institutions. The brokered and listing service certificates of deposit provide the Bank an alternative funding source to fund loan growth and to lock in interest rates and complementary maturity structures in a rising rate environment.

Total Capital. Total capital increased $1.7 million, or 1.8%, to $94.7 million at June 30, 2017 from $93.0 million at December 31, 2016. The increase resulted primarily from net income for the six months ended June 30, 2017 of $1.7 million.

Comparison of Operating Results for the Three Months Ended June 30, 2017 and June 30, 2016

General. Our net income for the quarter ended June 30, 2017 was $1.1 million compared to net income of $96,000 for the quarter ended June 30, 2016, an increase of $1.0 million. The increase was primarily due to a $1.3 million increase in net interest income, a $213,000 increase in non-interest income; partially offset by an increase in income tax expense of $524,000.

Interest Income. Interest and dividend income increased $1.5 million, or 17.9%, to $9.7 million for the quarter ended June 30, 2017 from the comparable quarter in 2016. Interest income on loans increased $1.7 million primarily due to a $111.7 million increase in the average balance of loans during the second quarter of 2017 compared to the same quarter in 2016. Interest income on securities available-for-sale decreased $200,000 primarily due to a 43 basis point decrease in average yield on the securities portfolio and a $44.8 million decrease in the average balance of the securities portfolio during the quarter ended June 30, 2017 mainly due to $20.4 million of securities sold in order to help fund the growth in the loan portfolio.

Interest Expense. Total interest expense increased $134,000 or 9.0%, to $1.6 million for the quarter ended June 30, 2017 from $1.5 million for the quarter ended June 30, 2016. Interest expense on deposit accounts increased $102,000 or 6.9%, to $1.6 million for the quarter ended June 30, 2017 from $1.5 million for the quarter ended June 30, 2016. The increase between comparable quarters in 2017 and 2016 was primarily due to a $33,000 increase in interest expense on certificates of deposit resulting from a $3.0 million, or 0.8%, increase in the average balance of these certificates. Interest expense on savings accounts increased $55,000 during the quarter ended June 30, 2017, and interest expense on checking and money market accounts increased $14,000 from the comparable quarter in 2016. The increases in interest expense in the deposit portfolios reflect the interest rate environment that the Bank is currently operating within.

Interest expense on FHLB advances increased $32,000 and the average balance of advances increased $10.6 million for the three months ended June 30, 2017, as compared to the same three month period in 2016, while the average cost of these advances was 1.21%. The Bank did not have any advances outstanding for the three month period ended June 30, 2016. The increase in the average balance of advances is due to management utilizing FHLB advances in 2017 as a funding source for loan originations.

Net Interest Income. Net interest income increased $1.3 million, or 19.9%, to $8.1 million for the quarter ended June 30, 2017 compared to $6.7 million for the quarter ended June 30, 2016, primarily as a result of increasing loan volumes combined with higher yields on the overall loan portfolio. While interest expense on interest-bearing liabilities increased due to increased volumes, the cost of the overall interest-bearing liabilities remained essentially unchanged. Average interest-earning assets increased $62.2 million primarily due to a $111.7 million increase in average outstanding loans during the quarter. Interest-bearing liabilities increased $42.4 million from the same quarter in 2016 due to the funding needed for the increase in lending experienced during the second quarter of 2017. The interest rate spread increased 37 basis points to 4.07% for the quarter ended June 30, 2017 from 3.70% for the comparable quarter in 2016. Our net interest margin increased 38 basis points to 4.29% for the second quarter of 2017 from 3.91% for the quarter ended June 30, 2016.

Provision for Loan Losses. The provision for loan losses decreased $28,000, or 11.9%, to $207,000 for the quarter ended June 30, 2017 from $235,000 for the same quarter in 2016. The decrease in the provision for loan losses was due to the improving quality of the loan portfolio as total delinquencies and the level of nonperforming loans decreased.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at June 30, 2017. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses and as a result of such reviews we may determine to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-Interest Income. Non-interest income increased $213,000, or 31.7%, to $884,000 for the quarter ended June 30, 2017 from $671,000 for the comparable quarter in 2016. The increase was due to an increase in loan volume during the second quarter of 2017 compared to the same quarter in 2016, which resulted in increased loan fees of $156,000 and increased brokerage commissions of $98,000. Other non-interest income decreased $37,000, or 12.6%, to $256,000 and service fees decreased $4,000, or 1.7%, during the second quarter of 2017 compared to the same quarter in 2016.

Non-Interest Expense. Non-interest expense increased $30,000 or 0.4%, to $7.0 million for the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016. The increase was due in part to a $268,000, or 7.3%, increase in salary and employee benefits to $4.0 million in the second quarter of 2017 from $3.7 million for the comparable quarter in 2016 caused by staffing demands, normal salary increases and an increase in the cost of medical insurance coverage. Data processing expense increased $37,000 or 9.7%, to $418,000 during the quarter ended June 30, 2017 from $381,000 for the quarter ended June 30, 2016, mainly due to ongoing improvements in products and technologies. Other non-interest expense decreased $312,000 or 20.3%, to $1.2 million during the second quarter of 2017 from $1.5 million for the comparable quarter in 2016 due primarily to decreased costs related to the lending function.

Income Tax Expense. Income tax expense, which is primarily based on operating results, increased $524,000 due to increased net income for the quarter ended June 30, 2017.

Comparison of Operating Results for the Six Months Ended June 30, 2017 and June 30, 2016

General. Our net income for the six months ended June 30, 2017 was $1.7 million compared to net income of $904,000 for the six months ended June 30, 2016, an increase of $783,000 or 86.6%. The increase was primarily due to a $1.5 million increase in net interest income and a $430,000 increase in non-interest income. These increases were partially offset by a $570,000 increase in the loan loss provision, an increase in non-interest expense of $170,000 and an increase in income tax expense of $379,000 during the first six months of 2017.

Interest Income. Interest and dividend income increased $1.7 million, or 9.9%, to $18.5 million for the six months ended June 30, 2017 from $16.8 million for the comparable six months in 2016. Interest income on loans increased $2.0 million primarily due to a $97.0 million increase in the average balance of loans during the first six months of 2017 compared to the same six month period in 2016, partially offset by a 19 basis point decrease in the average yield on loans. Interest income on securities available-for-sale decreased $321,000 primarily due to a 22 basis point decrease in average yield on the securities portfolio combined with a $37,000 decrease in the average balance mainly attributable to $20.4 million in sales of securities during the six months ended June 30, 2017. Interest income on other investments increased $17,000 in the first six months of 2017 compared to the same period in 2016.

Interest Expense. Total interest expense increased $196,000, or 6.7%, to $3.1 million for the six months ended June 30, 2017 from $2.9 million for the six months ended June 30, 2016. Interest expense on deposit accounts increased $141,000 or 4.9%, to $3.1 million for the six months ended June 30, 2017 from $2.9 million for the six months ended June 30, 2016. The increase between comparable six month periods in 2017 from 2016 was primarily due to increases in interest expense on savings accounts of $109,000 and on checking and money market accounts of $19,000. Certificates of deposit interest expense remained unchanged at $2.7 million. The increases in interest expense in the deposit portfolios reflect the interest rate environment that the Bank is currently operating within.

Interest expense on FHLB advances increased $54,000 or 771.4%, to $61,000 for the six months ended June 30, 2017 from $7,000 for the six months ended June 30, 2016. The average balance of advances increased $9.8 million to $11.8 million for the six months ended June 30, 2017 from $2.0 million for the same six month period in 2016, while the average cost of these advances increased 40 basis points to 1.04% from 0.64%. The increase in the average balance of advances is due to management utilizing advances as a funding source for loan originations.

Net Interest Income. Net interest income increased $1.5 million or 10.6%, to $15.4 million for the six months ended June 30, 2017 compared to $13.9 million for the six months ended June 30, 2016, primarily as a result of increasing loan volumes offset by a lower yield on the overall loan portfolio. While interest expense on interest-bearing liabilities increased due to increased volumes, the cost of overall interest-bearing liabilities remained essentially unchanged. Average interest-earning assets increased $56.7 million primarily due to a $97.0 million increase in average loans outstanding during the six months ended June 30, 2017. Interest-bearing liabilities increased $36.0 million from the comparable six month period in 2016 in order to help fund the increase in lending experienced during the first six months of 2017. The interest rate spread increased 9 basis points to 3.98% for the six months ended June 30, 2017 from 3.89% for the comparable six months in 2016. Our net interest margin increased 10 basis points to 4.19% for the first six months of 2017 from 4.09% for the six months ended June 30, 2016.

Provision for Loan Losses. The provision for loan losses increased $571,000, or 183.0%, to $259,000 for the six months ended June 30, 2017 from a recovery of $312,000 for the same six month period in 2016.

Non-Interest Income. Non-interest income increased $430,000 or 35.5%, to $1.6 million for the six months ended June 30, 2017 from $1.2 million for the comparable six months in 2016. The increase was due primarily to a loan held for sale which was sold in March 2016 with a loss of $116,000, which reduced other non-interest income by such amount for the six months ended June 30, 2016. During the six months ended June 30, 2017, other non-interest income increased $106,000, or 30.3%, to $456,000, compared to $350,000 for the same period in 2016.

Non-Interest Expense. Non-interest expense increased $170,000 or 1.2%, to $14.1 million for the six months ended June 30, 2017 compared to $13.9 million for the six months ended June 30, 2016. The increase was due in part to a $432,000 or 5.9%, increase in salary and employee benefits to $7.8 million in the six months ended June 30, 2017 from $7.4 million for the comparable six month period in 2016 caused by staffing demands, normal salary increases and an increase in the cost of medical insurance coverage. Occupancy expense remained essentially unchanged at $2.8 million for the six months ended June 30, 2017 and June 30, 2016. Data processing expenses increased $81,000, or 10.3%, to $866,000 during the six months ended June 30, 2017 from $785,000 for the six months ended June 30, 2016. The increase was mainly due to the ongoing improvements in products and technologies. Insurance and surety bond premiums decreased $111,000, or 40.8%, to $161,000 for the six months ended June 30, 2017 from $272,000 for the six months ended June 30, 2016. FDIC deposit insurance premiums decreased $320,000, or 72.1%, to $124,000 for the six months ended June 30, 2017 from $444,000 for the six months ended June 30, 2016. Both of these decreases were due to upgrades in regulatory risk categories. Other non-interest expenses increased $33,000, or 1.4%, to $2.3 million during the six months ended June 30, 2017 from the comparable six month period in 2016.

Income Tax Expense. Income tax expense, which is primarily based on operating results, increased $379,000 due to increased net income for the six months ended June 30, 2017.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we may own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $50.8 million and $69.5 million, or $80.2 million if the offering is increased by 15%, assuming in each case all shares are sold in the subscription offering and the community offering.

PDL Community Bancorp intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	5,339,969 Shares at Minimum of OfferingRange		6,282,316 Shares at Midpoint of Offering Range		7,224,663 Shares at Maximum of Offering Range		8,308,362 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$53,400		$62,823		$72,247		$83,084
Less: offering expenses	(2,601)		(2,687)		(2,773)		(2,872)

Net offering proceeds	$50,799	100%	$60,136	100%	$69,474	100%	$80,212	100%

Less:
Proceeds to Ponce Bank	$25,400	50	$30,068	50	$34,737	50	$40,106	50
Proceeds contributed to charitable foundation	200	0.4	200	0.3	200	0.3	200	0.2
Proceeds used for loan to employee stock ownership plan (2)	4,652	9.2	5,473	9.1	6,293	9.1	7,238	9.0
Expense relating to termination of pension plan, net	1,639	3.2	1,639	2.7	1,639	2.4	1,639	2.0

Proceeds retained by PDL Community Bancorp	$18,908	37.2%	$22,757	37.8%	$26,604	38.3%	$31,029	38.8%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation). The loan will be repaid principally through Ponce Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15 year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Ponce Bank’s deposits. Ponce Bank will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by PDL Community Bancorp

PDL Community Bancorp:

•	intends to initially invest the proceeds that it retains in interest earning deposits and in securities, including securities issued by the U. S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Ponce Bank—Investment Activities;”

•

may, in the future, use a portion of the proceeds that it retains to pay cash dividends or to repurchase shares of our common stock, although under current federal regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval;

•	may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions or other financial services businesses, although no specific transactions are being considered at this time and no specific expansion is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

Use of Proceeds Received by Ponce Bank

Ponce Bank:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	intends to use a portion of the proceeds received to fund new residential mortgage loans, nonresidential real estate loans, construction and land loans and business and consumer loans, in accordance with our business plan and lending guidelines. See “Business of Ponce De Leon Federal Bank—Lending Activities;”

•	may use a portion of the proceeds received to support new loan, deposit and other financial products and services, including SBA and CDFI loans, if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•	may invest a portion of the proceeds received in securities issued by the U. S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Ponce De Leon Federal Bank—Investment Activities;”

•	may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions, branch offices or other financial services businesses, or establishing new branches or loan production offices, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We have no current plan or intention to pay cash dividends to our stockholders. However, if in the future the board of directors considers the payment of dividends, the payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; and general economic conditions. No assurance can be given that the board of directors will ever consider the payment of dividends and shareholders should have no expectation of such.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. We have no current plan or intention to pay dividends. However, should the board of directors in the future determine to consider the payment of dividends, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. In addition, Ponce Bank’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

We will file a consolidated federal tax return with Ponce Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the stock offering, we may not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of PDL Community Bancorp—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Ponce Bank, because initially we will have no source of income other than dividends from Ponce Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by PDL Community Bancorp and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Ponce Bank to PDL Community Bancorp that would be deemed to be drawn out of Ponce Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Ponce Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Ponce Bank does not intend to make any distribution to PDL Community Bancorp that would create such a federal tax liability. See “Taxation.”

If PDL Community Bancorp should ever pay dividends to its stockholders, it will likely pay dividends to Ponce Bank Mutual Holding Company. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, we do not anticipate that, should a dividend ever be paid, Ponce Bank Mutual Holding Company will waive dividends paid by PDL Community Bancorp. See “Risk Factors—Risks Related to the Offering—Under current law, if we declare dividends on our common stock, Ponce Bank Mutual Holding Company will be restricted from waiving the receipt of dividends.”

MARKET FOR THE COMMON STOCK

PDL Community Bancorp is a to-be-formed company and has never issued capital stock. Ponce De Leon Federal Bank, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. PDL Community Bancorp expects that its common stock will be traded on the Nasdaq Global Market under the symbol “PDLB”.

In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Raymond James & Associates, Inc. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so or to continue to do so if it begins. Raymond James & Associates, Inc. also may assist us, if needed, in obtaining other market makers after the offering. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2017, Ponce De Leon Federal Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Ponce De Leon Federal Bank at March 31, 2017, and the pro forma equity capital and regulatory capital of Ponce Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Ponce Bank of 50% of the net proceeds. See “How We Intend to Use the Proceeds from the Offering.”

			Pro Forma at March 31, 2017, Based Upon the Sale in the Offering of (1)
	Ponce De Leon Federal Bank Historical at March 31, 2017		5,339,969 Shares		6,282,316 Shares		7,224,663 Shares		8,308,362 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$93,474	11.89%	$111,696	13.76%	$115,133	14.11%	$118,571	14.45%	$122,523	14.83%
Tier 1 leverage capital	$99,803	13.08%	$118,025	14.97%	$121,462	15.32%	$124,900	15.66%	$128,852	16.05%
Tier 1 leverage capital requirement	38,153	5.00%	39,413	5.00%	39,647	5.00%	39,880	5.00%	40,148	5.00%

Excess	$61,650	8.08%	$78,612	9.97%	$81,815	10.32%	$85,020	10.66%	$88,704	11.05%

Tier 1 risk-based capital (4)	$99,803	16.91%	$118,025	19.82%	$121,462	20.37%	$124,900	20.91%	$128,852	21.54%
Tier 1 risk-based requirement	$47,224	8.00%	47,627	8.00%	47,701	8.00%	47,776	8.00%	47,862	8.00%

Excess	$52,579	8.91%	$70,398	11.82%	$73,761	12.37%	$77,124	12.91%	$80,990	13.54%

Total risk-based capital (4)	$107,219	18.16%	$125,441	21.07%	$128,878	21.61%	$132,316	22.16%	$136,268	22.78%
Total risk-based requirement	$59,029	10.00%	$59,533	10.00%	$59,627	10.00%	$59,720	10.00%	$59,828	10.00%

Excess	$48,190	8.16%	$65,908	11.07%	$69,251	11.61%	$72,596	12.16%	$76,440	12.78%

Common equity tier 1 risk-based capital (4)	$99,803	16.91%	$118,025	19.82%	$121,462	20.37%	$124,900	20.91%	$128,852	21,54%
Common equity tier 1 risk-based requirement	38,369	6.50%	38,697	6.50%	38,757	6.50%	38,818	6.50%	38,888	6.50%

Excess	$61,434	10.41%	$79,328	13.32%	$82,705	13.87%	$86,082	14.41%	$89,964	15.04%

Reconciliation of capital infused into Ponce Bank:
Net offering proceeds to Ponce Bank			$25,400		$30,068		$34,737		$40,106
Less: Common stock acquired by employee stock ownership plan			(4,652)		(5,473)		(6,293)		(7,238)
Less: Common stock acquired for stock-based benefit plans			(2,326)		(2,736)		(3,147)		(3,619)
Less: Assets retained by Ponce Bank Mutual Holding Company adjustment			(200)		(200)		(200)		(200)

Pro forma increase			$18,222		$21,659		$25,097		$29,049

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our total outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) with funds we lend and that PDL Community Bancorp purchases 1.96% of our total outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) for one or more stock based benefit plans for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management - Employee Stock Ownership Plan”.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of Ponce De Leon Federal Bank at March 31, 2017, and the pro forma consolidated capitalization of PDL Community Bancorp after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	Ponce De Leon Federal Bank Historical Capitalization at March 31, 2017	Pro Forma Consolidated Capitalization at March 31, 2017 of PDL Community Bancorp Based Upon the Sale for $10.00 Per Share of
		5,339,969 Shares	6,282,316 Shares	7,224,663 Shares	8,308,362 Shares (1)
		(Dollars in thousands)
Deposits (2)	$655,882	$655,882	$655,882	$655,882	$655,882
Borrowings	28,000	28,000	28,000	28,000	28,000

Total deposits and borrowings	$683,882	$683,882	$683,882	$683,882	$683,882

Stockholders’ equity:
Preferred Stock, $0.01 par value per share:10,000,000 shares authorized (post offering);none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share: 50,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	119	140	161	185
Additional paid-in capital (3)	—	54,596	64,603	74,611	86,120
Retained earnings (4)	99,805	99,805	99,805	99,805	99,805
Tax benefit of contribution to charitable foundation	—	1,399	1,634	1,869	2,140
Accumulated other comprehensive income	(227)	(227)	(227)	(227)	(227)
Less:
Assets retained by Ponce Bank Mutual Holding Company (5)		(200)	(200)	(200)	(200)
Common stock acquired by employee stock ownership plan (6)		(4,652)	(5,473)	(6,293)	(7,238)
Common stock acquired for stock-based benefit plans (7)		(2,326)	(2,736)	(3,147)	(3,619)
Expense of contribution of stock to charitable foundation	—	(3,916)	(4,607)	(5,298)	(6,093)
Expense of cash contribution to charitable foundation (5)	—	(200)	(200)	(200)	(200)
Defined benefit pension liabilities, net of taxes	(6,104)	(6,104)	(6,104)	(6,104)	(6,104)
Expense relating to termination of pension plan, net (8)	—	(1,639)	(1,639)	(1,639)	(1,639)

Total stockholders’ equity	$93,474	$136,655	$144,996	$153,338	$162,930
Total tangible stockholders’ equity	$93,474	$136,655	$144,996	$153,338	$162,930
Pro forma shares outstanding:
Shares offered for sale	—	5,339,969	6,282,316	7,224,663	8,308,362
Shares issued to Ponce Bank Mutual Holding Company	—	6,135,031	7,217,684	8,300,337	9,545,388
Shares issued to charitable foundation	—	391,598	460,703	529,808	609,279
Total shares outstanding (7)	—	11,866,598	13,960,703	16,054,808	18,463,029
Total stockholders’ equity as a percentage of pro forma total assets	11.89%	16.48%	17.31%	18.12%	19.04%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	No effect has been given to the issuance of additional shares of common stock pursuant to stock options under one or more stock-based benefit plans that PDL Community Bancorp expects to adopt. The plan of reorganization permits PDL Community Bancorp to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the shares of common stock held by persons other than Ponce Bank Mutual Holding Company and our charitable foundation. If the plans are implemented within one year following the completion of the offering, up to 4.90% and 1.96% of PDL Community Bancorp outstanding shares of common stock (including shares issued to Ponce Bank Mutual Holding Company and contributed to our charitable foundation) will be reserved for issuance upon the exercise of stock option and for issuance as restricted stock awards, respectively. See “Management—Benefits to be Considered Following Completion of the Stock Offering”.
(4)	The retained earnings of Ponce Bank will be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”
(5)	Pro forma stockholders’ equity reflects a $200,000 initial capitalization of Ponce Bank Mutual Holding Company and a $200,000 contribution to our charitable foundation.
(6)	Assumes that 3.92% of the shares of common stock outstanding following the reorganization and offering (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from PDL Community Bancorp. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Ponce Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Employee Stock Ownership Plan.”

(continued from previous page)

(7)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the offering (including shares of common stock issued to Ponce Bank Mutual Holding Company and to our charitable foundation) are purchased in the open market by PDL Community Bancorp for stock awards under one or more stock-based benefit plans and, further, that all of such shares will be subsequently awarded and will eventually vest according to the terms of such awards. The shares of common stock to be purchased by PDL Community Bancorp for the stock-based benefit plans are reflected as a reduction of stockholders’ equity and all of such shares are deemed to be outstanding. See “Pro Forma Data” and “Management—Benefits to be Considered Following Completion of the Stock Offering.” The plan of reorganization permits PDL Community Bancorp to adopt one or more stock-based benefit plans that award stock or stock options, in an aggregate amount up to 25% of the shares of common stock held by persons other than Ponce Bank Mutual Holding Company. The stock-based benefit plans will not be implemented for at least six months after the reorganization and offering and not until they have been approved by stockholders.
(8)	Assumes that subsequent to the reorganization and offering, we will terminate our pension plan. See “Management—Benefit Plans and Agreements—Pension Plan.”

PRO FORMA DATA

The following tables summarize historical data of Ponce De Leon Federal Bank and pro forma data of PDL Community Bancorp at and for the three months ended March 31,2017 and at and for the year ended December 31, 2016. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15.0% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed and may vary from our estimates.

Net proceeds indicated in the following tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	our employee stock ownership plan will purchase 3.92% of the total shares of common stock issued in the offering (including shares of common stock issued to Ponce Bank Mutual Holding Company and contributed to our charitable foundation) with a loan from PDL Community Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 15 years;

•	Raymond James & Associates, Inc. will receive a marketing fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings. Shares purchased by our employee stock ownership plan or by our officers, directors and employees, and their immediate families and shares contributed to our charitable foundation will not be included in calculating the shares of common stock sold for this purpose;

•	a contribution of $200,000 and 3.3% of our outstanding shares of common stock will be made to the charitable foundation;

•	an expense of $1.6 million, net, to fund the termination of the Bank’s pension plan; and

•	expenses of the offering, other than fees to be paid to Raymond James & Associates, Inc., will be approximately $2.0 million.

We calculated pro forma consolidated net income for the three months ended March 31, 2017 and the year ended December 31, 2016, as if the estimated net proceeds had been invested at an assumed interest rate of 1.93% (1.27% on an after-tax basis). This represents the yield on the five-year United States Treasury Note at March 31, 2017, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulators.

We calculated historical and pro forma per share amounts by dividing historical and pro forma consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of shareholder approval, we have assumed that PDL Community Bancorp will acquire for restricted stock awards a number of shares of common stock equal to 1.96% of the outstanding shares of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that options to acquire shares of common stock equal to 4.9% of the outstanding shares of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) will be granted under a stock-based benefit plan. In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of 10 years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.83 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 13.73% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 2.40%.

We may grant options and award shares of common stock under a stock-based benefit plan in excess of 4.9% and 1.96%, respectively, of the outstanding shares of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) if the stock-based benefit plan is adopted more than one year following the offering.

In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plan is adopted more than one year following the offering.

As discussed under the section of this prospectus entitled “How We Intend To Use The Proceeds From The Offering,” we intend to contribute 50% of the net proceeds to Ponce Bank, to contribute a portion of the net proceeds to our charitable foundation, and to fund a loan to the employee stock ownership plan with a portion of the net proceeds. We intend to retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with generally accepted accounting principles. We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders’ equity does not give effect to the impact of intangible assets or the liquidation account we will establish in the reorganization.

	At or For the Three Months Ended March 31, 2017 Based Upon the Sale at $10.00 Per Share of
	5,339,969 Shares (Minimum of Offering Range)	6,282,316 Shares (Midpoint of Offering Range)	7,224,663 Shares (Maximum of Offering Range)	8,308,362 Shares (Adjusted Maximum of Offering Range) (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering:	$53,400	$62,823	$72,247	$83,084
Less—Expenses	2,601	2,687	2,773	2,872

Estimated net proceeds	$50,799	$60,136	$69,474	$80,212
Less: Expense related to termination of pension plan, net	(1,639)	(1,639)	(1,639)	(1,639)
Less: Cash contribution to charitable foundation	(200)	(200)	(200)	(200)
Less: Common Stock purchased by employee stock ownership plan (2)	(4,652)	(5,473)	(6,293)	(7,238)
Less: Common Stock awarded under equity incentive plan (3)	(2,326)	(2,736)	(3,147)	(3,619)

Estimated net proceeds as adjusted	$41,982	$50,089	$58,195	$67,517

Net Income:
Historical	$563	$563	$563	$563
Pro forma interest income on adjusted net proceeds	134	160	185	215
Pro forma capitalization of Ponce Bank Mutual Holing Company adjustment	(1)	(1)	(1)	(1)
Pro forma employee stock ownership plan adjustment (2)	(51)	(60)	(69)	(80)
Pro forma stock award adjustment (3)	(77)	(90)	(104)	(120)
Pro form stock option adjustment (4)	(75)	(89)	(102)	(117)

Pro forma net income:	$493	$483	$473	$461

Per basic share net income:
Historical	$0.05	$0.04	$0.04	$0.03
Pro forma interest income on adjusted net proceeds	0.01	0.01	0.01	0.01
Pro forma capitalization of Ponce Bank Mutual Holing Company adjustment	0.00	0.00	0.00	0.00
Pro forma employee stock ownership plan adjustment (2)	0.00	0.00	0.00	0.00
Pro forma stock award adjustment (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option adjustment (4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per basic share (5)	$0.04	$0.03	$0.03	$0.02
Offering price as a percentage of proform stockholders’ equity per share	62.50%	83.33%	83.33%	125.00%
Number of shares outstanding for pro forma net income per share calculations (5)	11,409,180	13,422,564	15,435,948	17,751,340

	At or For the Three Months Ended March 31, 2017 Based Upon the Sale at $10.00 Per Share of
	5,339,969 Shares (Minimum of Offering Range)	6,282,316 Shares (Midpoint of Offering Range)	7,224,663 Shares (Maximum of Offering Range)	8,308,362 Shares (Adjusted Maximum of Offering Range) (1)
	(Dollars in thousands, except per share amounts)

Stockholders’ equity:
Historical	$93,474	$93,474	$93,474	$93,474
Estimated net proceeds	50,799	60,136	69,474	80,212
Less: Capitalization of Ponce Bank Mutual Holding Company	(200)	(200)	(200)	(200)
Less: Expense related to termination of pension plan, net	(1,639)	(1,639)	(1,639)	(1,639)
Plus: Market value of shares issues to charitable foundation	3,916	4,607	5,298	6,093
Less: Expense of contribution of stock to charitable foundation (6)	(3,916)	(4,607)	(5,298)	(6,093)
Less: Expense of cash contribution to charitable foundation (6)	(200)	(200)	(200)	(200)
Plus: Tax benefit of contribution to charitable foundation	1,399	1,634	1,869	2,140
Less: Common stock acquired by employee stock ownership plan	(4,652)	(5,473)	(6,293)	(7,238)
Less: Common stock awarded under equity incentive plan (3)(4)	(2,326)	(2,736)	(3,147)	(3,619)

Pro forma stockholders’ equity	$136,655	$144,996	$153,338	$162,930

Intangible assets	(3)	(3)	(3)	(3)

Pro forma tangible stockholders’ equity	$136,652	$144,993	$153,335	$162,927

Stockholders’ equity per share:
Historical	$7.88	$6.70	$5.82	$5.06
Estimated net proceeds	4.28	4.31	4.32	4.34
Less: Capitalization of Ponce Bank Mutual Holding Company	(0.02)	(0.01)	(0.01)	(0.01)
Less: Expense related to termination of pension plan, net	(0.14)	(0.12)	(0.10)	(0.09)
Plus: Market value of shares issued to charitable foundation	0.33	0.33	0.33	0.33
Less: Expense of contribution of stock to charitable foundation	(0.33)	(0.33)	(0.33)	(0.33)
Less: Expense of cash contribution to charitable foundation	(0.02)	(0.01)	(0.01)	(0.01)
Plus: Tax benefit of contribution to charitable foundation	0.12	0.12	0.12	0.12
Less: Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Less: Common stock awarded under equity incentive plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$11.51	$10.38	$9.55	$8.82

Intangible assets	0.00	0.00	0.00	0.00

Pro forma tangible stockholders’ equity per share	$11.51	$10.38	$9.55	$8.82

Offering price as a percentage of pro forma shareholders’ equity per share	86.88%	96.34%	104.71%	113.38%

Offering price as a percentage of pro forma tangible stockholders’ equity per share	86.88%	96.34%	104.71%	113.38%

Number of shares outstanding for pro forma book value per share calculation	11,866,598	13,960,703	16,054,808	18,463,029

(1)	As adjusted to give effect to an increase in the number of shares which could occur due a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)

Assumes that 3.92% of the outstanding shares of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed from PDL Community Bancorp at a fixed-rate per annum equal to the Wall Street Journal prime rate on the closing of the offering. Ponce Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt, based upon 15 equal annual installments of principal and interest. Accounting Standard Codification. or “ASC” 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in 15 equal annual installments, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income assumes that 7,753, 9,121, 10,489 and 12,063 shares were committed to be released during the three months ended March 31, 2017 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In accordance with ASC 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by PDL Community Bancorp’s shareholders, one or more stock-based benefit plans may issue an aggregate number of shares of common stock equal to 1.96% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the reorganization). Shareholder approval of the stock-based benefit plans and purchases may not occur earlier than six months following the completion of the reorganization. The shares may be acquired directly from PDL Community Bancorp or through open market purchases. The funds to be used by the stock-based benefit plan to purchase the shares will be provided by PDL Community Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share; (ii) 20.0% of the amount contributed to the stock-based benefit plan is amortized as an expense during the fiscal year and (iii) the stock-based benefit plan expense reflects an effective combined federal and state tax rate of 34.0%. Assuming shareholder approval of the stock-based benefit plan and that shares of common stock equal to 1.96% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 1.9%.
(4)	If approved by PDL Community Bancorp’s shareholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 4.9% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the reorganization). Shareholder approval of the stock-based benefit plan may not occur earlier than six months following the completion of the reorganization. In calculating the pro forma effect of the stock options to be granted under the stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.83 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plan is obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. Assuming shareholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options equal to 4.9% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 4.7%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2 above. As PDL Community Bancorp has no potential dilutive shares outstanding, pro forma net income per diluted share is equal to pro forma net income per basic share.
(6)	Does not give effect to the nonrecurring expense that is expected to be recognized as a result of the contribution of cash and shares of common stock to our charitable foundation. Assuming the contribution to the foundation was expensed, the estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the foundation, and the pro forma net loss and pro forma net loss per share are set forth in the table below. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 34.0% income tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
	(In thousands)
For the three months ended March 31, 2017
Before tax expense of contribution	($4,116)	($4,807)	($5,498)	($6,293)
Estimated after tax expense of contribution	($2,717)	($3,173)	($3,629)	($4,153)
Pro forma net loss	($2,224)	($2,690)	($3,156)	($3,692)
Pro forma net loss per share	($0.19)	($0.20)	($0.20)	($0.21)
Pro forma tax benefit	$1,399	$1,634	$1,869	$2,140

(7)	The retained earnings of Ponce Bank will be substantially restricted after the reorganization. See “Our Policy Regarding Dividends,” and “Regulation and Supervision” The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

	At or For the Year Ended December 31, 2016 Based Upon the Sale at $10.00 Per Share of
	5,339,969 Shares (Minimum of Offering Range)	6,282,316 Shares (Midpoint of Offering Range)	7,224,663 Shares (Maximum of Offering Range)	8,308,362 Shares (Adjusted Maximum of Offering Range) (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering:	$53,400	$62,823	$72,247	$83,084
Less—Expenses	2,601	2,687	2,773	2,872

Estimated net proceeds	$50,799	$60,136	$69,474	$80,212
Less: Expense related to termination of pension plan, net	(1,639)	(1,639)	(1,639)	(1,639)
Less: Cash contribution to charitable foundation	(200)	(200)	(200)	(200)
Less: Common stock purchased by employee stock ownership plan (2)	(4,652)	(5,473)	(6,293)	(7,238)
Less: Common stock awarded under equity incentive plan (3)	(2,326)	(2,736)	(3,147)	(3,619)

Estimated net proceeds as adjusted	$41,982	$50,089	$58,195	$67,517

Net Income:
Historical	$1,425	$1,425	$1,425	$1,425
Pro forma interest income on adjusted net proceeds	535	638	741	860
Pro forma capitalization of Ponce Bank Mutual Holding Company adjustment	(3)	(3)	(3)	(3)
Pro forma employee stock ownership plan adjustment (2)	(205)	(241)	(277)	(318)
Pro forma stock award adjustment (3)	(307)	(361)	(415)	(478)
Pro form stock option adjustment (4)	(301)	(354)	(407)	(469)

Pro forma net income:	$1,144	$1,104	$1,064	$1,017

Per basic share net income:
Historical	$0.12	$0.11	$0.09	$0.08
Pro forma interest income on adjusted net proceeds	0.05	0.05	0.05	0.05
Pro forma capitalization of Ponce Bank Mutual Holding Company adjustment	0.00	0.00	0.00	0.00
Pro forma employee stock ownership plan adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option adjustment (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per basic share (5)	$0.09	$0.08	$0.06	$0.05
Offering price as a percentage of proform stockholders’ equity per share	111.11%	125.00%	166.67%	200.00%
Number of shares outstanding for pro forma net income per share calculations (5)	11,432,438	13,449,927	15,467,416	17,787,528

Stockholders’ equity:
Historical	$92,992	$92,992	$92,992	$92,992
Estimated net proceeds	50,799	60,136	69,474	80,212
Less: Capitalization of Ponce Bank Mutual Holding Company	(200)	(200)	(200)	(200)
Less: Expense related to termination of pension plan, net	(1,639)	(1,639)	(1,639)	(1,639)
Plus: Market value of shares issues to charitable foundation	3,916	4,607	5,298	6,093
Less: Expense of contribution of stock to charitable foundation (6)	(3,916)	(4,607)	(5,298)	(6,093)
Less: Expense of cash contribution to charitable foundation (6)	(200)	(200)	(200)	(200)
Plus: Tax benefit of contribution to charitable foundation	1,399	1,634	1,869	2,140
Less: Common stock acquired by employee stock ownership plan	(4,652)	(5,473)	(6,293)	(7,238)
Less: Common stock awarded under equity incentive plan (3)(4)	(2,326)	(2,736)	(3,147)	(3,619)

Pro forma stockholders’ equity	$136,173	$144,515	$152,856	$162,448

Intangible assets	(3)	(3)	(3)	(3)

Pro forma tangible stockholders’ equity	$136,170	$144,512	$152,853	$162,445

	At or For the Year Ended December 31, 2016 Based Upon the Sale at $10.00 Per Share of
	5,339,969 Shares (Minimum of Offering Range)	6,282,316 Shares (Midpoint of Offering Range)	7,224,663 Shares (Maximum of Offering Range)	8,308,362 Shares (Adjusted Maximum of Offering Range) (1)
	(Dollars in thousands, except per share amounts)

Stockholders’ equity per share:
Historical	$7.84	$6.65	$5.79	$5.04
Estimated net proceeds	4.28	4.31	4.32	4.34
Less: Capitalization of Ponce Bank Mutual Holding Company	(0.02)	(0.01)	(0.01)	(0.01)
Less: Expense related to termination of pension plan, net	(0.14)	(0.12)	(0.10)	(0.09)
Plus: Market value of shares issued to charitable foundation	0.33	0.33	0.33	0.33
Less: Expense of contribution of stock to charitable foundation	(0.33)	(0.33)	(0.33)	(0.33)
Less: Expense of cash contribution to charitable foundation	(0.02)	(0.01)	(0.01)	(0.01)
Plus: Tax benefit of contribution to charitable foundation	0.12	0.12	0.12	0.12
Less: Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Less: Common stock awarded under equity incentive plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$11.47	$10.35	$9.52	$8.80

Intangible assets	0.00	0.00	0.00	0.00

Pro forma tangible stockholders’ equity per share	$11.47	$10.35	$9.52	$8.80

Offering price as a percentage of pro forma shareholders’ equity per share	87.18%	96.62%	105.04%	113.64%

Offering price as a percentage of pro forma tangible stockholders’ equity per share	87.18%	96.62%	105.04%	113.64%

Number of shares outstanding for pro forma book value per share calculation	11,866,598	13,960,703	16,054,808	18,463,029

(1)	As adjusted to give effect to an increase in the number of shares which could occur due a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 3.92% of the outstanding shares of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed from PDL Community Bancorp at a fixed-rate per annum equal to the Wall Street Journal prime rate on the closing of the offering. Ponce Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt, based upon 15 equal annual installments of principal and interest. Accounting Standard Codification. or “ASC” 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in 15 equal annual installments, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income assumes that 31,011, 36,484, 41,957 and 48,250 shares were committed to be released during the year ended December 31, 2016 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In accordance with ASC 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by PDL Community Bancorp’s shareholders, one or more stock-based benefit plans may issue an aggregate number of shares of common stock equal to 1.96% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the reorganization). Shareholder approval of the stock-based benefit plans and purchases may not occur earlier than six months following the completion of the reorganization. The shares may be acquired directly from PDL Community Bancorp or through open market purchases. The funds to be used by the stock-based benefit plan to purchase the shares will be provided by PDL Community Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share; (ii) 20.0% of the amount contributed to the stock-based benefit plan is amortized as an expense during the fiscal year and (iii) the stock-based benefit plan expense reflects an effective combined federal and state tax rate of 34.0%. Assuming shareholder approval of the stock-based benefit plan and that shares of common stock equal to 1.96% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 1.9%.

(4)	If approved by PDL Community Bancorp’s shareholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 4.9% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the reorganization). Shareholder approval of the stock-based benefit plan may not occur earlier than six months following the completion of the reorganization. In calculating the pro forma effect of the stock options to be granted under the stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.83 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plan is obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. Assuming shareholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options equal to 4.9% of the outstanding share of common stock (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 4.7%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2 above. As PDL Community Bancorp has no potential dilutive shares outstanding, pro forma net income per diluted share is equal to pro forma net income per basic share.
(6)	Does not give effect to the nonrecurring expense that is expected to be recognized as a result of the contribution of cash and shares of common stock to our charitable foundation. Assuming the contribution to the foundation was expensed, the estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the foundation, and the pro forma net loss and pro forma net loss per share are set forth in the table below. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 34.0% income tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
	(In thousands)
For the year ended December 31, 2016
Before tax expense of contribution	($4,116)	($4,807)	($5,498)	($6,293)
Estimated after tax expense of contribution	($2,717)	($3,173)	($3,629)	($4,153)
Pro forma net loss	($1.573)	($2,069)	($2,565)	($3,136)
Pro forma net loss per share	($0.14)	($0.15)	($0.17)	($0.18)
Pro forma tax benefit	$1,399	$1,634	$1,869	$2,140

(7)	The retained earnings of Ponce Bank will be substantially restricted after the reorganization. See “Our Policy Regarding Dividends,” and “Regulation and Supervision” The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT OUR CHARITABLE FOUNDATION

As reflected in the table below, if we did not intend to establish and fund our charitable foundation as part of the offering, RP Financial LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be offered in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $118.7 million, $139.6 million, $160.5 million and $184.6 million, respectively, with our charitable foundation, as compared to $122.4 million, $144.0 million, $165.6 million and $190.4 million, respectively, without our charitable foundation. There is no assurance that in the event our charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the three months ended March 31, 2017 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the year, with and without our charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share data)
Estimated offering amount	$53,400		$59,119		$62,823		$69,552		$72,247		$79,985		$83,084		$91,983
Estimated enterprise value	118,666		122,400		139,607		144,000		160,548		165,600		184,630		190,440
Total assets	829,434		833,680		837,775		842,747		846,117		851,813		855,709		862,240
Total liabilities	692,779		692,779		692,779		692,779		692,779		692,779		692,779		692,779
Pro forma shareholders’ equity	136,655		140,901		144,996		149,968		153,338		159,034		162,930		169,461
Pro forma net income	$493		$504		$483		$496		$473		$488		$461		$479
Pro forma stockholders’ equity per share	$11.51		$11.51		$10.38		$10.42		$9.55		$9.59		$8.82		$8.89
Pro forma net income per share	$0.04		$0.04		$0.03		$0.03		$0.03		$0.03		$0.02		$0.02
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholder’s equity per share	86.88%		86.88%		96.34%		95.97%		104.71%		104.28%		113.38%		112.49%
Offering price to pro forma net income per share	62.50	x	62.50	x	83.33	x	83.33	x	83.33	x	83.33	x	125.00	x	125.00	x
Pro forma financial ratios:
Return on assets	0.24%		0.24%		0.23%		0.24%		0.22%		0.23%		0.22%		0.22%
Return on equity	1.44%		1.43%		1.33%		1.32%		1.23%		1.23%		1.13%		1.13%
Equity to assets	16.48%		16.90%		17.31%		17.80%		18.12%		18.67%		19.04%		19.65%
Total shares issued	11,866,598		12,240,000		13,960,703		14,400,000		16,054,808		16,560,000		18,463,029		19,044,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF PONCE DE LEON FEDERAL BANK

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Ponce De Leon Federal Bank provided in this prospectus.

Overview

Total assets increased $41.3 million, or 5.5%, to $786.3 million at March 31, 2017 from $745.0 million at December 31, 2016. Total assets increased $41.8 million, or 5.9%, to $745.0 million at December 31, 2016 from $703.2 million at December 31, 2015. The increases were due to an increase in loans, partially offset by a decrease in available-for-sale securities. Net loans receivable (which excludes loans held for sale) increased $35.4 million, or 5.5%, to $677.5 million at March 31, 2017 from $642.1 million at December 31, 2016 and increased $74.4 million, or 13.1%, to $642.1 million at December 31, 2016 from $567.7 million at December 31, 2015, reflecting increases in all loan categories. Available-for-sale securities decreased $800,000, or 1.5%, to $51.9 million at March 31, 2017 from $52.7 million at December 31, 2016 and decreased $29.3 million, or 35.7%, to $52.7 million at December 31, 2016 from $82.0 million at December 31, 2015. The decrease in the available-for-sale securities portfolio in 2016 was mainly attributed to maturities, calls, and pay downs throughout the year.

Net income decreased $245,000, or 30.3%, to $563,000 for the three months ended March 31, 2017, compared to $808,000 for the three months ended March 31, 2016. The decrease was due to a decrease in net interest income after provision for loan losses, which decreased $467,000, or 6.1%, to $7.2 million for the three months ended March 31, 2017 from $7.7 million for the three months ended March 31, 2016. This decrease was partially offset by an increase in non-interest income of $217,000, or 40.1%, to $758,000 for the three months ended March 31, 2017 from $541,000 for the three months ended March 31, 2016. Net income decreased $1.1 million, or 44.0%, to $1.4 million for the year ended December 31, 2016, compared to $2.5 million for the year ended December 31, 2015. The decrease was due to an increase in non-interest expenses, which increased $1.7 million, or 6.5%, to $27.9 million for the year ended December 31, 2016 from $26.2 million for the year ended December 31, 2015. This was caused primarily by a $1.5 million, or 11.1%, increase in compensation, employee benefits and recruitment expenses, as we continued to add experienced senior level individuals to complement our management team and increase our sales and relationship management personnel and marketing outlays to generate organic growth, and by a $303,000, or 12.7%, increase in other operating expenses and $318,000, or 24.5%, increase in data processing expenses. These increases in non-interest expense were mitigated by a $361,000, or 40.2% decrease in federal deposit insurance premiums and a $235,000, or 33.6%, decrease in insurance and surety bond premiums.

We have made significant investments over the last several years in adding senior management, experienced senior level individuals, and upgrading technology and facilities. This has had an adverse effect on our net income during those periods. During these same periods, we have been able to significantly improve our asset quality, resulting in lower provisions for loan losses. We believe the lower provisions for loan losses will continue as a result of the efforts of new senior management to enhance our underwriting standards and, in turn, asset quality.

An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income and net economic value, which in turn would likely have an adverse effect on our results of operations. As described in “—Management of Market Risk,” we expect that our net interest income and our net economic value would decrease as a result of an instantaneous increase in interest rates. To help manage interest rate risk, we promote core deposit products and we are diversifying our loan portfolio by introducing new lending programs. See “—Business Strategy”, “—Management of Market Risk” and “Risk Factors—Risks Related to Our Business—Future changes in interest rates could reduce our profits and asset values.”

Business Strategy

Our goal is to provide long-term value to our stockholders, customers, employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused, minority oriented bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively in the financial services marketplace.

Our current business strategy consists of the following:

•	Continue to expand our multifamily and nonresidential loans. The additional capital raised in the stock offering will increase our capacity to originate multifamily and nonresidential loans. At March 31, 2017 and December 31, 2016, multifamily and nonresidential loans (not including loans secured by owner occupied properties), together with construction and land loans, totaled $309.2 million and $291.7 million, or 288.3% and 274.7%, respectively, of total risk-based capital. Under our current board approved loan concentration policy, such loans, including construction and land loans, shall not exceed 330% of our total risk-based capital. Most multifamily and nonresidential loans are originated with adjustable rates and, as a result, these loans are expected to increase loan yields with shorter repricing terms than fixed-rate loans. Multifamily and nonresidential loan originations increased during the three months ended March 31, 2017 by $12.3 million, or 56.9%, when compared to the same period in 2016 and increased in 2016 by $30.9 million, or 59.0%, when compared to 2015 originations.

•	Introduce new lending programs. The Bank is currently in the process of becoming an authorized direct lender under the Small Business Administration (SBA). The Bank is also currently in the process of becoming a Community Development Financial Institution (CDFI). The addition of both of these programs combined with the existing products will bolster the Bank’s commitment to continue to serve the communities that it has supported over the past sixty years.

•	Continue to increase core deposits, with an emphasis on low cost commercial demand deposits, and add non-core funding sources. Deposits are the major source of balance sheet funding for lending and other investments. We have made significant investments in new products and services, personnel, branch distribution system as well as enhancing our electronic delivery solutions in an effort to become more competitive in the financial services marketplace and attract more core deposits. Core deposits are our least costly source of funds and represent our best opportunity to develop customer relationships that enable us to cross-sell our enhanced products and services. Total deposits increased by $12.8 million, or 2.0%, at March 31, 2017 to $655.9 million compared to $643.1 million at December 31, 2016. The majority of the increase was due to an increase of $9.9 million, or 5.1%, in interest bearing deposits and $6.2 million, or 7.8%, in demand deposits. Total deposits increased by $43.6 million, or 7.3%, at December 31, 2016 to $643.1 million compared to $599.5 million at December 31, 2015. The majority of the increase was due to an increase of $20.2 million, or 34.4%, in demand deposits and $16.6 million, or 63.4%, in money market accounts. Certificates of deposit accounted for 55.7%, 57.3% and 60.7% of total deposits at March 31, 2017, December 31, 2016 and December 31, 2015, respectively. While we will continue to use certificates of deposit as a funding source, our goal is to continue to reduce our heavy reliance on this source of funding as we grow our core deposit base.

•	Manage credit risk to maintain a low level of nonperforming assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our non-performing assets to total assets ratio was 0.98% at March 31, 2017, 1.04% at December 31, 2016 and 1.35% at December 31, 2015, compared to 7.59% at December 31, 2012. The majority of our non-performing assets have been related to one-to-four family and multifamily residential real estate loans, as our residential borrowers experienced difficulties repaying their loans during the past recession. We intend to increase our investment in our credit review function, both in personnel as well as ancillary systems, in order to be able to evaluate more complex loans and better manage credit risk, which will also support our intended loan growth.

•	Expand our employee base to support future growth. We have already made significant investments in our employee base. However the additional capital being raised in the offering will provide us with additional resources to attract and retain the necessary talent to support increased lending, deposit activities and enhanced information technology. The potential to offer equity awards in the future following the offering will also allow us to be more competitive when hiring experienced banking personnel.

•

Grow organically and through opportunistic bank or branch acquisitions. We expect to consider both organic growth as well as acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we will explore expanding into nearby markets. We will consider expanding our branch network and adding loan production offices. The capital we are raising in the offering will also provide us the opportunity to acquire smaller institutions located in our market area and nearby markets, and will help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

Anticipated Increase in Noninterest Expense

Following the completion of the reorganization and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, our charitable foundation, and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders. For further information, see “Summary-Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering.” See “Risks Factors—Risks Related to Our Business.”

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we intend to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at current unpaid principal balances, net of the allowance for loan losses and including net deferred loan origination fees and costs.

Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments.

A loan is moved to nonaccrual status in accordance with the Bank’s policy, typically after 90 days of non-payment. The accrual of interest on mortgage and business loans is generally discontinued at the time the loan becomes 90 days past due unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged off if collection of principal or interest is considered doubtful. All nonaccrual loans are considered impaired loans.

All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or recorded against principal balances only, until qualifying for return to accrual. Cash-basis interest recognition is only applied on nonaccrual loans with a sufficient collateral margin to ensure no doubt with respect to the collectability of principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and remain current for a period of time (typically six months) and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance, or portion thereof, is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired loans are measured for impairment using the fair value of the collateral, present value of cash flows, or the observable market price of the note. Impairment measurement for all collateral dependent loans, excluding accruing TDR’s is based on the fair value of collateral, less costs to sell, if necessary. A loan is considered collateral dependent if repayment of the loan is expected to be provided solely by the sale or the operation of the underlying collateral.

When the Bank modifies a loan in a TDR, management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs if repayment under the modified terms becomes doubtful.

When establishing the allowance for loan losses, management categorizes loans into risk categories reflecting individual borrower earnings, liquidity, leverage and cash flow, as well as the nature of underlying collateral. The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. As of March 31, 2017, the Bank determines the historical loss experience by portfolio segment and it is based on the actual losses experienced by the Bank using a rolling 12 quarter average. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Management believes that the allowance for loan losses is appropriate at March 31, 2017. The allowance for loan losses is reviewed by the board of directors on a quarterly basis in compliance with regulatory requirements. In addition, various regulatory agencies and audit and accounting firms periodically review the allowance for loan losses. As a result of these reviews, we may be required to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their review.

Refer to Note 1 to the Financial Statements for management’s assessment of recently issued accounting pronouncements.

Securities. Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each statement of financial condition date.

Debt securities that management has the positive intent and ability to hold to maturity, if any, are classified as “held to maturity” and recorded at amortized cost. Trading securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of taxes. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the consolidated statement of income and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the discounted present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. The sale of a held-to-maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Income Taxes. The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

At March 31, 2017 and December 31, 2016 and 2015, there were no liabilities recorded related to uncertain tax positions. The Bank is no longer subject to income tax examinations by U.S. federal, state or local tax authorities for years before 2013.

Interest and penalties associated with unrecognized tax benefits, if any, would be classified as additional provision for income taxes in the consolidated statements of income.

Comparison of Financial Condition at March 31, 2017 and December 31, 2016

Total Assets. Total assets increased $41.3 million, or 5.5%, at March 31, 2017, to $786.3 million from $745.0 million at December 31, 2016. The increase was due to an increase in loans, partially offset by a decrease in available-for-sale securities, as discussed in more detail below.

Available-for-Sale Securities. Available-for-sale securities, consisting primarily of U.S. Government agency sponsored securities, as well as mortgage-backed securities and, to a lesser extent, certificates of deposit, decreased $753,000, or 1.4% to $51.9 million at March 31, 2017 from $52.7 million at December 31, 2016. The decrease resulted primarily from principal pay downs of mortgage-backed securities.

We had $2.1 million of loans held for sale at March 31, 2017 and at December 31, 2016.

Net Loans Receivable. Net loans receivable (which excludes $2.1 million of loans held for sale) increased $35.4 million, or 5.5%, to $677.5 million at March 31, 2017 from $642.1 million at December 31, 2016, reflecting increases in most loan categories. One-to-four family residential loans increased $8.9 million to $334.0 million at March 31, 2017 from $325.0 million at December 31, 2016. Multifamily residences, nonresidential properties and construction and land loans increased $3.6 million, $19.1 million, and $7.3 million, respectively, at March 31, 2017. These represented increases of 2.3%, 15.6% and 24.0%, respectively. This growth reflects our strategy to grow the portfolio with adjustable-rate loans to mitigate interest rate risk and increase our efficiency of operations. Business and consumer loans decreased $3.3 million and $47,000, or 20.9% and 5.6%, respectively, at March 31, 2017 as compared to December 31, 2016.

Deposits. Total deposits increased $12.8 million, or 2.0%, to $655.9 million at March 31, 2017 from $643.1 million at December 31, 2016. The increase was primarily due to increases in demand accounts of $6.2 million, or 7.8%, to $84.9 million at March 31, 2017 from $78.8 million at December 31, 2016 and money market accounts of $5.3 million, or 12.4%, to $48.1 million at March 31, 2017 from $42.8 million at December 31, 2016.

Borrowings. We had outstanding borrowings at March 31, 2017 and December 31, 2016 of $28.0 million and $3.0 million, respectively. These borrowings are in the form of advances from the Federal Home Loan Bank of New York. We have historically placed limited reliance on borrowings to fund our operations. However, as we did during the three months ended March 31, 2017, we may utilize advances from the Federal Home Loan Bank of New York as a supplement to the supply of investable funds.

Total Capital. Total capital increased $482,000, or 0.5%, to $93.5 million at March 31, 2017 from $93.0 million at December 31, 2016. The increase was substantially due to net income of $563,000 for the three months ended March 31, 2017. Capital was negatively affected by increases in unrealized losses on available-for-sale securities, net of tax, of $61,000 and defined benefit pension plan liabilities, net of tax, of $20,000 during the three months ended March 31, 2017.

Comparison of Financial Condition at December 31, 2016 and 2015

Total Assets. Total assets increased $41.8 million, or 5.9%, to $745.0 million at December 31, 2016 from $703.2 million at December 31, 2015. The increase was due to an increase in loans, partially offset by a decrease in available-for-sale securities, as discussed in more detail below.

Available-for-Sale Securities. Available-for-sale securities, consisting primarily of U.S. Government agency sponsored securities, as well as mortgage-backed securities and, to a lesser extent, certificates of deposit decreased $29.3 million, or 35.7%, to $52.7 million at December 31, 2016 from $82.0 million at December 31, 2015. The decrease resulted primarily from maturities, calls, and principal paydowns of the U.S. Government and Federal Agencies portfolio which decreased by $29.6 million, or 41.6%, to $41.6 million, at December 31, 2016 from $71.2 million at December 31, 2015. These proceeds were used, along with the increase in deposits, to support the loan growth in 2016.

We had $2.1 million of loans held for sale at December 31, 2016 compared to $3.3 million of loans held for sale at December 31, 2015.

Net Loans Receivable. Net loans receivable (which excludes $2.1 million of loans held for sale) increased $74.4 million, or 13.1%, to $642.1 million at December 31, 2016 from $567.7 million at December 31, 2015, reflecting increases in all loan categories. One- to four-family residential loans increased $15.7 million, or 5.1%, to $325.0 million at December 31, 2016 from $309.3 million at December 31, 2015. Multifamily residences, non-residential properties and construction and land loans increased $35.4 million, $15.0 million and $7.5 million, respectively, at December 31, 2016 compared to December 31, 2015. These represented increases of 28.8%, 14.1% and 32.6%, respectively. Business and consumer loans also increased by $1.4 million and $55,000, or 9.5% and 7.0%, respectively, at December 31, 2016 compared to December 31, 2015. This growth reflects our strategy to grow the portfolio with adjustable-rate loans to mitigate interest rate risk and increase our efficiency of operations.

Deposits. Total deposits increased $43.6 million, or 7.3%, to $643.1 million at December 31, 2016 from $599.5 million at December 31, 2015. The increase was primarily due to increases in demand accounts of $20.2 million, or 34.4%, to $78.8 million at December 31, 2016 from $58.6 million at December 31, 2015 and money market accounts of $16.6 million, or 63.5%, to $42.8 million at December 31, 2016 from $26.2 million at December 31, 2015. The increase in demand accounts was primarily due to the increase in the balance of commercial checking accounts by $15.8 million.

Borrowings. We had outstanding borrowings at December 31, 2016 and 2015 of $3.0 million and $8.0 million, respectively. These borrowings are in the form of advances from the Federal Home Loan Bank of New York. We have historically placed limited reliance on borrowings to fund our operations. However, we may utilize advances from the Federal Home Loan Bank of New York as a supplement to the supply of investable funds.

Total Capital. Total capital increased $1.9 million, or 2.1%, to $93.0 million at December 31, 2016 from $91.1 million at December 31, 2015. The increase was substantially due to net income of $1.4 million for the year ended December 31, 2016. Capital was also positively affected by decreases in unrealized losses on available-for-sale securities, net of taxes, of $204,000 and defined benefit pension plan liabilities, net of tax, of $301,000 during the year ended December 31, 2016.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Loan balances exclude loans held for sale.

	At March 31, 2017	For the Three Months Ended March 31,
		2017			2016
	Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	5.07%	$662,174	$8,592	5.26%	$580,106	$8,279	5.74%
Available-for-sale securities	1.43%	52,341	183	1.42%	80,645	305	1.52%
Other (2)	0.54%	9,963	19	0.77%	12,774	16	0.50%

Total interest-earning assets		724,478	8,794	4.92%	673,525	8,600	5.14%
Non-interest-earning assets		32,887			34,733

Total assets		$757,365			$708,258

Interest-bearing liabilities:
Savings accounts	0.38%	128,859	123	0.39%	124,413	68	0.22%
Interest-bearing demand	0.14%	71,043	27	0.15%	51,175	22	0.17%
Certificates of deposit	1.46%	362,470	1,316	1.47%	366,145	1,336	1.47%

Total deposits		562,372	1,466	1.06%	541,733	1,425	1.06%
Advance payments by borrowers	0.06%	4,928	1	0.08%	3,814	1	0.11%
Borrowings	0.42%	12,955	29	0.91%	4,066	7	0.69%

Total interest-bearing liabilities		580,255	1,496	1.05%	549,613	1,434	1.05%
Non-interest-bearing liabilities:
Non-interest-bearing demand		80,066	—		63,474	—
Other non-interest-bearing liabilities		3,247	—		3,198	—

Total non-interest-bearing liabilities		83,313	—		66,672	—

Total liabilities		663,568	1,496		616,285	1,434
Total equity		93,797			91,973

Total liabilities and total equity		$757,365		1.05%	$708,258		1.05%

Net interest income			$7,298			$7,166

Net interest rate spread (3)				3.88%			4.09%

Net interest-earning assets (4)		$144,223			$123,912

Net interest margin (5)				4.09%			4.28%
Average interest-earning assets to interest-bearing liabilities				124.86%			122.55%

Footnotes on following page.

	At December 31, 2016	For the Years Ended December 31,
		2016			2015			2014
	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	4.99%	$605,878	$32,660	5.39%	$569,032	$32,100	5.64%	$558,761	$33,867	6.06%
Available-for-sale securities	1.92%	70,142	1,012	1.44%	96,777	1,429	1.48%	102,715	1,567	1.53%
Other (2)	0.87%	15,365	69	0.45%	9,465	61	0.64%	11,788	61	0.52%

Total interest-earning assets		691,385	33,741	4.88%	675,274	33,590	4.97%	673,264	35,495	5.27%
Non-interest-earning assets		33,759			38,769			46,058

Total assets		$725,144			$714,043			$719,322

Interest-bearing liabilities:
Savings accounts	0.26%	126,573	327	0.26%	122,538	240	0.20%	127,200	248	0.19%
Interest-bearing demand	0.14%	54,493	96	0.18%	46,692	77	0.16%	44,546	60	0.13%
Certificates of deposit	1.49%	371,313	5,502	1.48%	366,958	5,268	1.44%	379,860	5,376	1.42%

Total deposits		552,379	5,925	1.07%	536,188	5,585	1.04%	551,606	5,684	1.03%
Advance payments by borrowers	0.11%	4,770	4	0.09%	3,815	4	0.10%	3,740	3	0.08%
Borrowings	0.25%	1,145	7	0.61%	15,050	61	0.41%	9,129	43	0.47%

Total interest-bearing liabilities		558,294	5,936	1.06%	555,053	5,650	1.02%	564,475	5,730	1.02%
Non-interest-bearing liabilities:
Non-interest-bearing demand		70,407	—		61,524	—		60,318	—
Other non-interest bearing liabilities		3,519	—		6,195	—		4,024	—

Total non-interest-bearing liabilities		73,926	—		67,719	—		64,342	—

Total liabilities		632,220	5,936		622,773	5,650		628,817	5,730
Total equity		92,924			91,270			90,505

Total liabilities and total equity		$725,144		1.06%	$714,043		1.02%	$719,322		1.02%

Net interest income			$27,805			$27,940			$29,765

Net interest rate spread (3)				3.82%			3.96%			4.26%

Net interest-earning assets (4)		$133,091			$120,221			$108,789

Net interest margin (5)				4.02%			4.14%			4.42%
Average interest-earning assets to interest-bearing liabilities				123.84%			121.66%			119.27%

(1)	Annualized where appropriate.
(2)	Includes FHLB demand accounts and FHLB stock dividends.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2017 vs. 2016			Years Ended December 31, 2016 vs. 2015			Years Ended December 31, 2015 vs. 2014
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
		(In thousands)			(In thousands)			(In thousands)
Interest-earning assets:
Loans	$1,101	$(788)	$313	$2,029	$(1,469)	$560	$613	$(2,380)	$(1,767)
Securities	(100)	(21)	(121)	(386)	(31)	(417)	(89)	(48)	(137)
Other	4	(2)	2	(21)	29	8	(2)	1	(1)

Total interest-earning assets	1,005	(811)	194	1,622	(1,471)	151	522	(2,427)	(1,905)

Interest-bearing liabilities:
Savings	2	43	55	8	79	87	(9)	2	(7)
Interest-bearing demand	8	(3)	5	14	4	18	3	14	17
Certificates of deposit	(13)	(7)	(20)	63	171	234	(184)	76	(108)

Total deposits	(3)	43	40	85	254	339	(190)	92	(98)
Advance payment by borrowers	—	—	—	1	(1)	—	—	—	—
Borrowings	19	4	23	(77)	24	(53)	24	(6)	18

Total interest-bearing liabilities	16	47	63	9	277	286	(166)	86	(80)

Change in net interest income	$989	$(858)	$131	$1,613	$(1,748)	$(135)	$688	$(2,513)	$(1,825)

Comparison of Operating Results for the Three Months Ended March 31, 2017 and 2016

General. Net income decreased $245,000, or 30.3%, to $563,000 for the three months ended March 31, 2017, compared to $808,000 for the three months ended March 31, 2016. The decrease was due to a decrease in net interest income after provision for loan losses, which decreased $467,000, or 6.1%, to $7.2 million for the three months ended March 31, 2017 from $7.7 million for the three months ended March 31, 2016. This decrease was partially offset by an increase in non-interest income of $217,000, or 40.1%, to $758,000 for the three months ended March 31, 2017 from $541,000 for the three months ended March 31, 2016.

Interest Income. Interest and dividend income increased $194,000, or 2.3%, to $8.8 million for the three months ended March 31, 2017 from $8.6 million for the three months ended March 31, 2016. The increase was due primarily to a $313,000, or 3.8%, increase in interest income on loans, which is our primary source of interest income. Our average balance of loans increased $82.1 million, or 14.2%, to $662.2 million for the three months ended March 31, 2017 from $580.1 million for the three months ended March 31, 2016. The increase in average balance resulted primarily from increases in the multifamily residential and nonresidential mortgage loan portfolios. Our average yield on loans decreased 48 basis points to 5.26% for the three months ended March 31, 2017 from 5.74% for the three months ended March 31, 2016, as higher-yielding loans have been repaid or refinanced and replaced with lower-yielding loans in the current interest rate environment.

Interest income on interest and dividends on investment securities and Federal Home Loan Bank of New York stock decreased $119,000, or 37.1%, to $202,000 for the three months ended March 31, 2017 from $321,000 for the three months ended March 31, 2016. The average rate we earned on investment securities and Federal Home Loan Bank of New York stock decreased 7 basis points to 1.31% for the three months ended March 31, 2017 from 1.38% for the three months ended March 31, 2016. Our average balance of investment securities and Federal Home Loan Bank of New York stock decreased $31.1 million, or 33.3%, to $62.3 million for the three months ended March 31, 2017 from $93.4 million for the three months ended March 31, 2016.

Interest Expense. Interest expense increased $62,000 or 4.3%, to $1.5 million for the three months ended March 31, 2017 from $1.4 million for the three months ended March 31, 2016. The increase was the result of an increase in interest expense on borrowings and other deposits, offset by a decrease in interest expense on certificates of deposit. Specifically, interest expense on other deposits increased $60,000, or 65.9%, to $151,000 for the three months ended March 31, 2017 from $91,000 for the three months ended March 31, 2016. The average balance of certificates of deposit decreased $3.6 million, or 1.0%, to $362.5 million for the three months ended March 31, 2017 from $366.1 million for the three months ended March 31, 2016, while the average rate we paid on certificates of deposit remained constant at 1.47% for the three months ended March 31, 2017 and for the three months ended March 31, 2016.

Interest expense on other deposits and borrowings increased $82,000 to $180,000 for the three months ended March 31, 2017 from $98,000 for the three months ended March 31, 2016. This increase resulted from an increase in the average rate we paid on other deposits and borrowings. The average balance of other deposits and borrowings increased $33.2 million, or 18.5%, to $212.9 million for the three months ended March 31, 2017 from $179.7 million for the three months ended March 31, 2016, and the average rate we paid on other deposits and borrowings increased 13 basis points to 0.34% for the three months ended March 31, 2017 from 0.21% for the three months ended March 31, 2016, reflecting higher market interest rates.

Net Interest Income. Net interest income increased $132,000, or 1.8%, to $7.3 million for the three months ended March 31, 2017 from $7.2 million for the three months ended March 31, 2016, primarily as a result of increasing loan volumes offset by lower market yields on earning assets. Our average net interest-earning assets increased by $51.0 million, or 7.6%, to $724.5 million for the three months ended March 31, 2017 from $673.5 million for the three months ended March 31, 2016, due primarily to our loan growth, described above. Our net interest rate spread decreased by 21 basis points to 3.88% for the three months ended March 31, 2017 from 4.09% for the three months ended March 31, 2016, and our net interest margin decreased by 19 basis points to 4.09% for the three months ended March 31, 2017 from 4.28% for the three months ended March 31, 2016, reflecting primarily a higher cost of funds and lower market yields on earning assets.

An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income and net economic value, which in turn would likely have an adverse effect on our results of operations. As described in “—Business Strategy”, “—Management of Market Risk,” we expect that our net interest income and our net economic value would decrease as a result of an instantaneous increase in interest rates. To help manage interest rate risk, we are promoting core deposit products while concurrently diversifying our loan portfolio by introducing new lending programs. See “—Management of Market Risk” and “Risk Factors—Risks Related to Our Business—Future changes in interest rates could reduce our profits and asset values.”

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of Ponce De Leon Federal Bank—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we established a provision for loan losses for the three months ended March 31, 2017 of $52,000 as compared to a recovery of $547,000 for the three months ended March 31, 2016. Our allowance for loan losses was $10.4 million at March 31, 2017 as compared to $9.5 million at March 31, 2016. The allowance for loan losses to total loans decreased to 1.51% at March 31, 2017 from 1.61% at March 31, 2016, and the allowance for loan losses to non-performing loans increased to 134.9% at March 31, 2017 from 117.2% at March 31, 2016. We decreased the portion of the allowance for loan losses attributable to one-to-four family residential real estate loans due to a continued decrease in loss history related to this portion of the portfolio, as well as recoveries related to this portion of the portfolio exceeding charge-offs.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at March 31, 2017. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses and as a result of such reviews, we may determine to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. Non-interest income information is as follows.

	Three Months Ended March 31,		Change		Years Ended December 31,		Change
	2017	2016	Amount	Percent	2016	2015	Amount	Percent
	(Dollars in thousands)
Service charges and fees	$229	$238	$(9)	(3.8%)	$938	$1,073	$(135)	(12.6%)
Brokerage commissions	118	179	(61)	(34.1%)	515	421	94	22.3%
Late and prepayment charges	211	66	145	219.7%	302	548	(246)	(44.9%)
Other	200	58	142	244.8%	676	420	256	61.0%

Total noninterest income	$758	$541	$217	40.1%	$2,431	$2,462	$(31)	(1.3%)

The increase in non-interest income for the three months ended March 31, 2017 compared to the same period in 2016 was primarily due to increases of $145,000 and $142,000 in late and prepayment charges and other, respectively. The other category included a loan held for sale which was sold in March 2016 with a loss of $116,000, which reduced other non-interest income by such amount for the three months ended March 31, 2016.

Non-interest Expense. Non-interest expense information is as follows.

	Three Months Ended March 31,		Change		Years Ended December 31,		Change
	2017	2016	Amount	Percent	2016	2015	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$3,829	$3,664	$165	4.5%	$14,979	$13,463	$1,516	11.3%
Occupancy	1,425	1,408	17	1.2%	5,651	5,754	(103)	(1.8%)
Data processing	448	370	78	21.1%	1,617	1,299	318	24.5%
Direct loan expense	195	254	(59)	(23.2%)	860	725	135	18.6%
Insurance and surety bond premiums	82	137	(55)	(40.1%)	464	699	(235)	(33.6%)
Office supplies, telephone and postage	254	261	(7)	(2.7%)	1,071	997	74	7.4%
Federal deposit insurance premiums	66	225	(159)	(70.7%)	538	899	(361)	(40.2%)
Other operating expenses	797	637	160	25.1%	2,683	2,380	303	12.7%

Total noninterest expense	$7,096	$6,956	$140	2.0%	$27,863	$26,216	$1,647	6.3%

For the three months ended March 31, 2017 compared to the same period in 2016, compensation and benefits expense increased by $165,000 mainly due to our investment in our employee base, including the senior management team and our sales and relationship management personnel, to help support our continued growth strategy. Other operating expenses increased by $160,000, due to marketing outlays to generate organic growth and investments in new products and services, as well as an increase in audit and accounting services. Data processing expenses also increased by $78,000 mainly due to the level of new products and services that were introduced during 2016 combined with an increase in volume. These increases were partially offset by a decrease of $159,000 in FDIC insurance assessments for the three months ended March 31, 2017.

Income Tax Expense. We incurred income tax expense of $345,000 and $490,000 for the three months ended March 31, 2017 and 2016, respectively, resulting in effective rates of 38.0% and 37.8%, respectively. At both March 31, 2017 and 2016, net deferred tax assets amounted to $3.4 million. The decrease in tax expense resulted from a $390,000, or 30.0%, decrease in pre-tax income to $908,000 for the three months ended March 31, 2017 from $1.3 million for the three months ended March 31, 2016.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

General. Net income decreased $1.1 million, or 43.4%, to $1.4 million for the year ended December 31, 2016, compared to $2.5 million for the year ended December 31, 2015. The decrease was due primarily to an increase in non-interest expenses as described below.

Interest Income. Interest and dividend income increased $151,000, or 0.4%, to $33.7 million for the year ended December 31, 2016 from $33.6 million for the year ended December 31, 2015. The increase was due primarily to a $560,000, or 1.7%, increase in interest income on loans, which is our primary source of interest income. Our average balance of loans increased $36.9 million, or 6.5%, to $605.9 million for the year ended December 31, 2016 from $569.0 million for the year ended December 31, 2015. The increase in average balance resulted primarily from increases in the one-to-four family and multifamily residential mortgage loan portfolios. Our average yield on loans decreased 25 basis points to 5.39% for the year ended December 31, 2016 from 5.64% for the year ended December 31, 2015, as higher-yielding loans have been repaid or refinanced and replaced with lower-yielding loans in the current interest rate environment.

Interest income on interest and dividends on investment securities and Federal Home Loan Bank of New York stock decreased $409,000, or 26.7%, to $1.1 million for the year ended December 31, 2016 from $1.5 million for the year ended December 31, 2015. The average rate we earned on investment securities and Federal Home Loan Bank of New York stock decreased 14 basis points to 1.26% for the year ended December 31, 2016 from 1.40% for the year ended December 31, 2015, due to $52.9 million of securities, with an average yield of 1.44%, being called and $25.9 million of securities, with an average yield of 1.21%, being purchased. Our average balance of investment securities and Federal Home Loan Bank of New York stock decreased $20.7 million, or 19.4%, to $85.5 million for the year ended December 31, 2016 from $106.2 million for the year ended December 31, 2015.

Interest Expense. Interest expense increased $286,000 or 5.1%, to $5.9 million for the year ended December 31, 2016 from $5.7 million for the year ended December 31, 2015. The increase was the result of an increase in interest expense on certificates of deposit and other deposits, offset by a decrease in interest expense on borrowings. Specifically, interest expense on certificates of deposit increased $234,000, or 4.4%, to $5.5 million for the year ended December 31, 2016 from $5.3 million for the year ended December 31, 2015. This increase resulted from increases in both the average balance of certificates of deposit in excess of $100,000 and the average rate we paid on certificates of deposit. The average balance of certificates of deposit increased $4.3 million, or 1.2%, to $371.3 million for the year ended December 31, 2016 from $367.0 million for the year ended December 31, 2015, and the average rate we paid on certificates of deposit increased 4 basis points to 1.48% for the year ended December 31, 2016 from 1.44% for the year ended December 31, 2015.

Interest expense on other deposits and borrowings increased $52,000 to $434,000 for the year ended December 31, 2016 from $382,000 for the year ended December 31, 2015. This increase resulted from an increase in the average rate we paid on other deposits and borrowings. The average balance of other deposits and borrowings decreased $1.1 million, or 0.6%, to $187.0 million for the year ended December 31, 2016 from $188.1 million for the year ended December 31, 2015, and the average rate we paid on other deposits and borrowings increased 3 basis points to 0.23% for the year ended December 31, 2016 from 0.20% for the year ended December 31, 2015, reflecting higher market interest rates.

Net Interest Income. Net interest income decreased $135,000, or 0.5%, to $27.8 million for the year ended December 31, 2016 from $27.9 million for the year ended December 31, 2015, primarily as a result of higher cost of funds and lower market yields on earning assets. Our average net interest-earning assets increased by $16.1 million, or 2.4%, to $691.4 million for the year ended December 31, 2016 from $675.3 million for the year ended December 31, 2015, due primarily to our loan growth, described above. Our net interest rate spread decreased by 14 basis points to 3.82% for the year ended December 31, 2016 from 3.96% for the year ended December 31, 2015, and our net interest margin decreased by 12 basis points to 4.02% for the year ended December 31, 2016 from 4.14% for the year ended December 31, 2015, reflecting primarily a higher cost of funds and lower market yields on earning assets.

An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income and net economic value, which in turn would likely have an adverse effect on our results of operations. As described in “—Business Strategy”, “—Management of Market Risk,” we expect that our net interest income and our net economic value would decrease as a result of an instantaneous increase in interest rates. To help manage interest rate risk, we are promoting core deposit products while concurrently diversifying our loan portfolio by introducing new lending programs. See “—Management of Market Risk” and “Risk Factors—Risks Related to Our Business—Future changes in interest rates could reduce our profits and asset values.”

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of Ponce De Leon Federal Bank—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we decreased our provision for loan losses for the year ended December 31, 2016 to a credit of $57,000 and increased our provision for loan losses for the year ended December 31, 2015 by $353,000. Our allowance for loan losses was $10.2 million at December 31, 2016 compared to $9.5 million at December 31, 2015. The allowance for loan losses to total loans decreased to 1.57% at December 31, 2016 from 1.64% at December 31, 2015, and the allowance for loan losses to non-performing loans increased to 132.2% at December 31, 2016 from 99.8% at December 31, 2015. We decreased the portion of the allowance for loan losses attributable to one- to- four family residential real estate loans due to a continued decrease in loss history related to this portion of the portfolio, as well as recoveries related to this portion of the portfolio exceeding charge-offs.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2016. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses and as a result of such reviews, we may determine to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. The decrease in non-interest income for the year ended December 31, 2016 compared to the same period in 2015 was primarily due to decreases of $135,000 and $246,000 in service charges and fees and late and prepayment charges, respectively.

Non-interest Expense. For the year ended December 31, 2016 compared to the same period in 2015, salaries and employee benefits expense increased by $1.5 million mainly due to our investment in our employee base, including the senior management team and our sales and relationship management personnel, to help support our continued growth strategy. Other operating expense increased by $303,000, due to marketing outlays to generate organic growth and investments in new products and services, as well as a $128,000 increase in the provision for unfunded commitments and contingencies. Data processing expenses also increased by $318,000 mainly due to the level of new products and services that were introduced during 2016 combined with an increase in volume. These increases were partially offset by decreases of $361,000 in FDIC insurance assessments and $235,000 in insurance and surety bond expenses for the year ended December 31, 2016.

Income Tax Expense. We incurred income tax expense of $1.0 million and $1.3 million for the years ended December 31, 2016 and 2015, respectively, resulting in effective rates of 41.4% and 34.3%, respectively. At December 31, 2016 and 2015, net deferred tax assets amounted to $3.4 million and $3.8 million, respectively. The decrease in tax expense resulted from a $1.4 million, or 36.8%, decrease in pre-tax income to $2.4 million for the year ended December 31, 2016 from $3.8 million for the year ended December 31, 2015.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates.

Our Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling solution that is prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	reducing our reliance on higher costing certificates of deposit;

•	growing our volume of transaction deposit accounts; and

•	continue to offer only adjustable rate loans on the multifamily and nonresidential mortgages with adjustments that are based on a spread ranging between 2.75% to 3.00% over the five year Federal Home Loan Bank of New York rate.

By following these strategies, we believe that we will be better positioned to react to increases in market interest rates.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 100 basis point increments, with changes in interest rates representing immediate and permanent shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The table below sets forth, as of March 31, 2017, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

Rate Shift (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$25,713	-11.74%
+300	26,690	-8.39%
+200	27,624	-5.18%
+100	28,460	-2.31%
Level	29,134	—
-100	29,159	0.09%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at March 31, 2017, in the event of an instantaneous 200 basis point increase in interest rates, we would experience a 5.18% decrease in net interest income, and in the event of an instantaneous 100 basis point decrease in interest rates, we would experience a 0.09% increase in net interest income.

Net Present Value. We also compute amounts by which the net present value of our assets and liabilities (net present value or “NPV”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 100 basis point increments, with changes in interest rates representing immediate and permanent shifts in the yield curve.

The table below sets forth, as of March 31, 2017, the calculation of the estimated changes in our NPV that would result from the designated immediate changes in the United States Treasury yield curve.

				Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
		(Dollars in thousands)
+400	$92,175	$(32,196)	-25.89%	12.48%	(283)
+300	101,594	(22,778)	-18.31%	13.41%	(190)
+200	110,373	(13,999)	-11.26%	14.22%	(110)
+100	118,239	(6,132)	-4.93%	14.88%	(44)
———	124,372	—	0.00%	15.31%	—
-100	129,134	4,762	3.83%	15.60%	29

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at March 31, 2017, in the event of an instantaneous 200 basis point increase in interest rates, we would experience an 11.26% decrease in net economic value, and in the event of an instantaneous 100 basis point decrease in interest rates, we would experience a 3.83% increase in net economic value.

GAP Analysis. In addition, we analyze our interest rate sensitivity by monitoring our interest rate sensitivity “gap.” Our interest rate sensitivity gap is the difference between the amount of our interest-earning assets maturing or repricing within a specific time period and the amount of our interest bearing-liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a period exceeds the amount of interest rate sensitive liabilities maturing or repricing during the same period, and a gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a period exceeds the amount of interest rate sensitive assets maturing or repricing during the same period.

The following table sets forth our interest-earning assets and our interest-bearing liabilities at March 31, 2017, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 2017, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

	Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Five Years Plus	Total Earning Assets & Costing Liabilities	Non Earning Assets & Non Costing Liabilities	Total
	(Dollars in thousands)
Assets:
Interest-bearing deposits in banks	$11,947	$11,947	$11,947	$11,947	$11,947	$11,947	$11,947	$4,557	$16,504
Securities	2,008	3,046	10,300	38,273	51,878	52,281	52,281	(344)	51,937
Net loans (includes LHFS)	53,429	89,463	167,968	289,973	612,938	680,875	680,875	(1,208)	679,667
FHLB Stock	—	—	—	—	2,089	2,089	2,089	—	2,089
Other assets	—				6	6	6	36,050	36,056
Total	$67,384	$104,456	$190,215	$340,193	$678,858	$747,198	$747,198	$39,055	$786,253
Liabilities:
Non-maturity deposits	$206,585	$206,585	$206,585	$206,585	$206,585	$206,585	$206,585	$80,053	$286,638
Certificates of deposit	51,205	85,555	155,131	238,838	362,820	365,407	365,407	—	365,407
Other liabilities	28,000	28,000	28,000	28,000	28,000	28,000	28,000	12,734	40,734
Total liabilities	285,790	320,140	389,716	473,423	597,405	599,992	599,992	92,787	692,779
Capital	—	—	—	—	—	—	—	93,474	93,474
Total liabilities and capital	$285,790	$320,140	$389,716	$473,423	$597,405	$599,992	$599,992	$186,261	$786,253
Asset/liability gap	$(218,406)	$(215,684)	$(199,501)	$(133,230)	$81,453	$147,206	$147,206
Gap/assets ratio	23.58%	32.63%	48.81%	71.86%	113.63%	124.53%	124.53%

At March 31, 2017, our asset/liability gap from zero days to one year was ($199.5) million, resulting in a gap/assets ratio of 48.81%.

The following table sets forth our interest-earning assets and our interest-bearing liabilities at December 31, 2016, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2016, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

	Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Five Years Plus	Total Earning Assets & Costing Liabilities	Non Earning Assets & Non Costing Liabilities	Total
	(Dollars in thousands)
Assets:
Interest-bearing deposits in banks	$6,920	$6,920	$6,920	$6,920	$6,920	$6,920	$6,920	$4,796	$11,716
Securities	596	3,268	9,368	40,612	52,243	52,942	52,942	(252)	52,690
Net loans (includes LHFS)	46,325	86,334	163,005	283,027	579,173	645,082	645,082	(763)	644,319
FHLB Stock	—	—	—	—	964	964	964	—	964
Other assets	—				7	7	7	35,287	35,294
Total	$53,841	$96,522	$179,293	$330,559	$639,307	$705,915	$705,915	$39,068	$744,983
Liabilities:
Non-maturity deposits	$197,285	$197,285	$197,285	$197,285	$197,285	$197,285	$197,285	$74,529	$271,814
Certificates of deposit	52,597	98,133	166,781	236,755	366,562	368,721	368,721	—	368,721
Other liabilities	3,000	3,000	3,000	3,000	3,000	3,000	3,000	8,456	11,456
Total liabilities	$252,882	$298,418	$367,066	$437,040	$566,847	$569,006	$569,006	$82,985	$651,991
Capital	—	—	—	—	—	—	—	92,992	92,992
Total liabilities and capital	$252,882	$298,418	$367,066	$437,040	$566,847	$569,006	$569,006	$175,977	$744,983
Asset/liability gap	$(199,041)	$(201,896)	$(187,773)	$(106,481)	$72,460	$136,909	$136,909
Gap/assets ratio	21.29%	32.34%	48.84%	75.64%	112.78%	124.06%	124.06%

At December 31, 2016, our asset/liability gap from zero days to one year was ($187.8 million), resulting in a gap/assets ratio of 48.84%.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and NPV tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and NPV and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of New York. At March 31, 2017 and December 31, 2016, we had $28.0 million and $3.0 million, respectively, of outstanding advances from the Federal Home Loan Bank of New York, on an overnight line of credit basis and also had a guarantee from the Federal Home Loan Bank of New York through a standby letter of credit of $3.6 million. At March 31, 2017, we had eligible collateral of approximately $166.2 million in mortgage loans available to secure advances from the Federal Home Loan Bank of New York. At March 31, 2017 and December 31, 2016, we had the ability to borrow up to $25.0 million under repurchase agreements with three brokers. We had no securities sold under repurchase agreements with brokers as of March 31, 2017 and December 31, 2016.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and interest-bearing deposits in banks. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $2.9 million and $3.8 million for the three months ended March 31, 2017 and 2016, respectively. Net cash (used in) investing activities, which consists primarily of disbursements for loan originations, offset by principal collections on loans, proceeds from maturing securities and pay downs on mortgage-backed securities, was $(36.0) million and $(4.8) million for the three months ended March 31, 2017 and 2016, respectively. Net cash provided by financing activities, consisting of activities in deposit accounts, was $37.8 million and $13.2 million for three months ended March 31, 2017 and 2016, respectively.

Net cash provided by operating activities was $4.3 million and $5.2 million for the years ended December 31, 2016 and 2015, respectively. Net cash (used in) investing activities, which consists primarily of disbursements for loan originations and the purchases of securities, offset by principal collections on loans, proceeds from maturing securities and pay downs on mortgage-backed securities, was $(43.9) million and $(6.2) million for the years ended December 31, 2016 and 2015, respectively. Net cash provided by (used in) financing activities, consisting of activities in deposit accounts, was $38.6 million and $(2.2) million for the years ended December 31, 2016 and 2015, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At March 31, 2017 and December 31, 2016, we exceeded all of our regulatory capital requirements, and we were categorized as well capitalized at March 31, 2017 and December 31, 2016 and 2015. Management is not aware of any conditions or events since the most recent notification that would change our category. See “Historical and Pro Forma Regulatory Capital Compliance.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At March 31, 2017 and December 31, 2016, we had outstanding commitments to originate loans of $90.6 million and $63.7 million, respectively. We anticipate that we will have sufficient funds available to meet our current lending commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2017 totaled $157.7 million and from December 31, 2016 totaled $168.9 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF PDL COMMUNITY BANCORP

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Ponce Bank. We intend to retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of shares of our common stock by the Ponce Bank employee stock ownership plan. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, PDL Community Bancorp, as the holding company of Ponce Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of PDL Community Bancorp at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Ponce Bank. Initially, PDL Community Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Ponce Bank. At the present time, we intend to employ only persons who are officers of Ponce Bank to serve as officers of PDL Community Bancorp. We will also use the support staff of Ponce Bank from time to time. These persons will not be separately compensated by PDL Community Bancorp. PDL Community Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF PONCE BANK MUTUAL HOLDING COMPANY

Ponce De Leon Federal Bank will become Ponce Bank Mutual Holding Company, a federal mutual holding company, and will at all times own a majority of the outstanding shares of PDL Community Bancorp’s common stock. Persons who had membership rights in Ponce De Leon Federal Bank as of the date of the reorganization will continue to have membership rights; however, these membership rights will be in Ponce Bank Mutual Holding Company.

Ponce Bank Mutual Holding Company’s principal assets will be the common stock of PDL Community Bancorp it receives in the reorganization and offering and $200,000 cash in initial capitalization. Presently, it is expected that the only business activity of Ponce Bank Mutual Holding Company will be to own a majority of PDL Community Bancorp’s common stock. Ponce Bank Mutual Holding Company will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

Ponce Bank Mutual Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of Ponce Bank. It is anticipated that Ponce Bank Mutual Holding Company will employ only persons who are officers of Ponce Bank to serve as officers of Ponce Bank Mutual Holding Company. Those persons will not be separately compensated by Ponce Bank Mutual Holding Company. The initial directors of Ponce Bank Mutual Holding Company will consist of the current directors of Ponce De Leon Federal Bank.

BUSINESS OF PONCE DE LEON FEDERAL BANK

General

Ponce De Leon Federal Bank is a federally chartered savings association headquartered in Bronx, New York. Ponce De Leon Federal Bank was originally chartered in 1960 as a federally-chartered mutual savings and loan association under the name Ponce De Leon Federal Savings and Loan Association. In 1985, we changed our name to “Ponce De Leon Federal Savings Bank.” In 1997, we changed our name to “Ponce De Leon Federal Bank.” The Bank is designated a Minority Depository Institution under applicable regulations.

We conduct our business from our administrative center and 13 banking offices. Our banking offices are located in Bronx (5 branches), Manhattan (2 branches), Queens (3 branches) and Brooklyn (3 branches), New York, and one branch in Union City, New Jersey.

We maintain a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of our local customer base. Historically, as a traditional thrift institution, our lending activities were concentrated in origination of one-to-four family residential investor owned and owner occupied mortgage loans and, at March 31, 2017, such loans continue to comprise the largest concentration of the loan portfolio (48.6% of total loan balance and 52.4% of the total number of loans at such date). In recent years, we embarked on a new strategic direction designed to build a full service community banking franchise dedicated to meeting the banking needs of business and retail customers in the communities that we serve. In connection with the implementation of a full service community banking strategy, we invested in infrastructure and personnel to manage and facilitate our growth strategy. Most notably, in support of implementation of a diversified lending strategy, we have been building a team of commercial lenders experienced in developing full service commercial banking relationships in the local market. Our objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which we are seeking to establish a full service banking relationship with our commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

We have earned a reputation for serving the needs of our communities by emphasizing the importance of personal banking via our loan and deposit product offerings and by promoting local economic development. We are customer-driven and are committed to providing quality and reliable service to our existing customer base as well as new customers in the communities we serve. Our focus on minority populations reflects our founding roots.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in mortgage loans, consisting of one-to-four family residential investor owned and owner occupied, multifamily residential, nonresidential property and construction and land, and, to a lesser extent, business and consumer loans. Subject to market conditions, we expect to increase our focus on multifamily and nonresidential loans in an effort to grow our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted primarily of securities issued by the U.S. Government and federal agencies and mortgage-backed securities issued by U.S. government sponsored enterprises. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We have made limited use of borrowings in recent years to fund our operations.

Our executive office is located at 2244 Westchester Avenue, Bronx, New York 10462, and our telephone number at this address is (718) 931-9000. Our website address is www.poncebank.net. Information on our website is not and should not be considered a part of this prospectus.

Market Area

We are headquartered in Bronx, New York, with our primary market in the boroughs of New York City (excluding Staten Island) and Hudson County, New Jersey. The size and complex nature of the geographic footprint makes for diverse demographics that continue to undergo a significant change, in terms of economic, racial, ethnic and age parameters, all with potentially substantial long-term institutional ramifications.

Our primary deposit base includes a large and stable base of locally employed blue collar workers with low-to-medium income, middle-aged, and with limited investment funds. Within the base of locally employed blue-collar workers there is a significant, and growing, portion of recently immigrated, younger, lower-skilled laborers. The influx of immigrant lower-skilled workers, however, has been hampered by the increases in rental rates in the rental housing market within the New York city metropolitan area. Nevertheless, we still adhere to our purpose since inception, “to promote community oriented banking and to serve a necessary and desirable function for the Hispanic community and all consumers within the areas of business.” We have provided the funding for economic development in much of the Hispanic community within our market area and we primarily serve low and moderate income areas. We are seeking to increase this effect through our expected application to be designated a Community Development Financial Institution.

Another significant customer segment consists of middle aged and older white collar, high-income individuals, many of which are self-employed real estate investors and developers. They constitute a large percentage of the borrowing base of the Bank and, increasingly, are becoming the source of a significant percentage of commercial deposits.

The Bank historically has been funded through local community deposits. Today, the Bank continues to rely primarily on community deposits to fund investments and loans. However, the mix of community deposits now includes consumer and commercial deposits but with a strong reliance on time deposits when compared to our peers, resulting in a historically higher-than-peer cost of funds.

Until we expanded our branch network, our Bronx-based image and emphasis on personal services to minorities allowed us to maintain adequate market standing in consumer deposits and mortgage loans. The Bank’s branch expansion and the gentrification of substantial parts of New York City altered our competitive landscape. The branch expansion resulted in primarily one-time increases in our deposit base. Subsequent competitive pressures, coupled with the Bank’s desire to control its cost of funds, have resulted in deposit growth after 2011 that just matches overall market growth. Since then, assets and deposits have remained relatively stable overall but have shown significant internal shifting between products as the Bank and its customers continue to adjust to current economic realities. The internal shifting also reflects the Bank’s sale of distressed assets and the partial use of proceeds to fund desirable outflows of higher costing time deposits.

Competition

The Bank faces significant competition within the Bank’s market both in making loans and attracting deposits. There is high concentration of financial institutions in the Bank’s market area, including national, regional and other locally operated commercial banks, savings banks and credit unions. Several “mega” banks exist in the market, such as JPMorgan Chase, Citibank and Capital One, many of which are making a new push for retail deposits. A number of our competitors offer products and services that the Bank does not currently offer, such as trust services, private banking, insurance services and asset management. Additionally, the Bank faces an increasing level of competition from non-core financial service providers that do not necessarily maintain a physical presence in the Bank’s market area, such as Quicken Loans, Freedom Mortgage and many internet financial service providers. The litany of competitors facing the Bank is extensive.

Deposit market share in the New York area can be difficult to grasp, as some “mega” banks will include large scale deposits from around the world as held at the headquarters. However, in Bronx County, New York, where the Bank maintains five branches, we hold 1.95% (June 30, 2016) of the market’s deposits. This represents the Bank’s largest market share in a county level area. Generally speaking, the Bank has been able to grow deposits at about the same rates as our respective markets of operation. Between June 30, 2015 and June 30, 2016, the Queens County market increased 14%, and the Bank grew deposits at its branches in tandem with that rate. The Bank will continue to work to improve its market position by expanding its brand within its current market, and building the capability to offer more mortgage products that it can originate and hold or sell into the secondary market.

Lending Activities

General. Our principal lending activity is originating one-to-four family residential real estate, including investor owned and owner occupied, multifamily, nonresidential and to a lesser extent construction loans. To a much lesser extent, we also originate commercial and industrial (“C&I”) business loans and consumer loans. Subject to market conditions and our asset-liability analysis, we expect to increase our emphasis on multifamily and nonresidential loans in an effort to grow our overall loan portfolio and increase the overall yield earned on our loans.

Lending activities are conducted primarily by our salaried loan personnel operating at our main and branch office locations and by our loan officers. All loan originated by us are underwritten pursuant to our policies and procedures. We currently intend that substantially all of our loan originations will be with adjustable interest rates. For our C&I loan originations, variable rate pricing will be offered based on prime rate pricing plus margin. Our ability to originate adjustable rate loans is dependent upon customer acceptance of such loans, which may be affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. In addition to the loans included in the table below, at both March 31, 2017 and December 31, 2016, we had $2.1 million of loans held-for-sale. Loans in process at March 31, 2017 and December 31, 2016 were $29.9 million and $21.4 million, respectively.

	At March 31,		At December 31,
	2017		2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Mortgage loans:
1-4 family residences
Investor Owned	$237,904	34.62%	$227,409	34.90%	$203,239	35.25%	$190,726	34.54%	$195,762	34.27%	$207,981	34.99%
Owner-Occupied	96,085	13.98%	97,631	14.98%	106,053	18.39%	105,222	19.05%	111,252	19.47%	105,084	17.68%
Multifamily residences	161,833	23.55%	158,200	24.28%	122,836	21.30%	110,978	20.10%	107,541	18.82%	107,949	18.16%
Nonresidential properties	140,501	20.45%	121,500	18.64%	106,462	18.46%	111,806	20.24%	109,603	19.19%	115,614	19.45%
Construction and land	37,610	5.47%	30,340	4.66%	22,883	3.97%	18,707	3.39%	25,567	4.48%	29,708	5.00%

Total mortgage loans	673,933	98.07%	635,080	97.46%	561,473	97.37%	537,439	97.32%	549,725	96.23%	566,336	95.28%
Nonmortgage loans:
Business	12,434	1.81%	15,719	2.41%	14,350	2.49%	14,206	2.57%	20,349	3.56%	26,545	4.47%
Consumer	796	0.12%	843	0.13%	788	0.14%	614	0.11%	1,210	0.21%	1,537	0.25%

Total nonmortgage loans	13,230	1.93%	16,562	2.54%	15,138	2.63%	14,820	2.68%	21,559	3.77%	28,082	4.72%

	687,163	100.00%	651,642	100.00%	576,611	100.00%	552,259	100.00%	571,284	100.00%	594,418	100.00%

Net deferred loan origination costs	732		711		535		479		279		244
Allowance for losses on loans	(10,370)		(10,205)		(9,484)		(9,449)		(9,940)		(10,056)

Loans, net	$677,525		$642,148		$567,662		$543,289		$561,623		$584,606

Loan Products Offered by the Bank. The following table provides a breakdown of the Bank’s loan portfolio (excluding loans held-for-sale) by product type and principal balance outstanding at March 31, 2017:

At March 31, 2017
Loan Type	# of Loans	Principal Balance (In thousands)	% of Portfolio
Mortgage loans:
1-4 family residences
1-4 Family Investor Owned	514	$237,904	34.62%
1-4 Family Owner Occupied	292	96,085	13.98%
Multifamily residences	225	161,833	23.55%
Nonresidential properties	203	140,501	20.45%

Construction and land
Construction 1-4 Investor	5	2,426	0.35%
Construction Multifamily	12	30,057	4.37%
Construction Nonresidential	3	4,824	0.70%
Land loan	1	303	0.04%

Nonmortgage loans:
Business loans
C&I lines of credit	93	7,491	1.09%
C&I loans (term)	21	4,943	0.72%
Consumer loans
Unsecured	34	339	0.05%
Passbook	139	457	0.07%

Total	1,542	$687,163	100.00%

One-to-four Family Investor Owned Loans. At $237.9 million, or 34.6%, of the Bank’s total loan portfolio at March 31, 2017, investor owned mortgage loans secured by non-owner occupied one-to-four family residences represent the Bank’s largest single lending category. The majority of this portfolio, $199.5 million, or 83.9%, are two-to-four family properties (407 accounts), while the remaining $38.4 million, or 16.1%, are single family non-owner occupied investment properties (107 accounts). The three largest loans in this category are $5.0 million, $3.1 million and $2.8 million. In this category, loans totaling $105.3 million, or 44.1%, are secured by properties located in Queens County, $70.8 million, or 29.7%, in Kings County, $20.3 million, or 8.5%, in Bronx County, and $16.9 million, or 7.1%, in New York County. The rest of this category, less than 11.0%, is spread out in other counties and no other concentration exceeded $10.0 million or 5.0%.

One-to-four family investor-owned loans involve a greater degree of risk than one-to-four family owner occupied loans. Rather than depending on the borrower’s repayment ability from employment or other income, the borrower’s repayment ability is primarily dependent on ensuring that a tenant occupies the investor property and has the financial capacity to pay sufficient rent to cover the borrower’s debt. In addition, if an investor borrower has several loans secured by properties in the same market, the loans have risks similar to a multifamily real estate loan and repayment of those loans is subject to adverse conditions in the rental market or the local economy.

The Bank imposes strict underwriting guidelines in the origination of such loans, including lower maximum loan-to-value ratios of 70% on purchases and 65% on refinances, a required minimum debt service coverage ratio (net operating income divided by debt service requirement) of 1.20x that must be met by either the property on a standalone basis, or by the inclusion of the owner(s) as co-borrower(s). In addition, all such loans currently require that the transaction exhibit a global debt service coverage ratio (net operating income divided by debt service requirement) of no less than 1.0 times. This indicates that the owner has the capacity to support the loan along with all of his personal obligations. On occasion, the Bank has required that the borrower establish a cash reserve to be held at the Bank in order to provide additional security. The maximum term on such loans is 30 years, typically with five year adjustable rates.

One-to-four Family Owner Occupied Loans. Lending in this category totaled $96.1 million, or 14.0% of the Bank’s total loan portfolio at March 31, 2017. None of the loans in this category exceeded $2.0 million in outstanding balances, with the three largest having $1.8 million, $1.8 million and $1.6 million in outstanding balances. There are only 14 loans with an outstanding balance in excess of $1.0 million, which in total account for less than 20% of this category. At March 31, 2017, approximately 39.8% of this category is secured by properties located in Queens County and 11.4% in New York County. None of the other geographical concentrations exceeded 10% of this category.

It is the Bank’s policy to underwrite loans secured by one-to-four family owner occupied residential real estate in a manner that ensures strict compliance with Dodd-Frank regulatory requirements. This includes underwriting only mortgages that have a debt-to-income ratio of 43% or less. That is the highest ratio a borrower can have and still get qualified mortgage. A qualified mortgage is presumed to meet the borrower’s ability to repay the loan. As part of this effort, the Bank employs software that tests each loan for compliance.

The Bank generally limits loans in this category to a maximum loan-to-value ratio of 90% for a purchase and 80% for a refinance, based on the lower of the purchase price or appraised value. The maximum loan term is 30 years, self-amortizing. Being that the Bank is a portfolio lender, it presently does not offer a fixed-rate product. The Bank offers mostly 5/1 and 5/5 adjustable rate loans that adjust based on a spread currently ranging between 2.75% to 3.00% over the one or five year Treasury Note. The maximum amount by which the interest rate may increase is limited to 2% for the first two adjustments and 5% for the life of the loan.

Multifamily and NonResidential Lending. At $302.3 million, or 44.0% of the Bank’s total loan portfolio at March 31, 2017, mortgages secured by multifamily and nonresidential properties represent the Bank’s largest lending concentration. The nonresidential portfolio accounts for $140.5 million of the $302.3 million, of which $30.7 million is classified as owner used, owner occupied. The overall mix is quite diverse in terms of property types, with the largest concentration being retail and wholesale at $53.9 million or 38.4% of the portfolio, industrial and warehouse at $24.5 million or 17.5%, service, doctor, dentist, beauty, etc. at $18.3 million or 13.0%, offices at $14.6 million or 10.4%, churches at $12.3 million or 8.7%, restaurants at $7.6 million or 5.4% and hotels and motels at $6.3 million or 4.5%. The rest of the portfolio accounts for other property types, with none exceeding 1% as a portfolio concentration. The three largest loans were $7.5 million, $7.4 million and $5.7 million, with the largest being a nonresidential building, and the other two consist of multifamily and nonresidential buildings. From the total of $302.3 million, 80 loans have balances in excess of $1.0 million and they account for $164.7 million, or approximately 54.5% of this lending concentration. In terms of geographical concentrations, $125.4 million, or 41.5%, are secured by properties located in Queens County, $60.5 million, or 20.0%, in Bronx County, $45.0 million or 14.9%, in Kings County, $21.0 million, or 6.9%, in New York County and $18.8 million, or 6.2%, in Westchester County. All other concentrations by county, which account for less than 11% of this category, are balances of $10.0 million or less.

The Bank considers a number of factors in originating multifamily and nonresidential mortgages. Loans secured by multifamily and nonresidential real estate generally have larger balances and involve a greater degree of risk than one-to-four family residential real estate loans. The primary concern in this type of lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To address the risks involved with evaluating the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, the Bank considers the financial resources of the borrower, the borrower’s experience in owning or managing similar properties and the borrower’s payment history with the Bank and other financial institutions. In evaluating the property securing the loan, the factors considered include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value or purchase price of the mortgaged property (whichever is lower), and the debt service coverage ratio. All multifamily and non-residential loans are supported by appraisals that conform to the Bank’s appraisal policy.

The Bank generally limits the maximum loan-to-value ratio on these loans to 75%, based on the lower of the purchase price or appraised value of the subject property (70% on the refinance of nonresidential properties such as retail spaces, office buildings, and warehouses). The maximum loan term ranges between 25 and 30 years. As is the Bank’s general policy, the Bank offers only adjustable rates on its multifamily and nonresidential mortgages - with adjustments based on a spread currently ranging between 2.75% to 3.00% over the five year Federal Home Loan Bank of New York rate.

Construction and Land Lending. Construction and land lending totaled $37.6 million, or 5.5% (21 projects), of the Bank’s total loan portfolio as of March 31, 2017, with the majority consisting of multifamily residential projects (12 projects). Out of the $37.6 million, $30.1 million are multifamily of which $12.4 million are secured by properties located in Queens County, $14.3 in Kings County, $2.7 million in Bronx County and $550,000 in New York County. Size varies from 5 unit gut rehab projects to 49 residential units on a single project. In total, the multifamily construction portfolio accounts for 253 residential units. At March 31, 2017, loans in process related to construction loans totaled $29.9 million.

The Bank’s typical construction loan has a term of up to 24 months and contains:

•	a minimum of 5% contingency;

•	a minimum of 5% retainage;

•	a loan-to-cost ratio of 70% or less;

•	an end loan loan-to-value ratio of 65% or less;

•	an interest reserve;

•	guarantees of all owners / partners / shareholders of a closely held organization owning 20% or more of company stock or entity ownership; and

•	an option to convert to a permanent mortgage loan upon completion of the project.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. The Bank’s approach to the underwriting of construction loans is driven by five factors: analysis of the developer; analysis of the contractor; analysis of the project; valuation of the project; and evaluation of the source of repayment.

The developer’s character, capacity and capital are analyzed to determine that the individual or entity has the ability to first complete the project and then either sell it or carry permanent financing. The general contractor is analyzed for reputation, sufficient expertise and capacity to complete the project within the allotted time. The project is analyzed in order to ensure that the project will be completed within a reasonable period of time according to the plans and specifications, and can either be sold or refinanced once completed. All construction loans are supported by appraisals which conform to the Bank’s appraisal policy and affirm the value of the project both “As Is” and “As Completed”. Lastly, the Bank reviews the developer’s cash flow estimations for the project on an “As Completed” basis. These projections are compared to the appraiser’s estimates. Debt service coverage using projected net income must be at least 1.2 times the estimated debt service when operating at stabilized levels.

Upon closing of the construction loan, the Bank begins monitoring the project and funding requisitions for completed stages upon inspection and confirmation by third party firms, such as engineers, of the work performed and its value and quality. Conversion to permanent financing usually occurs upon a conversion underwriting and receipt of certificates of occupancy, as applicable.

The following table provides a breakdown of the Bank’s loan portfolio (excluding loans held-for-sale) by product type and principal balance outstanding at December 31, 2016:

At December 31, 2016
Loan Type	# of Loans	Principal Balance (In thousands)	% of Portfolio
Mortgage loans:
1-4 family residences
1-4 Family Investor Owned	508	$227,409	34.90%
1-4 Family Owner Occupied	295	97,631	14.98%
Multifamily residences	223	158,200	24.28%
Nonresidential properties	201	121,500	18.65%

Construction and land
Construction 1-4 Investor	4	1,699	0.26%
Construction Multifamily	11	21,635	3.32%
Construction Nonresidential	4	6,690	1.03%
Land loan	1	316	0.05%

Nonmortgage loans:
Business loans
C&I lines of credit	93	10,946	1.68%
C&I (term)	22	4,773	0.73%

Consumer loans
Unsecured	40	353	0.05%
Passbook	138	490	0.08%

Total	1,540	$651,642	100.00%

One-to-four Family Investor Owned Loans. At $227.4 million, or 34.9%, of the Bank’s total loan portfolio at December 31, 2016, investor owned mortgage loans secured by non-owner occupied one-to-four family residences represent the Bank’s largest lending category. The majority of this portfolio, $187.5 million or 82.5% are two-to-four family properties, (399 accounts), while the remaining $39.9 million or 17.5% are single family non-owner occupied investment properties (109 accounts). The three largest loans in this category are $5.0 million, $2.8 million and $2.7 million. In this category, loans totaling $95.0 million, or 41.7%, are secured by properties located in Queens County, $69.0 million, or 30.4%, in Kings County, $20.0 million, or 8.9%, in Bronx County, and $16.4 million, or 7.2%, in New York County. The rest of this category, less than 14.0%, is spread out in other counties and no other concentration exceeded $10.0 million or 5.0%.

One-to-four Family Owner Occupied Loans. Lending in this category totaled $97.6 million or 15.0% of the Bank’s total loan portfolio at December 31, 2016. None of the loans in this category exceeded $2.0 million in outstanding balances, with the three largest having $1.8 million, $1.8 million and $1.6 million in outstanding balances. There are only 14 loans with an outstanding balance in excess of $1.0 million, which in total account for less than 20% of this category. At December 31, 2016, approximately 39.4% of this category is secured by properties located in Queens County and 11.9% in New York County. None of the other geographical concentrations exceeded 10% of this category.

Multifamily and NonResidential Lending. At $279.7 million, or 42.9% of the Bank’s total loan portfolio at December 31, 2016, mortgages secured by multifamily and nonresidential properties represent the Bank’s largest lending concentration. The nonresidential portfolio accounts for $121.5 million of the $279.7 million, of which $18.3 million is classified as owner used, owner occupied. The overall mix is quite diverse in terms of property types, with the largest concentration being retail and wholesale at $45.6 million or 37.5% of the portfolio, industrial and warehouse at $18.7 million or 15.4%, service, doctor, dentist, beauty, etc. at $15.8 million or 12.8%, offices at $13.3 million or 10.9%, churches at $10.1 million or 8.3%, restaurants at $8.5 million or 7.0% and hotels and motels at $6.3 million or 5.2%. The rest of the portfolio accounts for other property types, with none exceeding 1% as a portfolio concentration. The three largest loans were $7.4 million, $5.7 million and $5.0 million, with the largest being a multifamily residential building, and the other two nonresidential. From the total of $279.7 million, 71 loans have balances in excess of $1.0 million and they account for $141.6 million, or approximately 50.6% of this lending concentration. In terms of geographical concentrations, $127.4 million, or 45.5%, are secured by properties located in Queens County, $43.0 million, or 15.4%, in Bronx County, $39.3 million or 14.0%, in Kings County, $20.4 million, or 7.3%, in New York County and $19.0 million, or 6.8%, in Westchester County. All other concentrations by county, which account for less than 11% of this category, have balances of $10.0 million or less.

Construction and Land Lending. Construction and land lending totaled $30.3 million, or 4.7% (20 projects), of the Bank’s total loan portfolio at December 31, 2016, with the majority consisting of multifamily residential projects (11 projects). Out of the $30.3 million, $21.6 million are multifamily of which $9.6 million are secured by properties located in Queens County, $9.0 million in Kings County, $2.4 million in Bronx County and $600,000 in New York County. Size varies from 5 unit gut rehab projects to 44 residential units on a single project. In total, the multifamily construction portfolio accounts for 204 residential units. At December 31, 2016, loans in process related to construction loans totaled $21.4 million.

C&I Loans and Lines of Credit. C&I loans and lines of credit represent a small portion of the Bank’s total loan portfolio at March 31, 2017 and December 31, 2016, less than 2.0% and 2.5%, respectively. Unlike residential real estate loans, which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value.

Although the Bank’s loan policy allows for the extension of secured and unsecured financing, the Bank usually obtains collateral when in initial discussions with potential borrowers. Unsecured credit facilities are made only to strong borrowers that possess established track records with the Bank (or come highly recommended) and are supported by guarantors. Guarantees are required of any individual or entity owning or controlling 20% or more of the borrowing entity, with exceptions requiring approval of the Board of Directors. When credits are not secured by a specific lien on an asset, the Bank usually requires a general lien on all business assets as evidenced by a UCC filing. Pricing is typically based on the Wall Street Journal prime rate plus a spread driven by risk rating variables.

Underwriters are required to identify at least two sources of repayment, usually recommend that loans contain covenants, such as minimum debt service coverage ratios, minimum global debt service coverage ratios, maximum leverage ratios, 30-day “cleanups” or “clean-downs”, as applicable, and must require periodic financial reporting. In addition, every effort is made to set up borrowers with auto-debit for loan payments, and they are strongly encouraged to maintain operating accounts at the Bank.

Lines of credit are typically short term facilities (12 months) that are provided for occasional or seasonal needs. They are extended to only the strongest borrowers who have established cash flow from operations and a clean history. An annual 30-day clean-up or 75% annual pay-down period is required. A clean-up period generally is not required on secured lines. Guarantors, which are usually required, must have clean credit histories and a substantial outside net worth. Most lines contain an option to convert to a term loan upon maturity.

Secured term loans are long term facilities extended typically for the purpose of financing the purchase of a long term asset. At a minimum, they will be collateralized by the asset being purchased. They may also be secured by an existing long term business asset or outside collateral pledged by the guarantor. Unsecured term loans will only be extended to the strongest borrowers who have established cash flow from operations and a clean credit history. Although Bank policy allows term loans for up to 10 years, the preference is to offer self-amortizing term loans based on a term of no more than five to seven years.

Loan Originations, Purchases and Sales. The following table sets forth our loan originations, sales, purchases and principal repayment activities during the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands)
Total loans at beginning of year	$651,642	$576,611	$576,611	$552,259	$571,284	$594,418	$622,359
Loans originated:
Mortgage loans:
1-4 family residences
Investor owned	19,379	9,471	57,167	39,309	34,603	31,508	20,544
Owner occupied	4,374	2,747	14,741	12,555	11,625	23,001	10,171
Multifamily residences	9,030	18,763	51,876	34,048	28,965	21,986	19,955
Nonresidential properties	24,746	2,764	31,408	18,365	15,972	13,850	9,902
Construction and land	15,675	6,850	5,693	3,497	15,485	10,389	13,589

Total mortgage loans	73,204	40,595	160,885	107,774	106,650	100,734	74,161
Nonmortgage loans:
Business	1,555	414	1,222	7,451	4,540	5,084	1,924
Consumer	67	149	718	692	277	516	782

Total nonmortgage loans	1,622	563	1,940	8,143	4,817	5,600	2,706

Total loans	74,826	41,158	162,825	115,917	111,467	106,334	76,867
Loans purchased:
Mortgage loans:
1-4 family residences	—	—	—	—	—	—	—
Investor owned	—	—	—	—	—	—	—
Owner occupied	—	—	—	—	—	—	—
Multifamily residences	—	—	—	—	—	—	—
Nonresidential properties	—	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—	—

Total mortgage loans	—	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total nonmortgage loans	—	—	—	—	—	—	—

Total loans	—	—	—	—	—	—	—
Loans sold:
Mortgage loans:
1-4 family residences	—	—	—	—	—	—	—
Investor owned	—	—	—	—	—	—	—
Owner occupied	—	—	—	—	—	—	(441)
Multifamily residences	—	—	—	—	(850)	—	(991)
Nonresidential properties	—	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—	(1,285)

Total mortgage loans	—	—	—	—	(850)	—	(2,717)
Nonmortgage loans:
Business	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total nonmortgage loans	—	—	—	—	—	—	—

Total loans	—	—	—	—	(850)	—	(2,717)
Principal repayments and other	(39,305)	(30,493)	(87,794)	(91,565)	(131,342)	(129,468)	(107,525)

Net loan activity	35,521	10,665	75,031	24,352	(19,025)	(23,134)	(27,941)

Total loans at end of year	$687,163	$587,276	$651,642	$576,611	$552,259	$571,284	$594,418

Loan Approval Procedures and Authority. Our maximum loan to one borrower is 90% of the Bank’s legal lending limit, individually and cumulatively. At March 31, 2017, our internal lending limit to one borrower was $14.5 million.

At March 31, 2017, our largest relationship was $13.0 million consisting of one multifamily construction project in Kings County, with an outstanding balance of $3.7 million. The second largest relationship consists of four loans in total with one located in Queens County, an almost completed residential construction project for $8.0 million and three non-residential loans located in Nassau County with a balance of $1.9 million. No other loan or loans to one borrower, individually or cumulatively exceeded $10.0 million, or 70% of our lending limit.

The Bank’s lending is subject to written policies, underwriting standards and operating procedures. Decisions on the loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain and property valuations, consistent with our appraisal policy. The appraisals are prepared by outside independent licensed appraisers approved by the Board of Directors. They are also subject to internal evaluations using scorecards which are reviewed periodically. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and all information provided with the application and the provided checklists as part of the application package are thoroughly evaluated by the loan underwriting department.

The lending approval process starts with the processing of the application package, which is reviewed for completeness and then all necessary agency reports are ordered. Upon initial review and preparation of preliminary documents by the processors in the underwriting department, the file is assigned to an underwriter. The underwriters are responsible for presenting the loan request - with a recommendation - to the Loan Committee and then the Board of Directors, when the credit exposure is greater than the Loan Committee’s authority. If approved, closed and booked, the loan reviewers then undertake the responsibility of monitoring the credit file for the life of the loan by assessing the borrower’s creditworthiness periodically, given certain criteria and following certain operating procedures. An independent third party also performs loan reviews following similar criteria and scope, under the oversight of the Audit Committee of the board of directors.

The Bank also offers smaller commercial and consumer loans of up to $250,000 that follow an “Express Approval” process based on certain underwriting guidelines. Express Approval loans require the signature of only three (3) Loan Committee members.

At this time, the Bank does not originate loans with the intent of selling them into the secondary market. However, the Bank does have three non-accruing troubled debt restructured loans, totaling $2.1 million, which constitute the held-for-sale portfolio. These are the remaining nonperforming loans that the Bank moved to the held-for-sale portfolio in an effort to decrease our nonperforming loans.

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at March 31, 2017 and December 31, 2016. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

March 31, 2017	1-4 family residences - Investor Owned	1-4 family residences - Owner Occupied	Multifamily Residences	Nonresidential Properties
	(In thousands)
Amounts due in:
One year or less	$3,107	$2,689	$3,601	$1,794
More than one to five years	12,917	3,270	5,225	10,286
More than five years	221,880	90,126	153,007	128,420

Total	$237,904	$96,085	$161,833	$140,500

March 31, 2017	Construction and Land	Business	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$23,920	$5,901	$125	$41,137
More than one to five years	13,691	6,533	671	52,593
More than five years	—	—	—	593,433

Total	$37,611	$12,434	$796	$687,163

December 31, 2016	1-4 family residences - Investor Owned	1-4 family residences - Owner Occupied	Multifamily Residences	Nonresidential Properties
	(In thousands)
Amounts due in:
One year or less	$4,930	$1,465	$2,197	$1,813
More than one to five years	13,915	4,078	6,593	9,598
More than five years	208,564	92,088	149,410	110,089

Total	$227,409	$97,631	$158,200	$121,500

December 31, 2016	Construction and Land	Business	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$22,336	$9,003	$126	$41,870
More than one to five years	8,004	6,716	717	49,621
More than five years	—	—	—	560,151

Total	$30,340	$15,719	$843	$651,642

The following tables set forth our fixed and adjustable-rate loans at March 31, 2017 that are contractually due after March 31, 2018 and at December 31, 2016 that are contractually due after December 31, 2017.

	Due After March 31, 2018
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
1-4 family residences
Investor Owned	$25,670	$209,127	$234,797
Owner Occupied	37,690	55,706	93,396
Multifamily residences	8,913	149,319	158,232
Nonresidential properties	10,802	127,904	138,706
Construction and land	13,691	—	13,691

Total mortgage loans	96,766	542,056	638,822
Nonmortgage loans:
Business	4,550	1,983	6,533
Consumer	671	—	671

Total nonmortgage loans	5,221	1,983	7,204

Total	$101,987	$544,039	$646,026

	Due After December 31, 2017
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
1-4 family residences
Investor owned	$33,225	$189,254	$222,479
Owner occupied	42,087	54,079	96,166
Multifamily residences	15,126	140,877	156,003
Nonresidential properties	24,170	95,517	119,687
Construction and land	8,004	—	8,004

Total mortgage loans	122,612	479,727	602,339
Nonmortgage loans:
Business	4,623	2,093	6,716
Consumer	717	—	717

Total nonmortgage loans	5,340	2,093	7,433

Total	$127,952	$481,820	$609,772

Delinquencies and Non-Performing Assets

Delinquency Procedures. The Collection Department representatives commence collection efforts on the 11th day of delinquency based on the borrower’s payment behavior. Calls will be made with respect to loans considered high risk (Classified loans) as well as loans which experienced lateness/sporadic payments and newly originated credit facilities within the last twelve months. Calls begin on the 17th day of delinquency for all remaining loans. Late notices are mailed on the 17th and 30th day and will continue to follow the same cycle thereafter. If a multifamily or nonresidential property loan becomes 30 days past due the Bank will determine if a cure letter is warranted. The Collection Department will pursue collection efforts up until the 90th day past due. At that time, the Bank usually will institute legal procedures for collection or foreclosure unless it is in the best interest of the Bank to work further with the borrower to arrange a suitable workout plan.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current fair value of the property. Any excess of the recorded value of the loan over the fair value of the property is charged against the allowance for loan losses. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

For the three months ended March 31, 2017 and 2016, we collected $38,208 and $58,947, respectively, of interest income on our non-accruing troubled debt restructured loans, of which we recognized $13,813 and $9,958, respectively. For the years ended December 31, 2016 and 2015, we collected $159,270 and $378,878, respectively, of interest income on our non-accruing troubled debt restructured loans, of which we recognized $26,193 and $71,698, respectively. The remaining interest collected on our non-accruing troubled debt restructured loans for these periods was applied as a principal reduction for the remaining life of the loan, or the loan is deemed performing.

Delinquent Loans. The following table set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At March 31,			At December 31,
	2017			2016			2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Mortgages:
1-4 Family
Investor owned	$2,043	$—	$325	$2,716	$—	$325	$2,306	$659	$805
Owner occupied	2,904	169	2,495	2,562	557	1,734	1,023	311	1,712
Multifamily residences	1,567	—	—	819	—	—	84	—	—
Nonresidential properties	1,244	—	1,994	41	—	1,994	680	55	859
Construction and land	133	—	—	—	—	—	—	—	—
Nonmortgage Loans:
Business	38	—	12	25	—	22	—	—	—
Consumer	—	—	—	—	—	—	—	—	—

Total	$7,929	$169	$4,826	$6,163	$557	$4,075	$4,093	$1,025	$3,376

	At December 31,
	2014			2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Mortgages:
1-4 Family
Investor owned	$1,413	$320	$1,107	$6,179	$232	$6,887	$11,024	$2,637	$13,470
Owner occupied	1,477	607	2,183	2,569	703	3,830	7,966	1,736	7,548
Multifamily residences	8	—	2,956	1,466	—	971	2,002	3,100	1,941
Nonresidential properties	1,783	957	176	2,381	789	1,604	6,464	2,236	4,040
Construction and land	2,228	—	1,280	4,774	1,243	2,207	337	2,009	3,578
Nonmortgage Loans:
Business	195	—	600	1,741	679	—	2,261	1,837	5,026
Consumer	2	—	—	15	18	—	51	8	3

Total	$7,106	$1,884	$8,302	$19,125	$3,664	$15,499	$30,105	$13,563	$35,606

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $2.6 million at March 31, 2017 and $2.7 million, $4.5 million, $9.0 million, 24.3 million and $22.1 million at December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

	At March 31, 2017	At December 31,
		2016	2015	2014	2013	2012
		(Dollars in thousands)
Nonaccrual loans:
Mortgage loans:
1-4 family residences
Investor owned	$573	$809	$1,635	$2,721	$7,365	$12,504
Owner occupied	1,723	1,463	1,078	1,036	4,983	6,762
Multifamily residences	—	—	—	2,957	4,040	4,320
Nonresidential properties	1,606	1,614	1,660	72	1,579	3,232
Construction and land	1,142	1,145	637	259	3,019	7,143
Nonmortgage loans:
Business	12	22	13	14	236	1,686
Consumer	—	—	—	—	29	40

Total nonaccrual loans (not including nonaccruing troubled debt restructured loans)	$5,056	$5,053	$5,023	$7,059	$21,251	$35,687

Nonaccruing troubled debt restructured loans:
Mortgage loans:
1-4 family residences
Investor owned	$1,214	$1,240	$2,599	$4,585	$10,059	$7,666
Owner occupied	636	646	1,055	1,923	7,471	7,534
Multifamily residences	—	—	—	—	396	450
Nonresidential properties	780	783	828	2,427	5,658	5,508
Construction and land	—	—	—	—	—	154
Nonmortgage loans:
Business	—	—	—	79	751	824
Consumer	—	—	—	—	—	—

Total nonaccruing troubled debt restructured loans	2,630	2,669	4,482	9,014	24,335	22,136

Total nonaccrual loans	$7,686	$7,722	$9,505	$16,073	$45,586	$57,823

	At March 31, 2017	At December 31,
		2016	2015	2014	2013	2012
		(Dollars in thousands)
Real estate owned:
Mortgage loans:
1-4 family residences
Investor owned	$—	$—	$—	$—	$—	$—
Owner occupied	—	—	—	—	—	—
Multifamily residences	—	—	—	—	—	—
Nonresidential properties	—	—	—	—	—	—
Construction and land	—	—	76	162	1,059	1,200
Nonmortgage loans:
Business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total real estate owned	—	—	76	162	1,059	1,200

Total nonperforming assets	$7,686	$7,722	$9,581	$16,235	$46,645	$59,023

Accruing loans past due 90 days or more:
Mortgage loans:
1-4 family residences
Investor owned	$—	$—	$—	$—	$—	$—
Owner occupied	—	—	—	—	—	—
Multifamily residences	—	—	—	—	—	—
Nonresidential properties	—	—	—	126	127	299
Construction and land	—	—	—	1,257	894	—
Nonmortgage loans:
Business	—	—	—	600	—	3,511
Consumer	—	—	—	—	—	—

Total accruing loans past due 90 days or more	$—	$—	$—	$1,983	$1,021	$3,810

Accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residences
Investor owned	$6,385	$6,422	$6,579	$5,179	$2,371	$4,134
Owner occupied	7,232	7,271	8,326	9,661	2,476	2,209
Multifamily residences	—	—	—	—	—	—
Nonresidential properties	4,036	4,066	4,186	3,590	2,262	1,256
Construction and land	—	—	—	—	—	—
Nonmortgage loans:
Business	546	593	814	970	—	—
Consumer	—	—	—	—	—	—

Total accruing troubled debt restructured loans	$18,199	$18,352	$19,905	$19,400	$7,109	$7,599

Total nonperforming assets, accruing loans past due 90 days or more and accruing troubled debt restructured loans	$25,885	$26,074	$29,486	$37,618	$54,775	$70,432

Total nonperforming loans to total loans	1.12%	1.19%	1.65%	2.91%	7.98%	9.73%
Total nonperforming assets to total assets	0.98%	1.04%	1.35%	2.28%	6.24%	7.59%
Total nonperforming assets, accruing loans past due 90 days or more and accruing troubled debt restructured loans to total assets	3.29%	3.50%	4.19%	5.33%	7.50%	9.25%

For the periods ended March 31, 2017 and December 31, 2016 and 2015, we collected $65,000, $315,000 and $597,000, respectively, of interest income on our non-accruing loans, of which we recognized $21,000, $83,000 and $115,000, respectively.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

Under OCC regulations, when an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of the Comptroller of the Currency and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our loans, our classified and special mention loans at the dates indicated were as follows:

	At March 31, 2017	At December 31,
		2016	2015	2014	2013	2012
	(In thousands)
Classified Loans:
Substandard	$19,360	$19,225	$17,786	$18,862	$53,690	$71,197
Doubtful	—	—	—	—	—	1,252
Loss	—	—	—	—	—	—

Total classified loans	19,360	19,225	17,786	18,862	53,690	72,449
Special mention loans	4,649	2,549	6,469	10,501	22,134	1,367

Total classified and special mention loans	$24,009	$21,774	$24,255	$29,363	$75,824	$73,816

Troubled Debt Restructurings. We occasionally modify loans to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates, which may be at below market rates, to provide for fixed interest rates on loans where fixed rates are otherwise not available, or to provide for interest-only terms. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests.

At March 31, 2017, we had 57 loans totaling $23.0 million (including three loans held-for-sale totaling $2.1 million) that were classified as troubled debt restructurings. Of these, ten loans totaling $4.8 million (including all three of our loans held-for-sale totaling $2.1 million) were included in our non-accrual loans at such date because they were not performing in accordance with their modified terms, and the remaining 47 loans, totaling $18.2 million, had been performing in accordance with their modified terms for a minimum of six months since the date of restructuring.

At December 31, 2016, we had 61 loans totaling $23.2 million (including three loans held-for-sale totaling $2.1 million) that were classified as troubled debt restructurings. Of these, ten loans totaling $4.8 million (including all three of our loans held-for-sale totaling $2.1 million) were included in our non-accrual loans at such date because they were not performing in accordance with their modified terms, and the remaining 51 loans, totaling $18.4 million, had been performing in accordance with their modified terms for a minimum of six months since the date of restructuring.

Allowance for Loan Losses

The Bank has approved and maintained an appropriate, systematic and consistently applied process to determine the dollar amounts of the allowance for loan losses (“ALLL”) that is adequate to absorb inherent losses in the loan portfolio and other held financial instruments. An inherent loss, as defined by GAAP, and applicable banking regulations, is an unconfirmed loss that probably exists based on the information that is available as of the evaluation date. It is not a loss that may arise from events that might occur as a result of a possible future event. Arriving at an appropriate allowance involves a high degree of management’s judgment, is inevitably imprecise, and results in a range of possible losses.

The determination of the dollar amounts of the ALLL are based on management’s current judgments about the credit quality of the loan portfolio taking into consideration all known relevant internal and external factors that affect loan payment at the end of each month. The dollar amounts reported each month for the ALLL are reviewed at least quarterly by the Board. To ensure that the methodology remains appropriate for the Bank, the Board periodically has the methodology validated externally and causes revisions to be made when appropriate. The Audit Committee oversees and monitors the internal controls over the ALLL determination process. The Bank adheres to a safe and sound banking practice by maintaining, analyzing, and supporting an adequate ALLL in accordance with GAAP and supervisory guidance.

The Bank’s ALLL methodology consists of a system designed and implemented to estimate loan and lease losses. The Bank’s ALLL methodology incorporates management’s current judgments about the credit quality of the loan and lease portfolio through a disciplined and consistently applied process.

The Bank’s loan policy requires the following when the Bank calculates the level of ALLL:

•	All loans shall be taken into consideration in the ALLL methodology whether on an individual or group basis.

•	The Bank shall identify all loans to be evaluated for impairment on an individual basis under ASC 310 (formerly FAS 114) and segment the remainder of the loan portfolio into groups of loans with similar risk characteristics for evaluation and analysis under ASC 450 (formerly FAS 5).

•	All known relevant internal and external factors that may affect the collection of the loan shall be taken into consideration.

•	All known relevant internal and external factors that may affect loan collectability shall be considered and applied consistently; however, when appropriate, these factors may be modified for new factors affecting loan collectability.

•	The particular risks inherent in different kinds of lending shall be taken into consideration.

•	The current collateral values, less the costs to sell, shall be taken into consideration when applicable.

•	The Bank shall require that competent and well-trained personnel perform the analysis, estimates, reviews and other ALLL methodology functions.

•	The ALLL methodology shall be based on current and reliable information.

•	The ALLL methodology shall be well documented, in writing, with clear explanations of the supporting analyses and rationale.

•	The ALLL methodology shall include a systematic and logical method to consolidate the loss estimates and ensure the ALLL balance is recorded in accordance with GAAP.

Loan pools with similar risk characteristics. Loss histories are the starting point for the calculation of ALLL balances. Loss histories are calculated for each of the pools by aggregating the historical losses less recoveries within the respective pools and annualizing the number over the determined length of time. The length of time may vary according to the relevance of past periods’ experience to the current period, among other considerations. The Bank currently uses a prior twelve quarter rolling average for its historical loss rates.

Each segment’s historical loss rate is adjusted for the effects of the qualitative or environmental factors. The factors analyzed include:

•	Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices.

•	Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments.

•	Changes in the nature and volume of the portfolio and in the terms of loans.

•	Changes in the experience, ability and depth of lending management and other relevant staff.

•	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans.

•	Changes in the quality of the Bank’s loan review system.

•	Changes in the value of underlying collateral for collateral-dependent loans.

•	The existence and effect of any concentration of credit, and changes in the level of such concentrations.

•	The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution’s existing portfolio.

The Bank utilizes a risk-based approach to determine the appropriate adjustments for each qualitative factor. A matrix containing definitions of low, medium, and high risk levels are be used to assess the individual factors to determine their respective directional characteristics. These risk levels serve as the foundation for determining the individual adjustments for each factor for each pool of loans.

The qualitative factor adjustments are supported by applicable reports, graphs articles and any other relevant information to evidence and document management’s judgment as to the respective levels of risk and adjustment requirements.

Each of the qualitative adjustment factors is applied to each of the loan pools to reflect adjustments that increase or decrease the historical loss rates applied to each loan pool. Each of these adjustment factors is individually supported and justified, and a discrete narrative for each reflects current information, events, circumstances, and conditions influencing the adjustment. The narratives include descriptions of each factor, management’s analysis of how each factor has changed over time, which loan pool’s loss rates have been adjusted, the amount by which loss estimates have been adjusted for changes in conditions, an explanation of how management estimated the impact, and other available data that support the reasonableness of the adjustments.

Once these qualitative adjustment factors are determined for each pool of loans, they are added to the historical loss numbers for each corresponding pool of loans to arrive at a loss factor for each pool based on historical loss experience and qualitative or environmental influences. These loss factors are adjusted to appropriately reflect the respective risk rating categories within each pool by applying the weighting factors described above to those loans within the respective pools risk rates.

The series of calculations described above can be expressed as the following equation:

[(H*P) + (Q*P)] = R, where

H = Historical loss factor for the pool

Q = Qualitative/Environmental aggregate adjustment for the pool

P = Total loans within the pool

R = Required reserve amount for the risk rating category within the pool

Specific allowances for identified problem loans. The Bank considers a loan to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. All troubled debt restructurings and loans on non-accrual status are deemed to be impaired. A specific valuation allowance is established for the impairment amount of each loan, calculated using the present value of expected cash flows, observable market price, or the fair value of the collateral, in accordance with the most likely means of recovery.

Factors evaluated in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not be classified as impaired. The Bank determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

An unallocated component may be maintained to cover uncertainties that could affect our estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Validation of the ALLL. The Bank considers its ALLL methodology valid when it accurately estimates the amount of loss contained in the loan portfolio. The Bank has employed procedures, including the following, when validating the reasonableness of its ALLL methodology and determining whether there may be deficiencies in its overall methodology or loan grading process:

•	A review of trends in loan volume, delinquencies, loan restructurings and concentrations.

•	A review of previous charge-offs and recovery history, including an evaluation of the timeliness of the entries to record both the charge-offs and the recoveries.

•	An at least annual review by a third party that is independent of the ALLL estimation process.

•	An evaluation of the appraisal process of the underlying collateral.

The Bank supports the independent validation process with the work papers from the ALLL review function and may include the summary findings of an independent reviewer. The Board reviews the findings and acknowledges its review in the minutes of its meeting. If the methodology is changed based upon the findings of the validation process, the documentation that describes and supports the changes is maintained.

As an integral part of its examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses. Following such review, we may determine that it is appropriate to recognize additions to the allowance based on our judgment and information available to us at the time of such examination.

Current expected credit losses. On June 16, 2016, the Financial Accounting Standards Board issued the current expected credit losses (“CECL”) standard. The new standard will have a pervasive impact on us. In response to the new model, we have reassessed our risk management policies and procedures in order for us to successfully implement CECL. Once adopted, we will have to estimate the allowance for loan losses on expected losses rather than incurred losses.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands)
Allowance at beginning of year	$10,205	$9,484	$9,484	$9,449	$9,940	$10,056	$7,872
Provision (recovery) for loan losses	52	(547)	(57)	353	1,184	3,426	5,132
Charge offs:
Mortgage loans:
1-4 family residences
Investor owned	—	—	(38)	(142)	(494)	(1,042)	(376)
Owner occupied	—	—	—	(140)	(207)	(491)	(128)
Multifamily residences	—	—	(3)	(257)	(252)	(254)	(26)
Nonresidential properties	—	—	—	(19)	(268)	(184)	—
Construction and land	—	(85)	(85)	(77)	(32)	(434)	(467)
Nonmortgage loans:
Business	(10)	—	—	—	(945)	(1,440)	(1,954)
Consumer	—	—	(13)	(8)	(19)	(18)	(56)

Total chargeoffs	(10)	(85)	(139)	(643)	(2,217)	(3,863)	(3,007)
Recoveries:
Mortgage loans:
1-4 family residences
Investor owned	5	3	18	53	198	4	2
Owner occupied	1	134	142	10	37	—	—
Multifamily residences	1	—	1	—	61	32	11
Nonresidential properties	2	2	9	31	10	—	6
Construction and land	—	—	5	—	—	133	—
Nonmortgage loans:
Business	113	470	733	224	231	147	34
Consumer	1	1	9	7	5	5	6

Total recoveries	123	610	917	325	542	321	59
Net (chargeoffs) recoveries	113	525	778	(318)	(1,675)	(3,542)	(2,948)

Allowance at end of year	$10,370	$9,462	$10,205	$9,484	$9,449	$9,940	$10,056

Allowance for loan losses as a percentage for nonperforming loans	134.92%	117.15%	132.15%	99.78%	58.79%	21.80%	17.39%
Allowance for loan losses as a percentage of total loans	1.51%	1.61%	1.57%	1.64%	1.71%	1.74%	1.69%
Net (chargeoffs) recoveries to average loans outstanding during the year	0.02%	0.09%	0.13%	(0.06%)	(0.30%)	(0.61%)	(0.48%)

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At March 31, 2017			2016			2015
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
1-4 family residences
Investor owned	$3,181	31.58%	34.62%	$3,146	30.83%	34.90%	$2,843	29.98%	35.25%
Owner occupied	1,729	17.16%	13.98%	1,805	17.69%	14.98%	2,126	22.42%	18.39%
Multifamily residences	2,800	27.79%	23.55%	2,705	26.51%	24.28%	1,994	21.02%	21.30%
Nonresidential properties	1,568	15.56%	20.45%	1,320	12.93%	18.64%	1,298	13.69%	18.46%
Construction and land	672	6.67%	5.47%	615	6.03%	4.66%	502	5.29%	3.97%

Total mortgage loans	9,950	98.77%	98.07%	9,591	93.98%	97.46%	8,763	92.40%	97.37%
Nonmortgage loans:
Business	115	1.14%	1.81%	597	5.85%	2.41%	709	7.48%	2.49%
Consumer	9	0.09%	0.12%	17	0.17%	0.13%	12	0.13%	0.14%

Total nonmortgage loans	124	1.23%	1.93%	614	6.02%	2.54%	721	7.60%	2.63%

Total allocated allowance	10,074	100.00%	100.00%	10,205	100.00%	100.00%	9,484	100.00%	100.00%

Unallocated	296			—			—

Total	$10,370			$10,205			$9,484

	At December 31,
	2014			2013			2012
		Percent of			Percent of			Percent of
		Allowance in			Allowance in			Allowance in
		Each	Percent of		Each	Percent of		Each	Percent of
		Category to	Loans in		Category to	Loans in		Category to	Loans in
	Allowance	Total	Each	Allowance	Total	Each	Allowance	Total	Each
	for Loan	Allocated	Category to	for Loan	Allocated	Category to	for Loan	Allocated	Category to
	Losses	Allowance	Total Loans	Losses	Allowance	Total Loans	Losses	Allowance	Total Loans
	(Dollars in thousands)
Mortgage loans:
1-4 family residences
Investor owned	$2,727	28.86%	34.54%	$2,978	29.96%	34.27%	$3,426	34.07%	34.99%
Owner occupied	2,277	24.10%	19.05%	2,035	20.47%	19.47%	1,295	12.88%	17.68%
Multifamily residences	1,669	17.66%	20.10%	1,538	15.47%	18.82%	963	9.58%	18.16%
Nonresidential properties	1,529	16.18%	20.24%	1,321	13.29%	19.19%	974	9.69%	19.45%
Construction and land	504	5.33%	3.39%	656	6.60%	4.48%	656	6.52%	5.00%

Total mortgage loans	8,706	92.14%	97.32%	8,528	85.79%	96.23%	7,314	72.73%	95.28%
Nonmortgage loans:
Business	732	7.75%	2.57%	1,394	14.02%	3.56%	2,703	26.88%	4.47%
Consumer	11	0.12%	0.11%	18	0.18%	0.21%	39	0.39%	0.25%

Total nonmortgage loans	743	7.86%	2.68%	1,412	14.21%	3.77%	2,742	27.27%	4.72%

Total allocated allowance	9,449	100.00%	100.00%	9,940	100.00%	100.00%	10,056	100.00%	100.00%

Unallocated	—			—			—

Total	$9,449			$9,940			$10,056

At March 31, 2017, our allowance for loan losses represented 1.51% of total loans and 134.92% of nonperforming loans. The allowance for loan losses increased to $10.4 million at March 31, 2017 from $10.2 million at December 31, 2016. There were $113,000 and $525,000 in net loan recoveries during the three months ended March 31, 2017 and March 31, 2016, respectively.

At December 31, 2016, our allowance for loan losses represented 1.57% of total loans and 132.15% of nonperforming loans. The allowance for loan losses increased to $10.2 million at December 31, 2016 from $9.5 million at December 31, 2015. There were $778,000 in net loan recoveries and $318,000 in net loan charge-offs during the years ended December 31, 2016 and December 31, 2015, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe that we have established our allowance for loan losses in conformity with GAAP, after a review of our loan portfolio by regulators, we may determine it is appropriate to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and increases may be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. Our investment policy was adopted by the board of directors. The investment policy is reviewed annually by the board of directors. The Chief Financial Officer is designated as the Chief Investment Officer. The Chief Financial Officer will plan and execute investment strategies consistent with the policies approved by the Board of Directors. The Chief Financial Officer provides an investment schedule detailing the investment portfolio which is reviewed at least quarterly by the Bank’s asset-liability committee and the board of directors.

Our current investment policy permits, with certain limitations, investments in United States Treasury securities; securities issued by the United States Government and its agencies or government sponsored enterprises including mortgage-backed and collateralized mortgage obligations (“CMO”) issued by Fannie Mae, Ginnie Mae and Freddie Mac; corporate bonds and obligations, and certificates of deposit in other financial institutions.

At March 31, 2017 and December 31, 2016, our investment portfolio consisted of securities and obligations issued by the U.S. government and government sponsored enterprises and the Federal Home Loan Bank of New York. At March 31, 2017 and December 31, 2016, we owned $2.1 million and $1.0 million, respectively, of Federal Home Loan Bank of New York stock. As a member of Federal Home Loan Bank of New York, we are required to purchase stock in the Federal Home Loan Bank of New York, which stock is carried at cost and classified as restricted equity securities.

Securities Portfolio Composition. The following table sets forth the amortized cost and estimated fair value of our available-for-sale securities portfolio at the dates indicated, which consisted of U.S. government and federal agencies, pass-through mortgage-backed securities, and certificates of deposit.

			At December 31,
	At March 31, 2017		2016		2015		2014		2013		2012
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
			(In thousands)
U.S. Government and Federal Agencies	$41,907	$41,484	$41,906	$41,559	$71,899	$71,166	$88,828	$87,088	$90,823	$86,662	$96,022	$95,894
Certificates of Deposit	500	500	500	500	—	—	—	—	—	—	—	—
Mortgage-Backed Securities
FHLMC Certificates	190	213	192	216	202	222	212	234	222	238	332	355
FNMA Certificates	3,374	3,365	3,600	3,606	4,411	4,432	5,732	5,872	6,536	6,548	872	948
GNMA Certificates	6,310	6,375	6,744	6,809	6,084	6,214	7,211	7,380	8,668	8,857	11,158	11,496

Total	$52,281	$51,937	$52,942	$52,690	$82,596	$82,034	$101,983	$100,574	$106,249	$102,305	$108,384	$108,693

At March 31, 2017 and December 31, 2016, there were no securities of which the amortized cost or estimated fair value exceeded 10% of our total equity.

Mortgage-Backed Securities. At March 31, 2017 and December 31, 2016, we had mortgage-backed securities with a carrying value of $10.0 million and $10.6 million, respectively. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass through” certificates because the underlying loans are “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to- four family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to- four family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Ponce De Leon Federal Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are backed by Freddie Mac and Fannie Mae, which are government-sponsored enterprises, or Ginnie Mae, which is a government-owned enterprise.

Residential mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2017, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
U.S. Government and Federal Agencies	$2,000	0.652%	$39,907	1.293%	$—	—	$—	—	$41,907	$41,484	1.262%
Certificates of Deposit	500	0.700%	—	—	—	—	—	—	500	500	0.700%
Mortgage-Backed Securities
FHLMC Certificates	—	—	—	—	—	—	190	6.122%	190	213	6.122%
FNMA Certificates	—	—	19	4.536%	1,422	1.829%	1,933	2.559%	3,374	3,365	2.262%
GNMA Certificates	—	—	—	—	—	—	6,310	2.091%	6,310	6,375	2.091%

Total	$2,500	0.662%	$39,926	1.294%	$1,422	1.829%	$8,433	2.131%	$52,281	$51,937	1.418%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also may use borrowings, primarily Federal Home Loan Bank of New York advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. At March 31, 2017, the amount available to the Bank to borrow from the Federal Home Loan Bank of New York was $114.4 million. In addition, we receive funds from scheduled loan payments, investment maturities and calls, loan prepayments and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including demand accounts, savings accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the primary differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and premature withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of the Bank in the community to attract and retain deposits. We recently implemented a fully functional electronic banking platform, including a mobile application and online bill pay, as a service to our retail and business customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the average balance and weighted average rate of our deposit products for the periods indicated.

	For the Three Months Ended			For the Years Ended December 31,
	March 31, 2017			2016			2015			2014
			Weighted			Weighted			Weighted			Weighted
	Average		Average	Average		Average	Average		Average	Average		Average
	Balance	Percent	Rate	Balance	Percent	Rate	Balance	Percent	Rate	Balance	Percent	Rate
	(Dollars in thousands)
Deposit type:
Savings	$128,859	20.06%	0.38%	$126,573	20.32%	0.26%	$122,538	20.50%	0.20%	$127,200	20.79%	0.19%
Interest-bearing demand	71,043	11.06%	0.15%	54,493	8.75%	0.18%	46,692	7.81%	0.16%	44,546	7.28%	0.13%
Certificates of deposit	362,470	56.42%	1.47%	371,313	59.62%	1.48%	366,958	61.40%	1.44%	379,860	62.07%	1.42%

Interest-bearing deposits	562,372	87.54%	1.06%	552,379	88.69%	1.07%	536,188	89.71%	1.04%	551,606	90.14%	1.03%
Non-interest bearing demand	80,066	12.46%	—	70,407	11.31%	—	61,524	10.29%	—	60,318	9.86%	—

Total deposits	$642,438	100.00%	0.92%	$622,786	100.00%	0.95%	$597,712	100.00%	0.93%	$611,924	100.00%	0.93%

The following table sets forth our deposit activities for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
	(In thousands)
Beginning balance	$643,078	$599,506	$599,506	$599,697	$627,060
Net deposits (withdrawals) before interest credited	11,339	19,764	38,070	(5,459)	(32,739)
Interest credited	1,465	1,425	5,502	5,268	5,376

Net increase (decrease) in deposits	12,804	21,189	43,572	(191)	(27,363)

Ending balance	$655,882	$620,695	$643,078	$599,506	$599,697

The following table sets forth our certificates of deposit classified by interest rate as of the dates indicated.

	At March 31, 2017	At December 31,
		2016	2015	2014
	(In thousands)
Interest Rate:
0.05% - 0.99%	$53,327	$58,874	$86,624	$127,612
1.00% - 1.49%	143,269	144,193	131,065	105,358
1.50% - 1.99%	71,129	66,455	56,453	47,856
2.00% - 2.49%	92,845	94,394	62,224	39,412
2.50% - 2.99%	4,837	4,805	26,222	38,184
3.00% and greater	—	—	1,297	12,495

Total	$365,407	$368,721	$363,885	$370,917

The following table sets forth the amount and maturities of our certificates of deposit by interest rate at March 31, 2017.

	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
		(Dollars in thousands)
Interest Rate Range:
0.05% - 0.99%	$53,275	$52	$—	$—	$53,327	14.59%
1.00% - 1.49%	76,280	59,232	7,242	515	143,269	39.21%
1.50% - 1.99%	23,311	13,722	12,285	21,811	71,129	19.47%
2.00% - 2.49%	4,853	9,345	15,050	63,597	92,845	25.41%
2.50% - 2.99%	—	1,355	211	3,271	4,837	1.32%

Total	$157,719	$83,706	$34,788	$89,194	$365,407	100.00%

At March 31, 2017, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $232.2 million. The following table sets forth the maturity of these certificates as of March 31, 2017.

At March 31, 2017
Maturity Period:	(In thousands)
Three months or less	$30,894
Over three months through six months	18,638
Over six months through one year	44,592
Over one year to three years	76,701
Over three years	61,369

Total	$232,194

At March 31, 2017, certificates of deposit equal to or greater than $250,000 totaled $85.5 million of which $33.2 million matures on or before March 31, 2018.

At March 31, 2017, our passbook savings accounts and certificates of deposit with a passbook feature totaled $230.7 million, reflecting our depositors’ preference for traditional banking services.

Borrowings. We may obtain advances from the Federal Home Loan Bank of New York by pledging as security our capital stock at the Federal Home Loan Bank of New York and certain of our mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits; they can change our interest rate risk profile. During the past several years, we have generally used shorter term Federal Home Loan Bank of New York advances. At March 31, 2017 and December 31, 2016 we had $28.0 million and $3.0 million, respectively, outstanding of Federal Home Loan Bank of New York advances.

The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	Months Ended		At or For the Year
	March 31,		December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands)
FHLB Advances:
Balance outstanding at end of period	$28,000	$—	$3,000	$8,000	$10,000
Average amount outstanding during the period	12,955	4,066	1,145	15,050	9,129
Maximum outstanding at any month end during the period	31,000	12,000	12,000	24,000	18,000
Weighted average interest rate during the period	0.91%	0.69%	0.61%	0.41%	0.47%
Weighted average interest rate at the end of the period	1.04%	0.00%	0.78%	0.56%	0.45%

Properties

As of March 31, 2017, the net book value of our office properties was $24.3 million, and the net book value of our furniture, fixtures and equipment was $1.4 million. The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
2244 Westchester Avenue	Owned	1995	$6,505
Bronx, NY 10462
Other Properties:
980 Southern Blvd.	Leased	Pre 1990	$1,254
Bronx, NY 10459
37-60 82nd Street	Owned	2006	$8,631
Jackson Heights, NY 11372
30 East 170th Street	Owned	1987	$129
Bronx, NY 10452
169-174 Smith Street	Owned	1988	$45
Brooklyn, NY 11201
1925 Third Avenue	Leased	1996	$16
New York, NY 1996
2244 Westchester Avenue	Owned	1995	$587
Bronx, NY 10462
5560 Broadway	Owned	1998	$1,127
Bronx, NY 10463
3405-3407 Broadway	Leased	2001	$0
Astoria, NY 11106
3821 Bergenline Avenue	Owned	2001	$1,799
Union City, NJ 07087
1900-1960 Ralph Avenue	Leased	2007	$346
Brooklyn, NY 11234
20-47 86th Street	Owned	2010	$1,966
Brooklyn, NY 11214
100-20 Queens Blvd	Leased	2010	$677
Forest Hills, NY 11375
319 First Avenue	Leased	2010	$1,200
New York, NY 10003

Infrastructure improvements are currently underway as one branch (at 86th Street in Brooklyn) is being completely renovated, while another branch (at 3rd Avenue in Manhattan) is scheduled to also undergo complete renovation this year. The remaining branches will also undergo renovations and upgrades, though in some cases, less substantial. As part of these improvements, the Bank intends to upgrade its ATM network and related service technologies.

Subsidiaries

We have two subsidiaries, Ponce De Leon Mortgage Corporation, a New York chartered mortgage brokerage entity whose employees are registered in New York and New Jersey and PFS Services Inc., which owns two of our properties.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2017, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Ponce Bank will enter into an agreement with PDL Community Bancorp and Ponce Bank Mutual Holding Company to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Ponce Bank and PDL Community Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability. The Bank’s ESOP Trust will also enter into a borrowing agreement with PDL Community Bancorp to enable the ESOP to purchase the requisite shares of PDL Community Bancorp.

Personnel

At March 31, 2017, we had 177 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

TAXATION

Ponce De Leon Federal Bank is, and Ponce Bank Mutual Holding Company, PDL Community Bancorp and Ponce Bank will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to Ponce Bank Mutual Holding Company, PDL Community Bancorp, and Ponce Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Ponce De Leon Federal Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. PDL Community Bancorp and Ponce Bank will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, Ponce De Leon Federal Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. After the computation of taxes for the three months ended March 31, 2017, Ponce De Leon Federal Bank does not have a minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2017, Ponce De Leon Federal Bank had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At March 31, 2017, Ponce De Leon Federal Bank had no capital loss carryovers.

Corporate Dividends. PDL Community Bancorp may generally exclude from its income 100% of dividends received from Ponce Bank as a member of the same affiliated group of corporations.

State Taxation

Ponce De Leon Federal Bank is and Ponce Bank will be treated as a financial institution under New York and New Jersey state income tax law. The states of New York and New Jersey subject financial institutions to all state and local taxes in the same manner and to the same extent as other business corporations in New York and New Jersey. Additionally, depository financial institutions are subject to local business license taxes and a special occupation tax.

Consolidated Group Return. With tax years beginning after January 1, 2015, New York State and New York City require unitary combined reporting for all entities engaged in a unitary business that meet certain ownership requirements. All applicable entities meet the ownership requirements in the Ponce De Leon Federal Bank filing group and a combined return is appropriately filed. Furthermore, New Jersey is not a unitary business state. Affiliated corporations that file a consolidated federal income tax return must file separate income tax returns unless they have prior approval or have been requested to file a consolidated return by the Commissioner of the New Jersey Department of Revenue.

Net Operating Loss Carryovers. The state and city of New York allow for a three-year carryback period and carryforward period of twenty years on net operating losses generated on or after tax year 2015, for tax years prior to 2015, no carryback period is allowed. Ponce De Leon Federal Bank has pre-2015 carryforwards of $1.9 million for New York State purposes and $1.8 million for New York City purposes. Furthermore, there are post-2015 carryforwards available of $13.2 million for New York State purposes and $7.6 million for New York City purposes. Finally, for New Jersey purposes, losses may only be carried forward 20 years, with no allowable carryback period. At March 31, 2017, Ponce De Leon Federal Bank had no New Jersey net operating loss carryforwards.

REGULATION AND SUPERVISION

General

As a federal savings association, Ponce De Leon Federal Bank is and Ponce Bank will be subject to examination, supervision and regulation, primarily by the Office of the Comptroller of the Currency, and, secondarily, by the Federal Deposit Insurance Corporation (“FDIC”) as the insurer of deposits. Prior to July 21, 2011, the Office of Thrift Supervision was Ponce De Leon Federal Bank’s primary federal regulator. However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is discussed further below, eliminated the Office of Thrift Supervision and transferred the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, to the Office of the Comptroller of the Currency, effective July 21, 2011. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Ponce De Leon Federal Bank is engaging and Ponce Bank will engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

Ponce De Leon Federal Bank is and Ponce Bank will also be regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” which governs the reserves to be maintained against deposits and other matters. In addition, Ponce De Leon Federal Bank is and Ponce Bank will be a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the 11 regional banks in the Federal Home Loan Bank System. Ponce De Leon Federal Bank’s relationship with its depositors and borrowers also is and Ponce Bank’s will be regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of loan documents.

As a savings and loan holding company, PDL Community Bancorp and Ponce Bank Mutual Holding Company will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. The Office of Thrift Supervision’s functions relating to savings and loan holding companies were transferred to the Federal Reserve Board on July 21, 2011 pursuant to the Dodd-Frank Act regulatory restructuring. PDL Community Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that will be applicable to Ponce Bank and PDL Community Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Ponce Bank and PDL Community Bancorp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on PDL Community Bancorp, Ponce Bank and their operations.

Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier I capital for insured depository institutions. Subsequent regulations issued by the Federal Reserve Board generally exempted from these requirements bank and savings and loan holding companies of less than $1 billion of consolidated assets. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Ponce Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per separately insured depositor, retroactive to January 1, 2008. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded. Further, the legislation required that originators of securitized loans retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. The implementation of the legislation is an ongoing process and the impact on operations cannot yet fully be assessed. However, subject to the next sentence, there is a significant likelihood that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expenses for Ponce Bank and PDL Community Bancorp. However, in February 2017, the President issued an executive order stating that a policy of his administration would be to make regulations efficient, effective, and appropriately tailored. The executive order directed certain regulatory agencies to review and identify laws and regulations that inhibit federal regulation of the U.S. financial system in a manner inconsistent with the policies stated in the executive order. Any changes in laws or regulation as a result of this review could result in a repeal, amendment to or delayed implementation of the Dodd-Frank Act.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Ponce Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts, effective July 21, 2011. Ponce Bank may also establish, subject to specified investment limits, service corporation subsidiaries that may engage in certain activities not otherwise permissible for Ponce Bank, including real estate investment and securities and insurance brokerage.

Examinations and Assessments. Ponce De Leon Federal Bank is and Ponce Bank will be primarily supervised by the Office of the Comptroller of the Currency. Ponce De Leon Federal Bank is and Ponce Bank will be required to file reports with and is subject to periodic examination by the Office of the Comptroller of the Currency. Ponce De Leon Federal Bank is and Ponce Bank will be required to pay assessments to the Office of the Comptroller of the Currency to fund the agency’s operations. PDL Community Bancorp will be required to file reports with and will be subject to periodic examination by the Federal Reserve Board. It also will be required to pay assessments to the Federal Reserve Board to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings associations, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum required leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier I capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier I capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. In 2015 Ponce De Leon Federal Bank made a one-time, permanent election to opt-out regarding the treatment of AOCI. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale securities). Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

At March 31, 2017, Ponce De Leon Federal Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by “readily marketable collateral,” which generally includes certain financial instruments (but not real estate). As of March 31, 2017, Ponce De Leon Federal Bank was in compliance with the loans-to-one borrower limitations.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4% is considered to be “undercapitalized.” A savings institution that has total risk-based capital of less than 6.0%, a Tier I risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a federal savings association that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings association’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2017, Ponce De Leon Federal Bank met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier I ratio exceeded 6.5% and its leverage ratio exceeded 5.0%.

Qualified Thrift Lender Test. As a federal savings association, Ponce Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Ponce Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of every 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Alternatively, Ponce Bank may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At March 31, 2017, Ponce De Leon Federal Bank satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Ponce Bank, must file a notice with the Federal Reserve Board at least 30 days before its board of directors declares a dividend.

An application or notice related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Ponce De Leon Federal Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Ponce Bank. PDL Community Bancorp will be an affiliate of Ponce Bank because of its control of Ponce Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Ponce Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Ponce Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Ponce Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution to the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as Ponce Bank. Deposit accounts in Ponce Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, insured institutions were assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s rate depended upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower FDIC assessments. The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

Effective July 1, 2016, the FDIC adopted changes that eliminated the risk categories. Assessments for most institutions are now based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. In conjunction with the Deposit Insurance Fund reserve ratio achieving 1.5%, the assessment range (inclusive of possible adjustments) was reduced for most banks and savings associations to 1.5 basis points to 30 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2017, the annualized FICO assessment was equal to 0.56 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Ponce Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Federal Home Loan Bank System. Ponce De Leon Federal Bank is and Ponce Bank will be a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of New York, Ponce De Leon Federal Bank is and Ponce Bank will be required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York. As of March 31, 2017, Ponce De Leon Federal Bank was in compliance with this requirement. Ponce Bank may utilize advances from the Federal Home Loan Bank of New York as a supplement to the supply of investable funds.

Other Regulations

Interest and other charges collected or contracted for by Ponce De Leon Federal Bank are and by Ponce Bank will be subject to state usury laws and federal laws concerning interest rates. Ponce De Leon Federal Bank’s operations are and Ponce Bank’s will be also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Ponce De Leon Federal Bank also are and Ponce Bank’s will be subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. PDL Community Bancorp and Ponce Bank Mutual Holding Company will be non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, PDL Community Bancorp and Ponce Bank Mutual Holding Company will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over PDL Community Bancorp, Ponce Bank Mutual Holding Company and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of PDL Community Bancorp and Ponce Bank Mutual Holding Company are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met and financial holding company status is elected, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. PDL Community Bancorp and Ponce Bank Mutual Holding Company have not elected financial holding company status.

Federal law prohibits a savings and loan holding company, including PDL Community Bancorp and Ponce Bank Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% of another savings institution or savings and loan holding company, without prior Federal Reserve Board approval. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board considers factors such as the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

Capital. Savings and loan holding companies have historically not been subjected to consolidated regulatory capital requirements. The Dodd-Frank Act required the Federal Reserve Board to establish for all bank and savings and loan holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. However, pursuant to legislation passed in December 2014, the Federal Reserve Board extended to savings and loan holding companies the applicability of the “Small Bank Holding Company” exception to its consolidated capital requirements and increased the threshold for the exception from $500 million of assets to $1.0 billion, effective May 15, 2015. As a result, savings and loan holding companies with less than $1.0 billion in consolidated assets are generally not subject to the capital requirements unless otherwise advised by the Federal Reserve Board.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of strength to their subsidiary depository institutions.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings association becomes undercapitalized. The regulatory guidance also states that a savings and loan holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of PDL Community Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Waivers of Dividends by Ponce Bank Mutual Holding Company. PDL Community Bancorp may pay dividends on its common stock to public stockholders. If it does, it is also required to pay dividends to Ponce Bank Mutual Holding Company, unless Ponce Bank Mutual Holding Company elects to waive the receipt of dividends. Under the Dodd-Frank Act, Ponce Bank Mutual Holding Company must receive the approval of the Federal Reserve Board before it may waive the receipt of any dividends from PDL Community Bancorp. The Federal Reserve Board has issued an interim final rule providing that it will not object to dividend waivers under certain circumstances, including circumstances where the waiver is not detrimental to the safe and sound operation of the savings association and a majority of the mutual holding company’s members have approved the waiver of dividends by the mutual holding company within the previous twelve months. In addition, for a “non-grandfathered” mutual holding company such as Ponce Bank Mutual Holding Company, each officer or director of PDL Community Bancorp and Ponce Bank, and any tax-qualified stock benefit plan or non-tax-qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply, must waive the right to receive any such dividend declared. In addition, any dividends waived by Ponce Bank Mutual Holding Company must be considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

PDL Community Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. PDL Community Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” PDL Community Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation. PDL Community Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. PDL Community Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Our Directors

The board of directors of PDL Community Bancorp will initially consist of seven members, all of whom are directors of Ponce De Leon Federal Bank. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Because Ponce Bank Mutual Holding Company will own a majority of our outstanding common stock, we will be a “controlled corporation” within the meaning of the Nasdaq corporate governance guidelines. As a “controlled corporation,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, each of our directors, other than Steven Tsavaris, Executive Chairman, and Carlos P. Naudon, President and Chief Executive Officer, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See “—Board Independence” below.

The following table states our directors’ names, their ages as of December 31, 2016, and the calendar years when they began serving as directors of Ponce De Leon Federal Bank:

Directors	Position	Age	Director Since	Current Term to Expire
James C. Demetriou	Director	70	2009	2018
William Feldman	Director	74	1993	2020
Julio Gurman	Director	80	1994	2019
Nick R. Lugo	Director	74	1999	2018
Carlos P. Naudon	President, Chief Executive Officer and Director	66	2014	2019
Manuel A. Romero	Director	53	2015	2019
Steven Tsavaris	Executive Chairman of the Board	67	1990	2020

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

James C. Demetriou is the President and Chief Executive Officer of First Management Corp., a property management company located in Astoria, New York, established in 1985 and which has a portfolio of over 130 residential, cooperative, condominium and commercial buildings. Mr. Demetriou is also a partner in the accounting firm, J. Demetriou & Co., established in 1970. In addition, Mr. Demetriou has been a New York licensed real estate broker and sponsoring broker of Archway Realty, Inc., in Astoria, New York since 1985. Furthermore, Mr. Demetriou is the President and Founder of Foxx Capital Funding, Inc. a New York licensed mortgage broker established in 1999.

William Feldman has been investing in and managing commercial and residential real estate properties in the New York metropolitan area for over 30 years. As the present time, Mr. Feldman is managing 13 properties, with ownership interests varying between 12.5% to 50.0%, held by The Feldman Living Trust. Mr. Feldman is also President of the Southern Boulevard Business Improvement District, a not-for-profit entity whose mission is to increase the economic growth and stability of the Southern Boulevard shopping area. Prior to 2013, Mr. Feldman owned several men’s clothing stores.

Julio Gurman is an investor in and manager of commercial and residential real estate properties in the New York metropolitan area. Mr. Gurman is a co-investor/manager of the same 13 properties as Mr. Feldman.

Nick R. Lugo is an investor in real estate properties located in the New York area and holds these investments in several limited liability companies. Mr. Lugo is also President of Nick Lugo Travel Corp., which he founded in 1980. In addition, Mr. Lugo is also the owner and publisher of LaVoz Hispana, a weekly newspaper. Mr. Lugo also founded in 2006 the New York City Hispanic Chamber of Commerce and serves as its Chairman and President. Mr. Lugo is a Director of the Southern Boulevard Business Improvement District.

Carlos P. Naudon has served as President and Chief Operating Officer of Ponce De Leon Federal Bank since 2015, having joined the Board of Directors in 2014. No later than one year after completion of the reorganization, or January 1, 2019, if earlier, Mr. Naudon will become President and Chief Executive Officer of Ponce Bank. Upon completion of the reorganization, Mr. Naudon will become President and Chief Executive Officer of PDL Community Bancorp and President and Chief Operating Officer of Ponce Bank Mutual Holding Company. Prior to becoming President of Ponce De Leon Federal Bank, Mr. Naudon served as a consultant and compliance counsel to Ponce De Leon Federal Bank. Mr. Naudon owns Banking Spectrum, Inc., now a banking publishing company, formerly a bank consulting company. Until 2015, Mr. Naudon was a partner in the law firm of Allister & Naudon. Both of the foregoing firms were established in 1984 to provide services to banking institutions. Mr. Naudon became Of Counsel to the law firm Cullen & Dykman in 2015. Mr. Naudon has also previously served in many senior management positions at other companies. Before retiring from his consulting and law firms in 2015, Mr. Naudon was a frequent lecturer and speaker on banking issues, corporate governance, quality assurance and performance incentives. Mr. Naudon has current and previous service in various healthcare and community organizations. Mr. Naudon is a member of the New York State Bar Association, the New York City Hispanic Chamber of Commerce and other professional associations.

Manuel A. Romero is President of Manuel A. Romero, P.C., a professional corporation specializing in personal injury law matters. Mr. Romero is the head trial lawyer at the law firm and has served in that capacity for over 28 years. Mr. Romero serves as a member of the Finance Committee of the New York State Bar Association and teaches trial techniques at Cornell Law School on behalf of the Trial Academy of the New York State Bar Association.

Steven Tsavaris is currently the Chairman of the Board and Chief Executive Officer of Ponce De Leon Federal Bank. No later than one year after completion of the reorganization, or January 1, 2019, if earlier, Mr. Tsavaris will become Executive Chairman, a salaried officer, of Ponce Bank. Upon completion of the reorganization, Mr. Tsavaris will become Chairman of the Board and Chief Executive Officer of Ponce Bank Mutual Holding Company and Executive Chairman, a salaried officer, of PDL Community Bancorp. Mr. Tsavaris joined Ponce De Leon Federal Bank as an Executive Vice President in 1995, became President in 1999, and was made Chief Executive Officer in 2011. In 2013, Mr. Tsavaris became Chairman of the Board.

Executive Officer of Ponce De Leon Federal Bank, Ponce Bank, Ponce Bank Mutual Holding Company and PDL Community Bancorp who is Not a Director

Frank Perez, age 49, was appointed Executive Vice President and Chief Financial Officer of Ponce De Leon Federal Bank in January 2017. Upon completion of the reorganization, Mr. Perez will become Executive Vice President and Chief Financial Officer of Ponce Bank, Ponce Bank Mutual Holding Company and PDL Community Bancorp. Mr. Perez is a certified public accountant and has over 20 years of experience in the banking industry. Until recently, Mr. Perez was the sole employee of Tennessee Commerce Bancorp, Inc., Franklin, Tennessee, a former bank holding company in the process of winding down its residual operations. Prior to joining Ponce De Leon Federal Bank, Mr. Perez was, from January 2015 until July 2016, Executive Vice President and Chief Financial Officer of First Volunteer Bank, Chattanooga, Tennessee, a privately held bank. From May 2012 until January 2015, Mr. Perez was the Executive Vice President and Chief Financial Officer of First Financial Service Corporation, the bank holding company for First Federal Savings Bank of Elizabethtown, Elizabethtown, Kentucky. From August 2008 to February 2012 Mr. Perez was the Chief Financial Officer and Investment Relations Officer of Tennessee Commerce Bancorp, Inc. and its subsidiary, Tennessee Commerce Bank. On January 27, 2012, Tennessee Commerce Bank was closed by the Tennessee Department of Financial Institutions, which appointed the FDIC as receiver. Subsequent to this receivership, Mr. Perez assumed his positions at First Financial Service Corporation and First Federal Savings Bank of Elizabethtown. As a consequence of First Federal Savings Bank of Elizabethtown being designated at that time as a troubled bank by the FDIC, First Federal Savings Bank of Elizabethtown had to file a notice of change of a senior executive officer as required by federal law and regulation. Upon completion of its review, the FDIC issued a notice that it did not object to Mr. Perez’s appointment as Chief Financial Officer of First Federal Savings Bank of Elizabethtown.

Executive Officers of Ponce De Leon Federal Bank and Ponce Bank who are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of December 31, 2016. The executive officers of PDL Community Bancorp and Ponce Bank are elected annually.

Ioannis Kouzilos, age 38, is currently our Senior Vice President, Chief Lending Officer, a position he assumed in March, 2017. Prior to assuming his current position, Mr. Kouzilos was our Senior Vice President, Asset Management. Mr. Kouzilos has been employed by Ponce De Leon Federal Bank since July 2013 and has managed a number of departments, primarily focusing on asset quality, credit risk, asset recovery and lending operations. From April 2011 to June 2013, Mr. Kouzilos was Vice President, Credit Administrator for Alma Bank, New York, New York.

Elizabeth Macias, age 60, is currently our Senior Vice President and Chief Information Systems Officer. In this position, Ms. Macias manages our Information Technology, Vendor Management, Loan Servicing Systems and Facilities Management. Ms. Macias joined Ponce De Leon Federal Bank in August 2015. Prior to this time, Ms. Macias served as Vice President of Information Technology at Intervest National Bank for ten years and has held senior management positions in information technology, management information systems and information security for over 30 years.

Madeline V. Marquez, age 59, is currently our Senior Vice President of SBA/CDFI Initiatives and assumed this position on February 1, 2017. Prior to that time, Ms. Marquez served as Executive Vice President of the Business Initiative Corporation of New York (“BICNY”) which is a Certified SBA 504 Lender in New York State. Ms. Marquez held various positions of increasing responsibility with BICNY starting in 1998. In October 2012, Ms. Marquez became Chief Operating Officer of BICNY and Executive Vice President in January 2016.

David Rodriguez, age 61, has been employed by Ponce De Leon Federal Bank since April 2005. Mr. Rodriquez is currently Senior Vice President, Chief Relationship Manager and was, until March 2017, Senior Vice President and Chief Lending Officer and had held this position since 2007.

Rafael Sanchez, age 43, was appointed our Senior Vice President of Retail and Commercial Banking in November 2016. Mr. Sanchez is responsible for the oversight of the Sales and Marketing Department, Branch Operations Control Department, Regional Commercial Relationship Officers and Retail Banking. Prior to joining Ponce De Leon Federal Bank, Mr. Sanchez has held various positions in retail banking, most recently as Senior Vice President and Regional Manager at Popular Community Bank, Bronx, New York from February 2012 until joining Ponce De Leon Federal Bank.

Board Independence

The board of directors has determined that each of our directors, with the exception of Steven Tsavaris, Executive Chairman, and Carlos P. Naudon, President and Chief Executive Officer, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Tsavaris and Mr. Naudon are not considered independent because they are executive officers as well as directors. In determining the independence of our directors, the board of directors considered relationships between Ponce De Leon Federal Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at Ponce De Leon Federal Bank. In addition, we utilize the services of Foxx Capital Funding, Inc., an independent mortgage broker, for certain real estate transactions, of which Director James C. Demetriou is President. We paid Foxx Capital Funding, Inc. commissions of $43,250 for the year ended December 31, 2016. For the year ended December 31, 2016, we paid Banking Spectrum, Inc., a company owned by Mr. Naudon, $5,000. Mr. Naudon is Of Counsel to the law firm of Cullen and Dykman LLP and we paid such law firm $22,189 in fees during the year ended December 31, 2016.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Ponce De Leon Federal Bank and Ponce Bank, to their executive officers and directors in compliance with federal banking regulations.

Ponce De Leon Federal Bank currently has outstanding mortgage loans, either directly or indirectly, to directors Demetriou, Feldman, Gurman, Lugo and Naudon. All loans to directors and executive officers are made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Ponce De Leon Federal Bank and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features. Since January 1, 2015, we and our subsidiaries have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees, including an Audit Committee and a Governance Committee. During the year ended December 31, 2016, the board of directors of Ponce De Leon Federal Bank met 12 times. It is expected that the board of directors of PDL Community Bancorp will establish a standing audit committee, which will operate under a written charter, which will govern its composition, responsibilities and operations.

PDL Community Bancorp’s Audit Committee will consist of all directors with the exception of Mr. Tsavaris and Mr. Naudon. Compensation and nominating decisions will be made by the board of directors, with the exception of Mr. Naudon and Mr. Tsavaris, as permitted under Nasdaq Stock Market rules for “Controlled Companies.” We will be a Controlled Company because Ponce Bank Mutual Holding Company will own a majority of our outstanding shares of common stock.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, PDL Community Bancorp will adopt several policies to govern the activities of both PDL Community Bancorp and Ponce Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating and corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by Ponce De Leon Federal Bank’s Chairman and Chief Executive Officer, President and Chief Operating Officer and former Executive Vice President and Chief Financial Officer for the year ended December 31, 2016. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($) (1)	All other Compensation ($) (2)	Total ($)
Steven Tsavaris, Chairman and Chief Executive Officer	2016	600,000	125,000	100,777	825,777
Carlos P. Naudon, President and Chief Operating Officer Mario Pastorino, Executive Vice President and Chief Financial Officer (3)	2016 2016	550,000 192,000	125,000 15,000	144,077 23,431	819,077 230,431

Name	401(k) Profit Sharing ($)	Health Insurance ($)	Automobile Allowance ($)	Deferred Compensation Plan ($)	Supplemented Compensation ($)	Total All Other Compensation ($)
Steven Tsavaris	7,950	16,897	15,930	—	60,000	100,777
Carlos P. Naudon	—	16,897	22,180	50,000	55,000	144,077
Mario Pastorino (3)	6,534	16,897	—	—	—	23,431

(1)	Represents discretionary cash bonuses, which were paid during the year ending December 31, 2016.
(2)	A break-down of the various elements of compensation in this column is set forth in the following table:
(3)	Mr. Pastorino’s employment with Ponce De Leon Federal Bank terminated effective December 31, 2016. In connection with Mr. Pastorino’s termination of employment with the Ponce De Leon Federal Bank, Ponce De Leon Federal Bank and Mr. Pastorino entered into a settlement and general release agreement. This agreement provides for a severance payment to Mr. Pastorino of $144,000 to be paid over a nine month period from January 2017 to September 2017, together with continued medical insurance coverage for the same period of time. Mr. Pastorino has agreed to release Ponce De Leon Federal Bank from all claims, keep confidential all non-public Bank information as to which he has knowledge, and not make derogatory comments about Ponce De Leon Federal Bank and its directors, officers and employees.

Employment Agreements

Ponce De Leon Federal Bank. Ponce De Leon Federal Bank recently entered into employment agreements with Steven A. Tsavaris, Carlos P. Naudon and Frank Perez. The agreements reflect Mr. Tsavaris’ position as Chairman of the Board of Directors and Chief Executive Officer, Mr. Naudon’s position as President and Chief Operating Officer, and Mr. Perez’s position as Executive Vice President and Chief Financial Officer. The agreement with Mr. Tsavaris provides that no later than one year after the effective date of the reorganization, or January 1, 2019, if earlier, Mr. Tsavaris shall resign from the position of Chief Executive Officer of Ponce Bank and continue as Executive Chairman, a salaried officer of Ponce Bank. The agreement with Mr. Naudon provides that no later than one year after the effective date of the reorganization, or January 1, 2019, if earlier, Mr. Naudon shall relinquish the position of Chief Operating Officer of Ponce Bank, continue as President, and shall assume the position of Chief Executive Officer of Ponce Bank.

The agreements with Messrs. Tsavaris and Naudon are each for a three-year term beginning on March 16, 2017, while the agreement with Mr. Perez is for a one-year term beginning on that date. Each agreement is automatically extended for an additional year unless Ponce De Leon Federal Bank or the executive provides a notice of nonrenewal to the other party at least 90 days prior to the end of the original or any extended term.

The employment agreements provide for minimum annual base salaries of $660,000, $605,000 and $190,000, respectively for Messrs. Tsavaris, Naudon and Perez. Each employment agreement also provides for discretionary incentive and/or bonus compensation, participation on generally applicable terms and conditions in other compensation and fringe benefit plans, and certain perquisites, four weeks paid vacation, and if the executive becomes disabled, long term disability benefits for the then remaining term of the agreement equal to 100% of the executive’s base salary. In addition, the agreements for Messrs. Tsavaris and Naudon provide for the use of an automobile and reimbursement of automobile-related expenses.

At any time Ponce De Leon Federal Bank may terminate an executive’s employment, with or without cause, and the executive may resign, with or without good reason. In the event Ponce De Leon Federal Bank terminates Mr. Tsavaris or Mr. Naudon without cause or the executive resigns for good reason, as such terms are defined in the agreements, the executive will be entitled to the following severance benefits:

•	An amount equal to three times (two times in the event of resignation for good reason) the sum of (i) the executive’s annual base salary in effect at the time of his termination; and (ii) annual incentive compensation and any other compensation received by the executive for the calendar year immediately preceding termination.

•	An amount equal to the aggregate value of any shares of restricted stock, stock options or other awards issued to the executive under any plan adopted by Ponce De Leon Federal Bank or any affiliate of Ponce De Leon Federal Bank or any successor plan that are forfeited as a result of such termination, whether vested or unvested.

•	An amount equal to the pro-rata annual bonus, if any, that the executive would have earned for the year in which the termination occurs based on the achievement of applicable performance goals for such year.

•	If the executive is eligible for and elects to receive COBRA health continuation coverage, Ponce De Leon Federal Bank will pay toward the cost of COBRA coverage for the executive and his family the amount Ponce De Leon Federal Bank would have paid to provide health insurance to the executive if his employment had continued. Such payments shall continue for 24 months or the executive’s COBRA health continuation period, whichever ends earlier.

In the event Ponce De Leon Federal Bank terminates Mr. Perez without cause or he resigns for good reason, Mr. Perez will be entitled to the following severance benefits:

•	An amount equal to 1.5 times (1.0 times in the event of resignation for good reason) the sum of (i) his annual base salary in effect at the time of his termination; and (ii) annual incentive compensation and any other compensation received by Mr. Perez for the calendar year immediately preceding termination.

•	An amount equal to the aggregate value of any shares of restricted stock, stock options or other awards issued to Mr. Perez under any plan adopted by Ponce De Leon Federal Bank or any affiliate of Ponce De Leon Federal Bank or any successor plan that are forfeited as a result of such termination, whether vested or unvested.

•	An amount equal to the pro-rata annual bonus, if any, that Mr. Perez would have earned for the year in which the termination occurs based on the achievement of applicable performance goals for such year.

•	If Mr. Perez is eligible for and elects to receive COBRA health continuation coverage, Ponce De Leon Federal Bank will pay toward the cost of COBRA coverage for Mr. Perez and his family the amount Ponce De Leon Federal Bank would have paid to provide health insurance to Mr. Perez if his employment had continued. Such payments shall continue for 24 months or Mr. Perez’s COBRA health continuation period, whichever ends earlier.

For purposes of the above severance benefits, “good reason” for resigning includes: a reduction in the executive’s base salary; a material reduction in the executive’s target annual incentive opportunity under any annual incentive compensation or incentive plan or program; a relocation of the executive’s principal place of employment outside of Bronx, Queens, Manhattan, Brooklyn, New York or Hudson County, New Jersey; a material breach by Ponce De Leon Federal Bank of any material provision of the employment agreement; a material adverse change in the executive’s title, authority, duties or responsibilities (other than temporarily while the executive is physically or mentally incapacitated or as required by applicable law or as contemplated by the employment agreement); a material adverse change in the reporting structure applicable to the executive; or the failure of Ponce De Leon Federal Bank to extend the employment agreement for an additional year. In the case of Messrs. Tsavaris and Naudon, “good reason” also includes the failure of the Executive to be reappointed to the Board of Directors of Ponce De Leon Federal Bank. The basis for good reason for any executive will not constitute good reason unless the executive gives Ponce De Leon Federal Bank notice of the basis for good reason within 30 days after the initial existence of the basis for good reason and Ponce De Leon Federal Bank does not cure the basis for good reason within 30 days after having received such notice.

In the event Messrs. Tsavaris, Naudon or Perez’s employment is involuntarily terminated by Ponce De Leon Federal Bank for reasons other than for cause, disability or death, or the executive voluntarily resigns for good reason, in either case after a change in control of Ponce De Leon Federal Bank, then in lieu of the severance benefits described above executive will be entitled to the following severance benefits:

•	An amount equal to 2.99 times his highest annual compensation for services rendered that was includible in the executive’s gross income (partial years being annualized) for the three taxable years immediately preceding the year during which the change in control occurred (or such shorter period as the executive was employed).

•	An amount equal to the aggregate value of any shares of restricted stock, stock options or other awards issued to the executive under any plan adopted by Ponce De Leon Federal Bank or any affiliate of Ponce De Leon Federal Bank or any successor plan that are forfeited as a result of such termination, whether vested or unvested.

•	If the executive is eligible for and elects to receive COBRA health continuation coverage, Ponce De Leon Federal Bank will pay toward the cost of COBRA coverage for the executive and his family the amount Ponce De Leon Federal Bank would have paid to provide health insurance to the executive if his employment had continued. Such payments shall continue for 24 months or the executive’s COBRA health continuation period, whichever ends earlier.

Any severance payments required under the employment agreements in connection with a change in control of Ponce De Leon Federal Bank will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

In the event Messrs. Tsavaris, Naudon or Perez’s employment is involuntarily terminated by Ponce De Leon Federal Bank for cause or the executive resigns without good reason, the executive shall be entitled to receive only accrued but unpaid salary, vacation pay and bonuses, plus such additional benefits as the executive may be entitled to under any employee benefit plans sponsored by Ponce De Leon Federal Bank.

The employment agreements with Messrs. Tsavaris, Naudon and Perez each provide that during the term of the agreement and for one year thereafter, the executive is generally prohibited from:

•	competing with Ponce De Leon Federal Bank within any county or borough in which Ponce Bank Mutual Holding Company, PDL Community Bancorp or Ponce De Leon Federal Bank or any of their affiliates maintains or has pending as of the termination date a filing for permission to establish a branch, loan production office, or mortgage production office;

•	soliciting customers and employees of Ponce De Leon Federal Bank; or

•	interfering with any of the contracts or relationships of the Ponce Bank Mutual Holding Company, PDL Community Bancorp, Ponce De Leon Federal Bank or any of their affiliates with any independent contractor, customer, client or supplier.

Ponce Bank Mutual Holding Company and PDL Community Bancorp. The Board of Directors of Ponce De Leon Federal Bank also approved the form of employment agreements to be entered into between Ponce Bank Mutual Holding Company, PDL Community Bancorp and each of Messrs. Tsavaris, Naudon and Perez. The agreements reflect Mr. Tsavaris’ positions as Chairman of the Board of Directors and Chief Executive Officer of Ponce Bank Mutual Holding Company and Executive Chairman of the Board of Directors of PDL Community Bancorp, a salaried officer; Mr. Naudon’s positions as President and Chief Operating Officer of Ponce Bank Mutual Holding Company and President and Chief Executive Officer of PDL Community Bancorp; and Mr. Perez’s positions as Executive Vice President and Chief Financial Officer of Ponce Bank Mutual Holding Company and PDL Community Bancorp.

The agreements with Messrs. Tsavaris and Naudon are each to be for a three-year term beginning on the date they are executed, while the agreement with Mr. Perez is for a one-year term beginning on the date it is executed. The agreements are expected to be executed on the date of the completion and effectiveness of the reorganization, but not before. Each agreement is automatically extended for an additional year unless Ponce Bank Mutual Holding Company and PDL Community Bancorp or the executive provides a notice of nonrenewal to the other party at least 90 days prior to the end of the original or any extended term.

The employment agreements with Messrs. Tsavaris, Naudon and Perez each provides compensation and benefits substantially similar to those provided by the corresponding employment agreements between Ponce De Leon Federal Bank and the executive, except that the compensation and benefits under an employment agreement with Ponce Bank Mutual Holding Company and PDL Community Bancorp are reduced by the comparable compensation and benefits provided by the corresponding employment agreement with Ponce De Leon Federal Bank.

Deferred Compensation Plan

Ponce De Leon Federal Bank has adopted a nonqualified deferred compensation plan that covers certain members of management or highly compensated employees designated by Ponce De Leon Federal Bank. Mr. Naudon is the only executive currently designated to participate in the plan. Under the plan Ponce De Leon Federal Bank periodically makes contributions to an account designated for the benefit of Mr. Naudon. Under the plan, contributions are discretionary in amount, however, the employment agreement between Ponce De Leon Federal Bank and Mr. Naudon requires Ponce De Leon Federal Bank to make contributions to the plan during the term of the employment agreement equal to 10% of his base salary. Ponce De Leon Federal Bank expects to contribute $50,000 for the year ended December 31, 2016 prior to the end of 2017. The account is periodically credited with earnings based on investments within the account as directed by Mr. Naudon. At December 31, 2016, the total amount accrued under the plan, including earnings, was $51,508.

Amounts credited under the plan are fully vested at all times and will be distributed to Mr. Naudon upon the termination of his employment with Ponce De Leon Federal Bank for any reason or a change in control of Ponce De Leon Federal Bank. In the event of Mr. Naudon’s death while employed by Ponce De Leon Federal Bank, the total amount credited under the plan for the benefit of Mr. Naudon will be distributed to his designated beneficiaries.

Benefit Plans and Agreements

401(k) Plan. Ponce De Leon Federal Bank maintains the Ponce De Leon Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other employees. An employee must attain age 21 and complete one year of service to be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2017, the salary deferral contribution limit is $18,000; provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $24,000. In addition to salary deferral contributions, Ponce De Leon Federal Bank may make discretionary matching contributions, discretionary profit sharing contributions or safe harbor contributions to the 401(k) Plan. Discretionary matching contributions are allocated on the basis of salary deferral contributions. Discretionary profit sharing contributions are based on three classifications set forth in the Plan: (i) Class A – Chairman, President, and Executive Vice Presidents; (i) Class B – Senior Vice Presidents, Chief Vice Presidents and Assistant Vice Presidents; and (iii) Class C – all other eligible employees. The contribution for a class will be the same percentage of compensation for all participants in that class. If Ponce De Leon Federal Bank decides to make a safe harbor contribution for a plan year, each participant will receive a contribution equal to 3% of his or her compensation for the plan year. Ponce De Leon Federal Bank only made a safe harbor contribution to the 401(k) Plan for the plan year ended December 31, 2016.

A participant is always 100% vested in his or her salary deferral contributions and safe harbor contributions. Discretionary matching and profit sharing contributions are 20% vested after two years of service, plus an additional 20% for each additional year of service; so all participants are fully vested after six years of service. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the 401(k) Plan. Generally, participants will receive distributions from the 401(k) Plan upon separation from service in accordance with the terms of the plan document. Expense recognized in connection with the 401(k) Plan totaled approximately $265,000 for the year ended December 31, 2016.

Pension Plan. Ponce De Leon Federal Bank maintains the Ponce De Leon Federal Savings Bank Retirement Income Plan, a tax-qualified defined benefit pension plan for eligible employees (the “Pension Plan”). Effective May 31, 2007, the Pension Plan was frozen. No additional benefits accrued under the Pension Plan after that date. All participants in the Pension Plan are fully vested in their benefits accrued as of that date and are entitled to receive their benefits upon retirement. We intend to terminate the Pension Plan at some point subsequent to the completion of the reorganization and offering, although the exact timing of such termination is uncertain. The exact timing of the termination of the Pension Plan will depend on, among various factors, our post-conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to terminate the plan, as they may change from time to time. Any such termination would be conditioned upon the approval by the Pension Benefit Guaranty Corporation, the federal entity that insures pension benefits. In connection with the termination, each participant will be given the choice to receive an annuity to provide his or her benefits under the Pension Plan or a lump sum cash distribution equal to the present value of his or her accrued benefits. As of December 31, 2016, the Pension Plan had approximately $15.0 million in assets. We currently estimate that the aggregate value of termination benefits under the Pension Plan will be $16.7 million to $18.3 million. In connection with the termination and as a condition of Pension Benefit Guaranty Corporation approval, we will agree to contribute to the Pension Plan an amount equal to the value of termination benefits required in excess of the value of the Pension Plan’s assets on termination. Based on the Pension Plan’s assets and liabilities at December 31, 2016, this could require a contribution of a minimum of $1.7 million and a maximum of $3.3 million upon termination; however, the actual amount of any contribution could be higher or lower since the actual value of the aggregate termination benefits is dependent, among other things, on the then value of the Pension Plan’s assets and interest rates at the effective date of the termination of the Pension Plan.

Employee Stock Ownership Plan. In connection with the reorganization, we have adopted an employee stock ownership plan (“ESOP”) for eligible employees. The named executive officers are eligible to participate in the ESOP just like other employees. Eligible employees will begin participation in the ESOP on the later of the effective date of the reorganization or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

The ESOP trustee is expected to purchase, on behalf of the ESOP, 3.92% of the total number of shares of PDL Community Bancorp common stock outstanding (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation). We anticipate that the ESOP will fund its stock purchase with a loan from PDL Community Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Ponce Bank’s contributions to the ESOP over the anticipated 15 year term of the loan and any dividends payable on common stock held by the ESOP. The interest rate for the ESOP loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee of the trust funding the ESOP will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become 100% vested in his or her account balance after three years of service. Participants who were employed by Ponce De Leon Federal Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service in accordance with the terms of the plan document. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The ESOP will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Ponce Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of PDL Community Bancorp.

ESOP Equalization Plan

In connection with the reorganization, Ponce De Leon Federal Bank has adopted the Ponce Bank ESOP Equalization Plan, a nonqualified plan that provides notional contributions for certain executives approved by the Compensation Committee of Ponce De Leon Federal Bank who are prevented from receiving full contributions to and allocation under the ESOP due to limitations on: (i) the maximum annual compensation that may be recognized under the ESOP for benefit computation purposes pursuant to Code Section 401(a)(17) of the Code ($270,000 for 2017); and (ii) the maximum annual additions to the ESOP pursuant to Code Section 415(c). The Plan is designed to equalize contributions and allocations for those that fall below and above these limitations. Currently, only Mr. Tsavaris and Mr. Naudon are approved to participate in the Ponce Bank ESOP Equalization Plan. No amounts will be credited under the Ponce Bank ESOP Equalization Plan until contributions are made to the ESOP.

A participant’s balance under the Ponce Bank ESOP Equalization Plan will be paid to him in a single lump sum within 90 days after his termination of service. However, as required by Section 409A of the Code, which governs deferred compensation plans, payments to certain specified employees of a publicly-traded corporation following separation from service cannot be paid until six months following separation from service except following the death of the participant. Any payment that would have been distributed from the Ponce Bank ESOP Equalization Plan to such a participant during the six-month period following separation from service, will be accumulated and paid to the participant in a single lump sum as soon as administratively practicable following the end of the six-month period or the participant’s death, if applicable.

The Ponce Bank ESOP Equalization Plan will be entirely unfunded. Employees who participate in the Ponce Bank ESOP Equalization Plan have only the rights of general unsecured creditors with respect to any rights under the Ponce Bank ESOP Equalization Plan.

Director Compensation

Directors earn an annual fee of $48,000 per year. Directors currently receive fees of $500 per meeting for service on the committees of the board of directors. Executive officers serving on the board of directors do not receive directors compensation for such service.

The following table sets forth for the year ended December 31, 2016 certain information as to the total remuneration we paid to our directors who were not executive officers.

Directors Compensation Table For the Year Ended December 31, 2016
Name	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
James C. Demetriou	60,000	—	60,000
William Feldman	54,000	16,897	70,897
Julio Gurman	54,000	16,897	70,897
Nick R. Lugo	54,000	23,429	77,429
Manuel A. Romero	54,000	7,480	61,480

Each person who will serve as a director of PDL Community Bancorp will also serve as a director of Ponce Bank and will initially earn a monthly fee only in his or her capacity as a board or committee member of Ponce Bank. Upon completion of the reorganization, additional director fees may be paid for PDL Community Bancorp director meetings although no such determination has been made at this time.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.9% and 1.96%, respectively, of the shares issued in the offering (including shares issued to Ponce Bank Mutual Holding Company and our charitable foundation). These limitations may not apply if the plans are implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Ponce Bank Mutual Holding Company. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Ponce Bank Mutual Holding Company.

Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after the stock offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of PDL Community Bancorp or Ponce Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year following the completion of the reorganization or whether we will present plans for stockholder approval more than one year after the completion of the reorganization. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through purchases of shares in the open market or otherwise.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering—Limitations on Purchase of Shares.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Minimum of Offering Range (2)
James C. Demetriou, Director	50,000	$500,000	*
William Feldman, Director	30,000	$300,000	*
Julio Gurman, Director	30,000	$300,000	*
Nick R. Lugo, Director	50,000	$500,000	*
Carlos P. Naudon, President, Chief Executive Officer and Director	30,000	$300,000	*
Manuel A. Romero, Director	30,000	$300,000	*
Steven Tsavaris, Executive Chairman of the Board	50,000	$500,000	*
Ioannis Kouzilos, Senior Vice President, Chief Lending Officer	5,000	$50,000	*
Elizabeth Macias, Senior Vice President and Chief Information Systems Officer	5,000	$50,000	*
Madeline V. Marquez, Senior Vice President of SBA/CDFI Initiatives	300	$3,000	*
Frank Perez, Executive Vice President and Chief Financial Officer	3,000	$30,000	*
David Rodriquez, Senior Vice President and Chief Relationship Manager	500	$5,000	*
Rafael Sanchez, Senior Vice President of Retail and Commercial Banking	1,000	$10,000	*

All directors and executive officers as a group (13) persons	284,800	$2,848,000	5.3%

*	Less than 1.0%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual, if applicable. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.
(2)	At the adjusted maximum of the offering range, directors and executive officers would own 3.4% of our shares of common stock sold to the public.

THE REORGANIZATION AND OFFERING

The board of directors of Ponce De Leon Federal Bank has approved the plan of reorganization. The plan of reorganization must also be approved by Ponce De Leon Federal Bank’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and stock offering with the Federal Reserve Board, and the approval of the Federal Reserve Board is required before we can consummate the reorganization and stock offering. We also have filed certain applications with respect to the reorganization with the Office of the Comptroller of the Currency and the FDIC. The final approvals of the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC are required before we can consummate the reorganization and stock offering. Any approval by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC does not constitute a recommendation or endorsement of the plan of reorganization.

General

On November 17, 2016, our board of directors unanimously adopted the plan and on April 7, 2017 and July 6, 2017 our board of directors unanimously adopted amendments No. 1 and No. 2, respectively, to the plan pursuant to which we will reorganize from a federally chartered mutual savings association into a two-tier federal mutual holding company structure. After the reorganization, PDL Community Bancorp will be the mid-tier stock holding company and Ponce Bank Mutual Holding Company will be the top-tier mutual holding company. After the offering, subscribers in the offering, including our employee stock ownership plan, will own 45%, Ponce Bank Mutual Holding Company will own 51.7% and our charitable foundation will own 3.3% of the outstanding shares of common stock of PDL Community Bancorp.

Consummation of the reorganization and stock offering is subject to, among other things, approval of the plan of reorganization, as amended, by the members of Ponce De Leon Federal Bank as of the voting record date. A special meeting of members has been called for this purpose, to be held on September 18, 2017. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	Ponce De Leon Federal Bank will organize a stock savings association as a wholly owned subsidiary (“Stock Bank”);

(ii)	After Stock Bank receives approval from the FDIC for insurance of accounts and the FDIC has issued it a certificate number, Ponce De Leon Federal Bank will transfer pursuant to a purchase and assumption agreement all of its assets and liabilities, except $200,000 in cash, to Stock Bank, and Stock Bank will be the stock savings association resulting from the reorganization, including the purchase and assumption transaction pursuant to the plan;

(iii)	Ponce De Leon Federal Bank will amend its charter and bylaws to read in the form of a federal mutual holding company to become Ponce Bank Mutual Holding Company;

(iv)	Ponce Bank Mutual Holding Company will organize PDL Community Bancorp as a wholly-owned subsidiary, and transfer $1,000 to PDL Community Bancorp in exchange for 100 shares of PDL Community Bancorp common stock; and

(v)	Ponce Bank Mutual Holding Company will transfer all of the initially issued stock of the Stock Bank to PDL Community Bancorp in exchange for additional shares of PDL Community Bancorp common stock, and the Stock Bank will become a wholly-owned subsidiary of PDL Community Bancorp, operating under the name Ponce Bank.

Concurrently with the reorganization, PDL Community Bancorp will offer for sale 45% of its common stock representing 45% of the pro forma market value of PDL Community Bancorp.

We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Ponce De Leon Federal Bank’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

The following is a summary of the material aspects of the plan of reorganization, the subscription offering, and the community offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to reorganize Ponce De Leon Federal Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Ponce Bank and PDL Community Bancorp by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risk and expand our asset base. In addition, the contribution to the charitable foundation will not only complement our existing charitable activities but also enable the communities that we serve to share in our long-term growth. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than Ponce Bank Mutual Holding Company to own a majority of the common stock of PDL Community Bancorp. A majority of our voting stock will be owned by Ponce Bank Mutual Holding Company, which will be controlled by its board of directors. Although this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Ponce Bank Mutual Holding Company will be able to elect all the members of PDL Community Bancorp’s board of directors, and will be able to control the outcome of substantially all matters presented to our stockholders for resolution by vote. No assurance can be given that Ponce Bank Mutual Holding Company will not take action adverse to the interests of stockholders other than Ponce Bank Mutual Holding Company. For example, Ponce Bank Mutual Holding Company could prevent the sale of control of PDL Community Bancorp, defeat a candidate for the board of directors of PDL Community Bancorp, prevent stockholders from forcing a second step conversion transaction that such stockholders may find advantageous or other proposals put forth by stockholders.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion which we are not undertaking at this time. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available-for-sale in the event of a conversion of Ponce Bank Mutual Holding Company to stock form. Our board of directors has determined that offering 45% of our to be outstanding shares of common stock for sale in the offering allows for an efficient use of the net proceeds by PDL Community Bancorp and Ponce Bank over the next several years.

The reorganization does not preclude the conversion of Ponce Bank Mutual Holding Company from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Ponce Bank Mutual Holding Company will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of Ponce Bank Mutual Holding Company to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Ponce De Leon Federal Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. Ponce Bank will continue to be subject to regulation by the

Office of the Comptroller of the Currency and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Ponce De Leon Federal Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Ponce Bank Mutual Holding Company, so long as they continue to hold their deposit accounts with Ponce Bank. In addition, all persons who become depositors of Ponce Bank subsequent to the reorganization will have such liquidation rights with respect to Ponce Bank Mutual Holding Company.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of Ponce De Leon Federal Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Ponce Bank will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in Ponce De Leon Federal Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of Ponce De Leon Federal Bank will no longer have voting rights in Ponce Bank, but will have voting rights in Ponce Bank Mutual Holding Company. Following the completion of the reorganization and offering, voting rights in PDL Community Bancorp will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by PDL Community Bancorp stockholders. Although PDL Community Bancorp will have the power to issue shares of capital stock to persons other than Ponce Bank Mutual Holding Company, as long as Ponce Bank Mutual Holding Company is in existence, Ponce Bank Mutual Holding Company will be required to own a majority of the voting stock of PDL Community Bancorp, and consequently will be able to control the outcome of substantially all matters put to a vote of stockholders. PDL Community Bancorp must own 100% of the voting stock of Ponce Bank.

Offering of Common Stock

Under the plan of reorganization, up to 7,224,663 shares (subject to increase to up to 8,308,362 shares) of PDL Community Bancorp common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 12:00 p.m., noon, Eastern Time, on September 6, 2017, unless otherwise extended by Ponce De Leon Federal Bank. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization or a longer period as may be approved by the Federal Reserve Board or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on October 21, 2017, unless extended with the approval of the Federal Reserve Board. If the offering is not completed by October 21, 2017, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Ponce De Leon Federal Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Ponce De Leon Federal Bank’s notice, the funds submitted will be refunded to the subscriber with interest at 0.10% per annum, which is Ponce De Leon Federal Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at 0.10% per annum, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Ponce De Leon Federal Bank as of the close of business on October 31, 2015 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

•	$300,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors and their associates in this category based on their increased deposits in Ponce De Leon Federal Bank in the one-year period preceding October 31, 2015 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on October 31, 2015. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation if the offering is oversubscribed.

Priority 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Ponce Bank, such as the employee stock ownership plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The only tax-qualified employee benefit plan participating in the offering is the employee stock ownership plan which intends to purchase 3.92% of our outstanding shares (including shares issued to Ponce Bank Mutual Holding Company and shares contributed to our charitable foundation). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 4.90% of the common stock issued and outstanding following the completion of the offering, provided that the employee stock ownership plan cannot purchase more than 3.92% of our outstanding shares, including shares issued to Ponce Bank Mutual Holding Company and contributed to our charitable foundation.    The employee stock ownership plan may, with Federal Reserve Board approval, purchase some or all of the shares of common stock it intends to purchase in the open market or may purchase shares of common stock directly from PDL Community Bancorp.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on June 30, 2017 excluding officers, directors and their associates, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$300,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible accountholder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more supplemental eligible account holders, the excess shall be reallocated, one or more times as necessary, among those supplemental eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2017. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation if the offering is oversubscribed.

Priority 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Ponce De Leon Federal Bank as of the close of business on July 24, 2017 who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, including borrowers from Ponce De Leon Federal Bank as of April 11, 1985 who maintained such borrowings as of the close of business on July 24, 2017, will receive nontransferable subscription rights to purchase up to the greater of $300,000 or one-tenth of one percent of the total offering of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit and loan accounts in which he or she had an ownership interest on July 24, 2017. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation if the offering is oversubscribed.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by PDL Community Bancorp in a community offering to members of the general public to whom PDL Community Bancorp delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, New York, Queens and Kings and the New Jersey County of Hudson. Subject to the maximum purchase limitations, these persons may purchase up to $300,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, PDL Community Bancorp will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering is subject to the right of PDL Community Bancorp and Ponce De Leon Federal Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, New York, Queens and Kings and the New Jersey County of Hudson whose orders are accepted by Ponce De Leon Federal Bank, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, New York, Queens and Kings and the New Jersey County of Hudson, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, New York, Queens and Kings and the New Jersey County of Hudson, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Raymond James & Associates, Inc., acting as our agent. In such capacity, Raymond James & Associates, Inc. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Raymond James & Associates, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Raymond James & Associates, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any other broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to the right of PDL Community Bancorp and Ponce De Leon Federal Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $300,000 of common stock.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to PDL Community Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Ponce De Leon Federal Bank or wire transfers). See “ Procedure for Purchasing Shares.”

If for any reason we cannot effectuate a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and the FINRA must approve any such arrangements.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of PDL Community Bancorp owned or controlled by persons other than Ponce Bank Mutual Holding Company at the close of the reorganization and offering shall be less than 50% of PDL Community Bancorp’s total outstanding common stock.

B.	The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 30,000 shares, and no person together with an associate or group of persons acting in concert may purchase more than 50,000 shares, except that: (i) PDL Community Bancorp may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of federal banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.

The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by PDL Community Bancorp, by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of PDL

Community Bancorp, at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of PDL Community Bancorp, or Ponce Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by PDL Community Bancorp, by any one or more tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of PDL Community Bancorp, at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of PDL Community Bancorp, or Ponce Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by PDL Community Bancorp, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of PDL Community Bancorp at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by PDL Community Bancorp, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of PDL Community Bancorp at the conclusion of the offering.

G.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by PDL Community Bancorp, by any one or more management recognition plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed, in the aggregate, either 1.47% of the outstanding shares of common stock of PDL Community Bancorp or 1.47% of PDL Community Bancorp’s stockholders’ equity at the conclusion of the offering, provided, however, if PDL Community Bancorp’s tangible capital is at least 10.0% at the time of the implementation of the plans, the Federal Reserve Board may permit the plans to acquire, in the aggregate, up to 1.96% of the outstanding shares of common stock of PDL Community Bancorp or 1.96% of PDL Community Bancorp’s stockholders’ equity at the conclusion of the offering.

H.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by PDL Community Bancorp, by any one or more tax-qualified employee plans and management recognition plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed, in the aggregate, either 4.9% of the outstanding shares of common stock of PDL Community Bancorp or 4.9% of PDL Community Bancorp’s stockholders’ equity at the conclusion of the offering, provided, however, if PDL Community Bancorp’s tangible capital is at least 10.0% at the time of the implementation of the plans, the Federal Reserve Board may permit the plans to acquire, in the aggregate, up to 5.88% of the outstanding shares of common stock of PDL Community Bancorp or 5.88% of PDL Community Bancorp’s stockholders’ equity at the conclusion of the offering.

I.	A tax-qualified employee plan, a management recognition plan or a stock option plan modified or adopted no earlier than one year after the conclusion of the offering or any subsequent issuance that is made in substantial conformity with the purchase priorities set forth in 12 CFR Section 239.59(a) of the regulations of the Federal Reserve Board, may exceed the percentage limitations set forth in the foregoing sub-sections G and H (plan expansion), subject to the following: (i) all common stock awarded in connection with any plan expansion must be acquired for such awards in the secondary market, and (ii) such acquisitions must begin no earlier than when such plan expansion is permitted to be made.

J.	The aggregate amount of common stock that may be encompassed under all stock option plans and restricted stock plans of PDL Community Bancorp may not exceed, in the aggregate, 25% of the outstanding shares of common stock of PDL Community Bancorp held by persons other than Ponce Bank Mutual Holding Company at the conclusion of the stock offering.

K.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by PDL Community Bancorp, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% (or such higher percentage as may be set by our board of directors with the approval of federal banking regulators) of the outstanding shares of common stock held by persons other than Ponce Bank Mutual

Holding Company at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

L.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by PDL Community Bancorp, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the stockholders’ equity of PDL Community Bancorp held by persons other than Ponce Bank Mutual Holding Company at the conclusion of the offering.

M.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. PDL Community Bancorp and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

N.	The board of directors of PDL Community Bancorp has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

O.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Ponce Bank Mutual Holding Company, PDL Community Bancorp, Ponce De Leon Federal Bank or Ponce Bank or a majority-owned subsidiary of PDL Community Bancorp, Ponce De Leon Federal Bank or Ponce Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the stock offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Ponce Bank Mutual Holding Company, PDL Community Bancorp, Ponce Bank or Ponce De Leon Federal Bank or a subsidiary thereof.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The boards of directors of PDL Community Bancorp and Ponce De Leon Federal Bank may, in their sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of the federal banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of PDL Community Bancorp common stock under this provision will be allocated by the boards of directors of PDL Community Bancorp and Ponce De Leon Federal Bank in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of PDL Community Bancorp and Ponce De Leon Federal Bank, with the approval of the federal banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Ponce De Leon Federal Bank or PDL Community Bancorp and except as described below. In addition, under FINRA guidelines, members of the FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Raymond James & Associates, Inc.

To assist in the marketing of our common stock, we have retained Raymond James & Associates, Inc., which is a broker-dealer registered with FINRA. In its role as financial advisor and marketing agent, Raymond James & Associates, Inc. will, among other things:

•	Assist us in assessing the financial and securities market implications of the plan and in structuring and communicating the terms of the plan and the offering;

•	Assist us in the preparation of documents related to the execution of the plan, including the prospectus, stock order form and all marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility);

•	Assist us in scheduling and preparing for meetings with potential investors and/or other broker-dealers related to the offering, as necessary;

•	Establish a Stock Information Center at Raymond James & Associates, Inc. office in Chicago, Illinois;

•	Assist in the training of our personnel for interaction with customers during the offering period; and

•	Such other financial advisory and investment banking services in connection with the offering as may be agreed upon by Raymond James & Associates, Inc. and us.

For its services as financial advisor, Raymond James & Associates, Inc. will receive (i) a non-refundable management fee of $50,000, which we have already paid, and (ii) a success fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be paid on any shares purchased by our directors, officers or employees or members of their immediate families (whether directly or through a personal trust), or purchased by any employee benefit plan or trust established for the benefit of our directors, officers and employees, or contributed to our charitable foundation.

In the event shares of common stock are sold in a syndicated community offering, we will pay fees of 6.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering to Raymond James & Associates, Inc. and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis, and Raymond James & Associates, Inc. will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

The aggregate of the success fee and the commissions earned in the syndicated community offering, if any, will be reduced by the amount of the management fee.

We also will reimburse Raymond James & Associates, Inc. for its reasonable expenses associated with its marketing effort in an amount not to exceed $50,000 and for attorney’s fees and expenses not to exceed $100,000. These expenses may be increased in the event of unusual circumstances; such increases may not exceed $10,000 and $25,000, respectively.

We will indemnify Raymond James & Associates, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Raymond James & Associates, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Raymond James & Associates, Inc. expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. Raymond James & Associates, Inc. will solicit orders and conduct sales of the common stock of PDL Community Bancorp in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

Records Agent Services

We have also engaged Raymond James & Associates, Inc. to act as our records agent in connection with the offering. In this role as records agent, Raymond James & Associates, Inc. will provide, among other things:

•	Customer File Processing Services—processing of our customer account records for each record date required by the Plan; consolidation of eligible customer accounts by ownership and creation of a central file for determination of subscription and voting rights;

•	Stock Order Processing Services—processing of stock order forms received, required reporting, allocation of shares to qualifying subscribers if the offering is oversubscribed; and coordination with our transfer agent for stock issuance; and

•	Member Proxy Vote Services—tabulating and reporting of member proxy votes received; proxy target group identification and reporting to assist with solicitation efforts; and acting as or supporting the Inspector of Election for the Special Meeting of Members.

For these services, Raymond James & Associates, Inc. will receive a fee of $25,000 which is non-refundable and has already been paid.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation RP Financial, LC. will receive a fee of $115,000, and will receive a fee of $10,000 for each appraisal update. RP Financial, LC. will be reimbursed for its expenses up to $7,500.

We are not affiliated with RP Financial, LC., and neither we nor RP Financial, LC. have an economic interest in, or is held in common with, the other. RP Financial, LC. has represented and warranted to us that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the reorganization regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway RP Financial, LC. from serving in the role of our independent appraiser.

We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group. RP Financial, LC. placed the greatest emphasis on the price-to-book value and price-to-earnings approaches in estimating pro forma market value. RP Financial, LC. considered the pro forma price-to-assets approach to be less meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our financial statements. RP Financial, LC. also considered the following factors, among others:

•	our operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the reorganization and the offering on our equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial, LC. considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to the following two selection criteria: (i) Mid-Atlantic institutions with assets between $500 million and $1.5 billion, tangible equity-to-assets ratios of greater than 7.0% and positive reported and core earnings; and (ii) New England institutions with assets between $500 million and $1.5 billion, tangible equity-to-assets ratios of greater than 7.0% and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of us with the peer group. RP Financial, LC. advised the board of directors that the valuation conclusion included the following adjustments relative to the peer group:

•	a moderate down adjustment was made for profitability, growth and viability of earnings due to Ponce De Leon Federal Bank’s less favorable core earnings measures and lower pro forma returns as a percentage of assets and equity;

•	a slight upward adjustment was made for asset growth due to Ponce De Leon Federal Bank’s greater pro forma leverage capacity; and

•	a slight downward adjustment was made for dividends due to the MHC ownership structure and dividend waiver regulations in place for MHCs that impact minority ownership ratios, in comparison to the fully-converted peer group companies.

RP Financial, LC. made no adjustments for financial condition, primary market area, liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 5.88% of the shares of common stock to be outstanding by the stock-based benefit plans at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

On the basis of the foregoing, RP Financial, LC. advised us that as of May 5, 2017, the estimated pro forma market value of the common stock, assuming we were selling a minority of our shares in the offering, was $139.6 million. Based on applicable regulations, this forms a midpoint of a valuation range with a minimum of $118.7 million and a maximum of $160.5 million. Our board of directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 45.0% of the shares issued should be held by purchasers in the offering, 3.3% should be held by our charitable foundation and 51.7% should be held by Ponce Bank Mutual Holding Company. Based on the estimated valuation range and the purchase price of $10.00 per share, the total number of shares of common stock that PDL Community Bancorp will issue will range from 11,866,598 shares to 16,054,808 shares, with a midpoint of 13,960,703 shares (including in each case shares issued to Ponce Bank Mutual Holding Company and our charitable foundation), and the number of shares sold in the offering will range from 5,339,969 shares to 7,224,663 shares, with a midpoint of 6,282,316 shares.

Our board of directors reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the three months ended March 31, 2017 and two years ended December 31, 2016, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions. All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Federal Reserve Board, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $184.6 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to up to 18,463,029 shares. Under such circumstances the number of shares sold in the offering will be increased to up to 8,308,362 shares, the number of shares held by Ponce Bank Mutual Holding Company will be increased to up to 9,545,388 shares and the number of shares contributed to our charitable foundation will be increased to up to 609,279. The increase in the valuation range may occur to reflect demand for the shares or changes in market conditions, and can be implemented without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Offering of Common Stock—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by Ponce De Leon Federal Bank, nor did RP Financial, LC. value independently the assets or liabilities of Ponce De Leon Federal Bank. The independent valuation considers Ponce De Leon Federal Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $184.6 million or a decrease in the pro forma market value to less than $118.7 million, then PDL Community Bancorp, after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board in order to complete the reorganization and offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds will be promptly returned to investors and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or September 18, 2019.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and PDL Community Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and PDL Community Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Ponce De Leon Federal Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to Ponce De Leon Federal Bank and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of PDL Community Bancorp at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Raymond James & Associates, Inc. or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Raymond James & Associates, Inc. or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 p.m., noon, Eastern Time, on September 6, 2017, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond October 21, 2017 would require regulatory approval. If the offering is extended past October 21, 2017, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond September 18, 2019, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 12:00 p.m., noon, Eastern Time, September 6, 2017. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment in one of three ways: 1) by mail, using the stock order reply envelope provided; 2) by overnight delivery to the address indicated for that purpose on the stock order form; or 3) by hand-delivery to Ponce De Leon Federal Bank’s administrative office located at 2244 Westchester Avenue, Bronx, New York. However, please know that all stock order forms, with full payment, must be received (not postmarked) by 12:00 p.m., noon, Eastern Time, on September 6, 2017. Please do not mail stock order forms to Ponce De Leon Federal Bank. We encourage subscribers to consider in-person or overnight delivery to enhance the likelihood that your order is received before the deadline. Once tendered, an order form cannot be modified or revoked unless the offering is terminated or is extended beyond October 21, 2017, or the number of shares of common stock to be sold is increased to more than 8,308,362 shares or decreased to less than 5,339,969 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering and the syndicated community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit and loan accounts on the stock order form giving all names on each deposit and loan account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Ponce De Leon Federal Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to PDL Community Bancorp; or

•	authorization of withdrawal from Ponce De Leon Federal Bank deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”).

Appropriate means for designating withdrawals from deposit accounts at Ponce De Leon Federal Bank are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the rate of 0.10% per annum subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Ponce De Leon Federal Bank and will earn interest at a rate of 0.10% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Ponce De Leon Federal Bank from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Ponce De Leon Federal Bank line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to PDL Community Bancorp. You may not designate on your stock order form a direct withdrawal from a Ponce De Leon Federal Bank retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Ponce De Leon Federal Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or PDL Community Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Ponce De Leon Federal Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Ponce De Leon Federal Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Ponce De Leon Federal Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to September 6, 2017 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit any person with subscription rights, specifically the eligible account holders, supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on a qualifying deposit or loan account with a subscription priority the same as your own.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center at (888) 317-2811. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. Alternatively, if you have questions regarding the reorganization or offering, you may also discuss those questions in person with a representative of Raymond James & Associates, Inc., who is assisting us with the offering, by visiting the Bank’s administrative office located at 2244 Westchester Avenue, Bronx, NY, beginning the week of August 21, 2017, Monday 1:00 p.m. to 5:00 p.m., Tuesday through Thursday 9:00 a.m. to 5:00 p.m., and Friday 9:00 a.m. to 1:00 p.m.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to Ponce De Leon Federal Bank, PDL Community Bancorp, eligible account holders, supplemental eligible account holders and other members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Ponce De Leon Federal Bank or PDL Community Bancorp would prevail in a judicial proceeding.

Ponce De Leon Federal Bank and PDL Community Bancorp have received an opinion of Crowe Horwath LLP, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.	The conversion of Ponce De Leon Federal Bank to Ponce Bank Mutual Holding Company will qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(F) and no gain or loss will be recognized as a result of such conversion.

2	The transfer by Ponce De Leon Federal Bank in mutual form (the “Mutual Bank”) of substantially all of its assets and liabilities to Ponce Bank in stock form (the “Stock Bank”) qualifies as an exchange under Internal Revenue Code Section 351 and the Mutual Bank will recognize no gain or loss upon the transfer of substantially all of its assets and liabilities solely in exchange for the voting common stock of the Stock Bank.

3.	The Mutual Bank’s holding period in the common stock of the Stock Bank received in the reorganization will include the holding period during which the property exchanged was held in accordance with Internal Revenue Code Section 1223(1).

4.	Mutual Bank will recognize no income with respect to its bad debt reserve established under Internal Revenue Code Section 593.

5.	The Stock Bank will recognize no gain or loss upon its receipt of property from the Mutual Bank in exchange for its stock in accordance with Internal Revenue Code Section 1032(a).

6.	The Stock Bank’s basis in the property received from the Mutual Bank will be the same as the basis of such property in the hands of the Mutual Bank immediately prior to the reorganization in accordance with Internal Revenue Code Section 362(a).

7.	The Stock Bank’s holding period for the property received from the Mutual Bank will include the period during which such property was held by the Mutual Bank prior to the conversion, in accordance with Internal Revenue Code Section 1223(2).

8.	Mutual Bank’s members will recognize no gain or loss by reason of the reorganization.

9.	No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to Ponce Bank Mutual Holding Company, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts in accordance with Internal Revenue Code Section 354(a).

10.	It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of PDL Community Bancorp in accordance with Internal Revenue Code Section 305(a). Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized, but only in an amount not in excess of the fair market value of such subscription rights in accordance with Internal Revenue Code Section 356(a).

In addition, eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights consistent with Rev. Rul. 56-572.

11.	The basis of the deposit accounts in the Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor in accordance with Internal Revenue Code Section 358(a)(1). Additionally, the basis of the interests in the liquidation rights in Ponce Bank Mutual Holding Company to be received by the eligible account holders, supplemental eligible account holders, and other members of the Mutual Bank shall be zero consistent with Rev. Rul. 71-233.

12.	Ponce Bank Mutual Holding Company and the persons who purchase common stock of PDL Community Bancorp in the subscription and community offerings (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to PDL Community Bancorp in accordance with Internal Revenue Code Section 351(a).

13.	PDL Community Bancorp will recognize no gain or loss on its receipt of the Stock Bank stock and cash in accordance with Internal Revenue Code Section 1032(a).

14.	Ponce Bank Mutual Holding Company’s basis in the PDL Community Bancorp common stock will be increased by its basis in the Stock Bank stock transferred in accordance with Internal Revenue Code Section 358(a)(1).

15.	Ponce Bank Mutual Holding Company’s holding period in PDL Community Bancorp common stock received will include the period during which it held the Stock Bank common stock, provided that the property was a capital asset on the date of the exchange in accordance with Internal Revenue Code Section 1223(1).

16.	PDL Community Bancorp’s basis in the Stock Bank stock received from Ponce Bank Mutual Holding Company will be the same as the basis of such property in the hands of Ponce Bank Mutual Holding Company in accordance with Internal Revenue Code Section 362(a).

17.	PDL Community Bancorp’s holding period for the Stock Bank stock received from Ponce Bank Mutual Holding Company will include the period during which the property was held by Ponce Bank Mutual Holding Company in accordance with Internal Revenue Code Section 1223(2).

18.	It is more likely than not that the basis of PDL Community Bancorp common stock to its stockholders will be the purchase price thereof in accordance with Internal Revenue Code Section 1012.

19.	The holding period of the PDL Community Bancorp common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire the stock was exercised in accordance with Internal Revenue Code Section 1223(6).

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to PDL Community Bancorp, Ponce Bank Mutual Holding Company, Ponce Bank, Ponce De Leon Federal Bank and persons receiving subscription rights. The tax opinions as to items 10 and 18 above are based on the position that subscription rights to be received by eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Crowe Horwath LLP noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Crowe Horwath LLP also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Crowe Horwath LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We have been informed that in the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of PDL Community Bancorp common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.‘s view is not binding on the Internal Revenue Service. If the subscription rights granted to eligible account holders, supplemental eligible account holders and other members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights in an amount equal to their value, and PDL Community Bancorp could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Ponce De Leon Federal Bank, the members of Ponce De Leon Federal Bank, PDL Community Bancorp, eligible account holders, supplemental eligible account holders and other members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that PDL Community Bancorp or Ponce Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to PDL Community Bancorp’s registration statement. An opinion regarding the New York and New Jersey state income tax consequences consistent with the federal tax opinion has been issued by Crowe Horwath, LLC, tax advisors to Ponce De Leon Federal Bank and PDL Community Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of PDL Community Bancorp or Ponce Bank generally may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of PDL Community Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Office of the Comptroller of the Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit PDL Community Bancorp from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans.

OUR CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local communities, a new charitable foundation, Ponce De Leon Foundation, will be established in connection with the reorganization. The foundation will be established as a non-stock, non-profit corporation in connection with the reorganization. The new charitable foundation will be funded with shares of our common stock and cash, as further described below and is referred herein as “our charitable foundation”.

By further enhancing our visibility and reputation in our local communities, we believe that our charitable foundation will enhance the long-term value of Ponce Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to the communities located in any county or borough in which Ponce Bank has a branch office now or in the future (“our communities”) through our charitable foundation.

Purpose of our Charitable Foundation

In connection with the closing of the offering, we intend to contribute to our charitable foundation $200,000 and 3.3% of our outstanding shares of common stock. The purpose of our charitable foundation is to provide financial support to appropriate organizations in our communities and to enable our communities to share in our long-term growth. Our charitable foundation will be dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Our charitable foundation will also support our ongoing obligations to the community under the Community Reinvestment Act.

Funding our charitable foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the offering is completed because our charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, our charitable foundation will maintain close ties with Ponce Bank, thereby forming a partnership within our communities.

Structure of our Charitable Foundation

Our charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of our charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The certificate of incorporation will further provide that no part of the net earnings of our charitable foundation will inure to the benefit of, or be distributable to, its directors, officers, members or other private individuals.

Our charitable foundation will be governed by a board of directors, initially consisting of seven individuals. Initially and for a period of at least five years after the offering, at least one of the directors of our charitable foundation will be an individual from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees. Unless modified as a result of the requirements under the heading “—Regulatory Requirements Imposed on our Charitable Foundation”, the terms of office of the directors of the charitable foundation shall be as provided below. The initial board of directors shall be classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as reasonably possible. One such class of directors shall serve until the 2018 annual meeting of the charitable foundation; another class shall serve until the 2019 annual meeting; and the last such class shall serve until the 2020 annual meeting. Thereafter directors of the charitable foundation will be elected to serve for three-year terms.

The board of directors of our charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of our charitable foundation will at all times be bound by their fiduciary duty to advance our charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which our charitable foundation is established. The directors of our charitable foundation also will be responsible for directing the activities of our charitable foundation, including the management and voting of the shares of our common stock held by our charitable foundation. However, as required by applicable regulations, all shares of our common stock held by our charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Our charitable foundation’s initial place of business will be located at our corporate headquarters. The board of directors of our charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Federal Reserve governing transactions between Ponce Bank and our charitable foundation.

Our charitable foundation will receive working capital from the initial cash contribution and from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Code, our charitable foundation will be required to distribute annually in grants or donations an amount not less than the “distributable amount” as determined under Section 4942(d) of the Code. While the definition and calculation of the “distributable amount” is more involved, it essentially amounts to a minimum of 5.0% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Code and should be classified as a private foundation. Our charitable foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as our charitable foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

PDL Community Bancorp, Ponce Bank and Ponce De Leon Federal Bank are or will be authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to our charitable foundation.

We believe that our contribution of shares of our common stock to our charitable foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10.0% of our annual taxable income in any one year. We are permitted under the Code to carry the excess contribution over the five-year period following the contribution to our charitable foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to our charitable foundation. In such event, our contribution to our charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to our charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Assuming our charitable foundation is classified by the Internal Revenue Service as a private foundation, then the earnings and gains, if any, from the sale of common stock owned by our charitable foundation or the sale of other assets of our charitable foundation will be exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. We anticipate that our charitable foundation will be a calendar year taxpayer, and as such will be required to file an annual return with the Internal Revenue Service on May 15th of each year, with the first such annual return likely being due on May 15, 2018. Our charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on our Charitable Foundation

Applicable federal regulations impose the following requirements on the establishment of our charitable foundation:

(1)	the Federal Reserve Board may examine our charitable foundation at the charitable foundation’s expense;

(2)	our charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

(3)	our charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

(4)	our charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

(5)	our charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Code; and

(6)	our charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the offering, our charitable foundation must submit to the Federal Reserve a business plan, a conflicts of interest policy, a gift instrument, bylaws and a certificate of organization.

RESTRICTIONS ON THE ACQUISITION OF PDL COMMUNITY BANCORP AND PONCE BANK

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire PDL Community Bancorp, Ponce Bank or their respective capital stock are described below. Also discussed are certain provisions in PDL Community Bancorp’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire PDL Community Bancorp.

Mutual Holding Company Structure

Ponce Bank Mutual Holding Company will own a majority of the outstanding common stock of PDL Community Bancorp after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, Ponce Bank Mutual Holding Company may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of PDL Community Bancorp. It will not be possible for another entity to acquire PDL Community Bancorp without the consent of Ponce Bank Mutual Holding Company. Ponce Bank Mutual Holding Company, as long as it remains in the mutual form of organization, will control a majority of the voting stock of PDL Community Bancorp.

Federal Law

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock (i) where the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of PDL Community Bancorp or Ponce Bank without the Federal Reserve Board’s prior approval.

Charters and Bylaws of PDL Community Bancorp and Ponce Bank

The following discussion is a summary of provisions of the charter and bylaws of PDL Community Bancorp and Ponce Bank that may be deemed to affect the ability of a person, firm or entity to acquire PDL Community Bancorp. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of PDL Community Bancorp is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of PDL Community Bancorp for a three-year term. A classified board promotes continuity and stability of management of PDL Community Bancorp, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, PDL Community Bancorp will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of PDL Community Bancorp”. Although these shares could be used by the board of directors of PDL Community Bancorp to make it more difficult or to discourage an attempt to obtain control of PDL Community Bancorp through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Ponce Bank Mutual Holding Company will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. PDL Community Bancorp’s charter provides that there will not be cumulative voting by stockholders for the election of PDL Community Bancorp’s directors. No cumulative voting rights means that Ponce Bank Mutual Holding Company, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of PDL Community Bancorp to be elected at that meeting. This could prevent minority stockholder representation on PDL Community Bancorp’s board of directors.

Restrictions on Acquisitions of Shares. A section in PDL Community Bancorp’s charter provides that for a period of five years from the completion of the reorganization, no person, other than Ponce Bank Mutual Holding Company, and, with respect to Ponce Bank, other than Ponce Bank Mutual Holding Company and PDL Community Bancorp, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of PDL Community Bancorp or Ponce Bank held by persons other than Ponce Bank Mutual Holding Company, and, with respect to Ponce Bank, other than PDL Community Bancorp, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Procedures for Stockholder Nominations and Proposals for New Business. PDL Community Bancorp’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of PDL Community Bancorp at least five days before the date of the annual meeting. Management believes that it is in the best interests of PDL Community Bancorp and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Limitations on Calling Special Meetings of Stockholders. Our federal charter provides that special meetings of our stockholders may be called by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of our outstanding shares of voting stock.

Purpose and Anti-Takeover Effects of PDL Community Bancorp’s Charter and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of PDL Community Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of PDL Community Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of PDL Community Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of PDL Community Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of PDL Community Bancorp’s charter and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of PDL Community Bancorp’s charter and bylaws described above, benefit plans of PDL Community Bancorp and Ponce Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with the offering or proposed to be adopted subsequent thereto, as well as the employment agreements, contain provisions which also may discourage hostile takeover attempts which the board of directors of Ponce Bank might conclude are not in the best interests of PDL Community Bancorp and Ponce Bank or PDL Community Bancorp’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF PDL COMMUNITY BANCORP

General

PDL Community Bancorp is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of PDL Community Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan or reorganization and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of PDL Community Bancorp’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of PDL Community Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

PDL Community Bancorp currently expects that it will have a maximum of up to 18,463,030 shares of common stock outstanding after the offering, of which up to 8,917,641 shares will be held by persons other than Ponce Bank Mutual Holding Company. Our board of directors can, without stockholder approval, issue additional shares of common stock, although Ponce Bank Mutual Holding Company, so long as it is in existence, must own a majority of PDL Community Bancorp’s outstanding shares of common stock. PDL Community Bancorp’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. PDL Community Bancorp has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. PDL Community Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. There are no present plans or intentions to declare dividends. The holders of common stock of PDL Community Bancorp will be entitled to receive and share equally in such dividends as may be declared by the board of directors of PDL Community Bancorp out of funds legally available therefor. Dividends from PDL Community Bancorp will depend, in large part, upon receipt of dividends from Ponce Bank, because PDL Community Bancorp initially will have no source of income other than dividends from Ponce Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to PDL Community Bancorp’s loans to the employee stock ownership plan and our charitable foundation. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.

If PDL Community Bancorp pays dividends to its stockholders, it would likely pay dividends to Ponce Bank Mutual Holding Company, unless Ponce Bank Mutual Holding Company is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would be required to be paid to Ponce Bank Mutual Holding Company along with all other stockholders, the amount of dividends available for all other stockholders would be less than if Ponce Bank Mutual Holding Company were permitted to waive the receipt of dividends.

Pursuant to our charter, PDL Community Bancorp is authorized to issue preferred stock. If PDL Community Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of PDL Community Bancorp will possess exclusive voting rights in PDL Community Bancorp. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If PDL Community Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Ponce Bank, PDL Community Bancorp, as holder of Ponce Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Ponce Bank, including all deposit accounts and accrued interest thereon, all assets of Ponce Bank available for distribution. In the event of liquidation, dissolution or winding up of PDL Community Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of PDL Community Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of PDL Community Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if PDL Community Bancorp issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of PDL Community Bancorp’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. The issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to legal counsel. PDL Community Bancorp has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

American Stock Transfer and Trust Company, Brooklyn, New York, will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock has been passed upon for Ponce De Leon Federal Bank and PDL Community Bancorp by the firm of Locke Lord LLP, Washington, D.C. The federal income tax consequences and the New York and New Jersey state income tax consequences of the reorganization and offering have been passed upon for Ponce De Leon Federal Bank and PDL Community Bancorp by Crowe Horwath LLP, New York, New York. Locke Lord LLP and Crowe Horwath LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Raymond James & Associates, Inc. by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

EXPERTS

The financial statements of Ponce De Leon Federal Bank as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016 have been audited by Mazars USA LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and the registration statement in reliance upon such report of such firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Ponce De Leon Federal Bank and PDL Community Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

PDL Community Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549 and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

PDL Community Bancorp and Ponce De Leon Federal Bank have filed applications with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC with respect to the reorganization and offering. Pursuant to the rules and regulations of the Federal Reserve Board, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, you may contact Judy Lynn, Federal Reserve Bank of Philadelphia, at (215) 574-6600, the Northeastern District Office of the Office of the Comptroller of the Currency located at 340 Madison Avenue, New York, New York 10173, and the New York Regional Office of the FDIC located at 350 Fifth Avenue, New York, New York 10118-0110.

A copy of the charter and bylaws of PDL Community Bancorp is available without charge from Ponce De Leon Federal Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, PDL Community Bancorp will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, PDL Community Bancorp and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, PDL Community Bancorp has undertaken that it will not terminate this registration for a period of at least three years following the completion of the reorganization.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Ponce De Leon Federal Bank

Bronx, New York

We have audited the accompanying consolidated statements of financial condition of Ponce De Leon Federal Bank and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in capital accounts, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ponce De Leon Federal Bank and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mazars USA LLP

New York, New York

March 15, 2017

Ponce De Leon Federal Bank and Subsidiaries

Consolidated Statements of Financial Condition

March 31, 2017 (Unaudited) and December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
ASSETS
Cash and due from banks (Note 2):
Cash	$4,557	$4,796	$5,435
Interest-bearing deposits in banks	11,947	6,920	7,259

Total cash and cash equivalents	16,504	11,716	12,694
Available-for-sale securities, at fair value (Note 3)	51,937	52,690	82,034
Loans held for sale	2,143	2,143	3,303
Loans receivable, net of allowance for loan losses - 2017 $10,370; 2016 $10,205; 2015 $9,484 (Note 4)	677,525	642,148	567,662
Accrued interest receivable	2,749	2,707	2,668
Other real estate owned	—	—	76
Bank premises and equipment, net (Note 5)	25,687	26,028	27,177
Federal Home Loan Bank Stock (FHLB), at cost	2,089	964	1,162
Deferred tax assets (Note 8)	3,378	3,379	3,765
Core deposit intangible, net	3	3	132
Other assets	4,238	3,205	2,484

Total assets	$786,253	$744,983	$703,157

LIABILITIES AND CAPITAL ACCOUNTS
Liabilities:
Deposits (Note 6)	$655,882	$643,078	$599,506
Accrued interest payable	26	28	36
Advance payments by borrowers for taxes and insurance	5,670	3,882	2,600
Advances from the Federal Home Loan Bank (Note 7)	28,000	3,000	8,000
Other liabilities	3,201	2,003	1,953

Total liabilities	692,779	651,991	612,095

Commitments and contingencies (Note 10)
Capital accounts:
Retained earnings	99,805	99,242	97,817

Accumulated other comprehensive loss (Note 13):
Net unrealized loss on available-for-sale securities, net of taxes	(227)	(166)	(370)
Defined benefit pension liabilities, net of taxes (Note 9)	(6,104)	(6,084)	(6,385)

	(6,331)	(6,250)	(6,755)

Total capital accounts	93,474	92,992	91,062

Total liabilities and capital accounts	$786,253	$744,983	$703,157

The accompanying notes are an integral part of the consolidated financial statements.

Ponce De Leon Federal Bank and Subsidiaries

Consolidated Statements of Income

Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years

Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	(Unaudited)
	2017	2016	2016	2015
Interest and dividend income:
Interest on loans receivable	$8,592	$8,279	$32,660	$32,100
Interest and dividends on investment securities and FHLB stock	202	321	1,081	1,490

Total interest and dividend income	8,794	8,600	33,741	33,590

Interest expense:
Interest on certificates of deposit	1,316	1,336	5,502	5,268
Interest on other deposits	151	91	427	321
Interest on borrowings	29	7	7	61

Total interest expense	1,496	1,434	5,936	5,650

Net interest income	7,298	7,166	27,805	27,940
Provision for loan losses (recovery) (Note 4)	52	(547)	(57)	353

Net interest income after provision for loan losses (recovery)	7,246	7,713	27,862	27,587

Noninterest income:
Service charges and fees	229	238	938	1,073
Brokerage commissions	118	179	515	421
Late and prepayment charges	211	66	302	548
Other	200	58	676	420

Total noninterest income	758	541	2,431	2,462

Noninterest expense:
Compensation and benefits	3,829	3,664	14,979	13,463
Occupancy expense	1,425	1,408	5,651	5,754
Data processing expenses	448	370	1,617	1,299
Direct loan expenses	195	254	860	725
Insurance and surety bond premiums	82	137	464	699
Office supplies, telephone and postage	254	261	1,071	997
FDIC deposit insurance assessment	66	225	538	899
Other operating expenses	797	637	2,683	2,380

Total noninterest expense	7,096	6,956	27,863	26,216

Income before income taxes	908	1,298	2,430	3,833

Provision for income taxes (Note 8)	345	490	1,005	1,315

Net income	$563	$808	$1,425	$2,518

The accompanying notes are an integral part of the consolidated financial statements.

Ponce De Leon Federal Bank and Subsidiaries

Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2017 and 2016 (Unaudited) and

Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	(Unaudited)
	2017	2016	2016	2015
Net income	$563	$808	$1,425	$2,518

Other comprehensive loss:
Net change in unrealized gains (losses) on securities available-for-sale:
Unrealized gains (losses)	(91)	545	309	847
Income tax effect	30	(185)	(105)	(372)

Unrealized (losses) gains on securities, net	(61)	360	204	475
Pension benefit liability adjustment:
Net gain (loss) during the period	(31)	—	456	(1,829)
Reclassification adjustment for amortization of prior service cost and net gain included in net periodic pension cost	—	—	—	245
Income tax effect	11	—	(155)	53

Pension (liability) benefit adjustment, net of tax	(20)	—	301	(1,531)

Other comprehensive (loss) income, net of tax	(81)	360	505	(1,056)

Total comprehensive income	$482	$1,168	$1,930	$1,462

The accompanying notes are an integral part of the consolidated financial statements.

Ponce De Leon Federal Bank and Subsidiaries

Consolidated Statements of Changes in Capital Accounts

Three Months Ended March 31, 2017 (Unaudited) and Years

Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2014	$95,299	$(5,699)	$89,600
Net income	2,518	—	2,518
Other comprehensive loss, net of tax	—	(1,056)	(1,056)

Balance, December 31, 2015	97,817	(6,755)	91,062
Net income	1,425	—	1,425
Other comprehensive income, net of tax	—	505	505

Balance, December 31, 2016	$99,242	$(6,250)	$92,992
Net income	563	—	563
Other comprehensive (loss), net of tax	—	(81)	(81)

Balance, March 31, 2017 (Unaudited)	$99,805	$(6,331)	$93,474

The accompanying notes are an integral part of the consolidated financial statements.

Ponce De Leon Federal Bank and Subsidiaries

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2017 and 2016 (Unaudited) and

Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

	Three Months Ended March 31,		Years Ended December 31,
	(Unaudited)
	2017	2016	2016	2015
Cash Flows From Operating Activities:
Net income	$563	$808	$1,425	$2,518
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums on securities,net	7	1	11	6
Loss on sale of loans	—	200	13	73
Write-down of loans held for sale	—	—	—	9
Write-down of other real estate owned	—	—	—	86
Gain on sale of other real estate owned	—	(4)	(4)	—
Provision for (recovery from) loan losses	52	(547)	(57)	353
Depreciation and amortization	404	423	1,679	1,817
Amortization of core deposit intangible assets	—	36	129	144
Deferred income taxes	43	165	126	1,086
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	(42)	(114)	(39)	81
(Increase) decrease in other assets	(1,036)	(499)	175	3,168
Decrease in accrued interest payable	(2)	(1)	(8)	(10)
Net increase (decrease) in other liabilities	2,956	3,343	893	(4,101)

Net cash provided by operating activities	2,945	3,811	4,343	5,230

Cash Flows From Investing Activities:
Net (increase) decrease in investments in FHLB Stock	(1,123)	360	198	105
Purchases of available-for-sale securities	—	—	(25,914)	—
Proceeds from maturities, calls and principal repayments on available-for-sale securities	655	4,487	55,556	19,381
Proceeds from sales of loans	—	1,669	4,386	3,981
Net increase in loans	(35,430)	(11,305)	(77,669)	(29,385)
Proceeds from sale of other real estate owned	—	80	80	—
Purchases of premises and equipment	(63)	(53)	(530)	(276)

Net cash used in investing activities	(35,961)	(4,762)	(43,893)	(6,194)

The accompanying notes are an integral part of the consolidated financial statements

Ponce De Leon Federal Bank and Subsidiaries

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2017 and 2016 (Unaudited) and

Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

	Three Months Ended March 31,		Years Ended December 31,
	(Unaudited)
	2017	2016	2016	2015
Cash Flows From Financing Activities:
Net increase (decrease) in deposits	$12,804	$21,189	$43,572	$(191)
Net increase (decrease) in FHLB advances	25,000	(8,000)	(5,000)	(2,000)

Net cash provided by (used in) financing activities	37,804	13,189	38,572	(2,191)

Net decrease in cash and cash equivalents	4,788	12,238	(978)	(3,155)
Cash and Cash Equivalents:
Beginning	11,716	12,694	12,694	15,849

Ending	$16,504	$24,932	$11,716	$12,694

Supplemental Disclosures:
Cash paid during the year:
Interest	$1,498	$1,434	$5,944	$5,660

Income taxes	$77	$55	$1,280	$1,598

Supplemental Disclosures of Noncash Investing Activities:
Transfer of loans and loans held for sale to other real estate owned	$—	$—	$—	$—

Transfer of loans to loans held for sale	$—	$1,171	$3,239	$6,526

Transfer of loans held for sale to loans	$—	$—	$—	$1,867

The accompanying notes are an integral part of the consolidated financial statements.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies

Ponce De Leon Federal Bank (the “Bank”) was formed by a charter issued by the Federal Home Loan Bank (“FHLB”) Board on March 31, 1960 as a federal savings and loan association, and it is regulated by the Office of Comptroller of the Currency (the “OCC”). The Bank operates as a mutual institution and has not issued any common stock. The Bank’s primary business activities include attracting deposits from the general public and originating real property mortgage loans (e.g., 1-4 family home mortgages, multifamily and construction property loans). The Bank also makes nonresidential real estate loans, commercial business and consumer loans. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”).

The following is a summary of the Bank’s significant accounting policies:

Basis of Financial Statement Presentation and Use of Estimates: The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the date of the consolidated statement of financial condition, and revenues and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of loans held for sale, the valuation of deferred tax assets and investment securities, and the determination of pension benefit obligations.

Interim Financial Statements: The interim financial statements at March 31, 2017, and for the three months ended March 31, 2017 and 2016 are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2017, are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2017, or any other period.

Principles of Consolidation: The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, PFS Service Corp., which owns some of the Bank’s real property, and Ponce de Leon Mortgage Corp., which is a mortgage banking entity. All significant intercompany transactions and balances have been eliminated in consolidation.

Significant Group Concentrations of Credit Risk: Most of the Bank’s activities are with customers located within New York City. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is susceptible to changes in the local market conditions. Note 3 discusses the types of securities that the Bank invests in. Notes 4 and 10 discuss the types of lending that the Bank engages in, and other concentrations.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and amounts due from banks (including items in process of clearing). For purposes of reporting cash flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans originated by the Bank, interest-bearing deposits in financial institutions, and deposits are reported net.

Securities: Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each statement of financial condition date.

Debt securities that management has the positive intent and ability to hold to maturity, if any, are classified as “held to maturity” and recorded at amortized cost. Trading securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of taxes. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the consolidated statement of income and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the discounted present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. The sale of a held-to-maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Federal Home Loan Bank Stock: The Bank is a member of the Federal Home Loan Bank of New York (the “FHLB”). Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at current unpaid principal balances, net of the allowance for loan losses and including net deferred loan origination fees and costs.

Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments.

A loan is moved to nonaccrual status in accordance with the Bank’s policy, typically after 90 days of non-payment. The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan becomes 90 days past due unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged off if collection of principal or interest is considered doubtful. All nonaccrual loans are considered impaired loans.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or recorded against principal balances only, until qualifying for return to accrual. Cash-basis interest recognition is only applied on nonaccrual loans with a sufficient collateral margin to ensure no doubt with respect to the collectability of principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and remain current for a period of time (typically six months) and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired loans are measured for impairment using the fair value of the collateral, present value of cash flows, or the observable market price of the note. Impairment measurement for all collateral dependent loans, excluding accruing TDR’s is based on the fair value of collateral, less costs to sell, if necessary. A loan is considered collateral dependent if repayment of the loan is expected to be provided solely by the sale or the operation of the underlying collateral.

When the Bank modifies a loan in a TDR, management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs if repayment under the modified terms becomes doubtful.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 5 years. As of March 31, 2017, the Bank determines the historical loss experience by portfolio segment and it is based on the actual loss experienced by the Bank over a 12 month rolling quarter period. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

When establishing the allowance for loan losses, management categorizes loans into risk categories reflecting individual borrower earnings, liquidity, leverage and cash flow, as well as the nature of underlying collateral. These risk categories and relevant risk characteristics are as follows:

Residential and Multifamily Mortgage Loans: The majority of loans at the Bank are secured by first mortgages. Residential and multifamily mortgage loans are typically underwritten with loan-to-value ratios ranging from 65% to 90%. The primary risks involved in residential mortgages are the borrower’s loss of employment, or other significant event, that negatively impacts the source of repayment. Additionally, a serious decline in home values could jeopardize the Bank’s position in the event that the underlying collateral needs to be liquidated to pay off the loan.

Nonresidential Mortgage Loans: Nonresidential mortgage loans are primarily secured by commercial buildings, office and industrial buildings, warehouses, small retail shopping centers and various special purpose properties, including hotels, restaurants and nursing homes. These loans are typically underwritten at no more than 75% loan-to-value ratio. Although

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

terms vary, commercial real estate loans generally have loan terms of 15 to 30 years, as well as balloon payments of 10 to 15 years, and terms which provide that the interest rate is adjusted on a 5 year schedule.

Construction and Land Loans: Construction real estate loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that government approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of six months to two years during the construction period with fixed rates and interest rates based on a designated index.

Business Loans: Business loans are loans for commercial, corporate and business purposes, including issuing letters of credit. These loans are secured by business assets or may be unsecured and repayment is directly dependent on the successful operation of the borrower’s business and the borrower’s ability to convert the assets to operating revenue and possess greater risk than most other types of loans should the repayment capacity of the borrower not be adequate. Business loans generally have terms of five to seven years or less and interest rates that float in accordance with a designated published index. Substantially all such loans are secured and backed by the personal guarantees of the owners of the business.

Consumer Loans: Consumer loans generally have higher interest rates than mortgage loans. The risk involved in consumer loans is the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans include passbook loans and other secured and unsecured loans that have been made for a variety of consumer purposes.

Loans Held for Sale: Loan sales occur from time to time as part of strategic business or regulatory compliance initiatives. Loans held for sale, including deferred fees and costs, are reported at the lower of cost or fair value as determined by expected bid prices from potential investors. Loans are sold without recourse and servicing released. When a loan is transferred from portfolio to held for sale and the fair value is less than cost, a charge off is recorded against the allowance for loan losses. Subsequent declines in fair value, if any, are charged against earnings.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through either (a) an agreement to repurchase them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a clean-up call.

Core Deposit Intangible Assets: Acquired intangible assets with finite lives, such as core deposit intangibles are initially recorded at estimated fair value and are amortized over their estimated lives. The Bank currently amortizes its core deposit intangible, resulting from a branch acquisition, using an accelerated method over an estimated useful life of approximately six years. The Bank periodically assesses whether events or changes in circumstances indicate that the carrying amounts of the core deposit intangible asset may be impaired.

Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

Depreciation is computed and charged to operations using the straight-line method over the estimated useful lives of the respective assets as follows:

Years

Building	39
Building improvements	15 - 39
Furniture, fixtures, and equipment	3 - 10

Leasehold improvements are amortized over the shorter of the improvements’ estimated economic lives or the related lease terms, including extensions expected to be exercised. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized. Leasehold improvements in process are not amortized until the assets are placed in operation.

Impairment of Long-Lived Assets: Long-lived assets, including Bank premises and equipment which are held and used by the Bank and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

Other Real Estate Owned: Other Real Estate Owned (“OREO”) represents properties acquired through, or in lieu of, loan foreclosure or other proceedings. OREO is initially recorded at fair value, less estimated disposal costs, at the date of foreclosure, which establishes a new cost basis. After foreclosure, the properties are held for sale and are carried at the lower of cost or fair value, less estimated costs of disposal. Any write-down to fair value, at the time of transfer to OREO, is charged to the allowance for loan losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by current fair values and charges against earnings are recorded as necessary to reduce the carrying amount to fair value, less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the OREO, while costs relating to holding the property are expensed. Gains or losses are included in operations upon disposal.

Income Taxes: The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

As of March 31, 2017, December 31, 2016 and 2015, there are no liabilities recorded related to uncertain tax positions. The Bank is no longer subject to income tax examinations by U.S. federal, state or local tax authorities for years before 2013.

Interest and penalties associated with unrecognized tax benefits, if any, would be classified as additional provision for income taxes in the consolidated statements of income.

Related Party Transactions: Directors and officers of the Bank and their affiliates have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risk of collectability, nor favored treatment or terms, nor present other unfavorable features. Note 14 contains details regarding related party transactions.

Pension Benefits: The Bank has a noncontributory defined benefit pension plan, which was effectively frozen on May 31, 2007. Pension costs are accrued based on the frozen initial liability cost method. The Bank’s funding policy is to contribute annually the amounts sufficient to meet the minimum funding standards established by the Employee Retirement Income Security Act (“ERISA”), and additional amounts as determined by management based on actuary recommendations.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, unrecognized gains and losses on actuarial loss and prior service cost of the defined benefit plan, which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the operations and financial position of the Bank.

Fair Value of Financial Instruments: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, “Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities”. The main objective in developing this new ASU is to enhance the reporting model for financial

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

instruments to provide users of financial statements with more useful information. The update requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The amendment eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. It requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. Financial assets and financial liabilities are to be presented separately by measurement category and form of financial asset and the need for a valuation allowance on a deferred tax asset related to available-for-sale securities should be evaluated with the entity’s other deferred tax assets. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an emerging growth company (“EGC”), we will adopt the amendments in this update beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Bank expects to apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the year of adoption through an adjustment to retained earnings. The adoption of this update is not expected to have a material impact on the Bank’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This ASU requires all lessees to recognize a lease liability and a right-of-use asset, measured at the present value of the future minimum lease payments, at the lease commencement date. Lessor accounting remains largely unchanged under the new guidance. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an EGC, we will adopt the amendments in this update beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. A modified retrospective approach must be applied for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements.

The Bank has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. To date, the Bank has identified its leased office space as within the scope of the guidance. The Bank continues to evaluate the impact of the guidance, including determining whether other contracts exist that are deemed to be in scope. As such, no conclusions have yet been reached regarding the potential impact of adoption on the Bank’s consolidated financial statements. Further, to date, no guidance has been issued by the Bank’s primary regulator with respect to how the impact of the amended standard is to be treated for regulatory capital purposes.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718).” The objective of the Update is to simplify accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the update, all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) should be recognized as income tax expense or benefit in the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. An entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current accounting) or account for forfeitures when they occur. Within the Cash Flow Statement, excess tax benefits should be classified along with other income tax cash flows as an operating activity, and cash paid by an employer when directly withholding shares for tax-withholding purposes should be classified as a financing activity. The amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods, for public business entities. As the Bank will take advantage of the extended transition

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

period for complying with new or revised accounting standards assuming we remain an EGC, we will adopt the amendments in this update beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Bank expects to apply the amendments in this update by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted, or prospectively, as applicable. The adoption of this update is not expected to have a material impact on the Bank’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an EGC, we will adopt the amendments in this update beginning after December 15, 2020, including interim periods within those fiscal years. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Bank is currently evaluating the provisions of ASU No. 2016-13 to determine the potential impact the new standard will have on the Bank’s consolidated financial statements.

While early adoption is permitted, the Bank does not expect to elect that option. The Bank has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. As a result of the required change in approach toward determining estimated credit losses from the current “incurred loss” model to one based on estimated cash flows over a loan’s contractual life, adjusted for prepayments (a “life of loan” model), the Bank expects that the new guidance will result in an increase in the allowance for loan losses, particularly for longer duration loan portfolios. The Bank also expects that the new guidance may result in an allowance for debt securities. In both cases, the extent of the change is indeterminable at this time as it will be dependent upon portfolio composition and credit quality at the adoption date, as well as economic conditions and forecasts at that time. Further, to date, no guidance has been issued by the Bank’s primary regulator with respect to how the impact of the amended standard is to be treated for regulatory purposes.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments.” This ASU is intended to reduce diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an EGC, we will adopt the amendments in this update beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. A retrospective transition method should be applied to each period presented, unless it is impracticable to apply the amendments retrospectively for some of the issues, then the amendments for those issues would be applied prospectively as of the earliest date practicable. The adoption of this update is not expected to have a material impact on the Bank’s consolidated financial statements.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies  (Continued)

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, that amended guidance on revenue recognition from contracts with customers. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most contract revenue recognition guidance, including industry-specific guidance. The core principle of the amended guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amended guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an EGC, we will adopt the amendments in this update in our annual period beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Bank expects to apply the amendments in this update by means of a cumulative-effect adjustment as of the beginning of the period in which the guidance is adopted. The Bank is in its preliminary stages of evaluating the impact of these amendments, although it does not expect the amendments to have a significant impact to the Bank’s financial position or results of operations. The amendments could potentially impact accounting procedures and processes over the recognition of certain revenue sources, including, but not limited to, non-interest income. The Bank is expecting to begin developing processes and procedures during 2017 to ensure it is fully compliant with these amendments at the date of adoption. The adoption of this update is not expected to have a material impact on the Bank’s consolidated financial statements.

Note 2. Restrictions on Cash and Due From Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The Bank had $4,398 in cash to cover its minimum reserve requirement of $2,515 at March 31, 2017, and $4,516 and $5,262 in cash to cover its minimum reserve requirements of $2,349 and $2,063 at December 31, 2016 and 2015, respectively.

Note 3. Available-for-Sale Securities

The amortized cost, gross unrealized gains and losses, and fair value of available-for-sale securities at March 31, 2017 and December 31, 2016 and 2015 are summarized as follows:

	March 31, 2017
	(Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and Federal Agencies	$41,907	$—	$(423)	$41,484
Certificates of Deposit	500	—	—	500

Mortgage-Backed Securities:
FHLMC Certificates	190	23	—	213
FNMA Certificates	3,374	9	(18)	3,365
GNMA Certificates	6,310	88	(23)	6,375

	$52,281	$120	$(464)	$51,937

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 3. Available-for-Sale Securities  (Continued)

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government and Federal Agencies	$41,906	$—	$(347)	$41,559
Certificates of Deposit	500	—	—	500

Mortgage-Backed Securities:
FHLMC Certificates	192	24	—	216
FNMA Certificates	3,600	11	(5)	3,606
GNMA Certificates	6,744	97	(32)	6,809

	$52,942	$132	$(384)	$52,690

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government and Federal Agencies	$71,899	$—	$(733)	$71,166
Mortgage-Backed Securities:
FHLMC Certificates	202	20	—	222
FNMA Certificates	4,411	25	(4)	4,432
GNMA Certificates	6,084	130	—	6,214

	$82,596	$175	$(737)	$82,034

The Bank had no investments that were classified as held to maturity as of March 31, 2017, December 31, 2016 and 2015. There were no sales of investment securities in the three months ended March 31, 2017 and for the years ended December 31, 2016 or 2015.

The following tables present the Bank’s securities’ gross unrealized losses and fair values, aggregated by the length of time the individual securities have been in a continuous unrealized loss position, at March 31, 2017 and at December 31, 2016 and 2015:

	March 31, 2017 (Unaudited)
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Loss
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government and Federal Agencies	$41,484	$(423)	$—	$—	$41,484	$(423)

Mortgage-Backed
FHLMC Certificates	—	—		—	—	—
FNMA Certificates	3,255	(18)	—	—	3,255	(18)
GNMA Certificates	2,464	(23)	—	—	2,464	(23)

	$47,203	$(464)	$—	$—	$47,203	$(464)

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 3. Available-for-Sale Securities  (Continued)

	December 31, 2016
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Loss
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and Federal Agencies	$41,559	$(347)	$—	$—	$41,559	$(347)

Mortgage-Backed
FHLMC Certificates	—	—		—	—	—
FNMA Certificates	3,489	(5)	—	—	3,489	(5)
GNMA Certificates	2,645	(32)	—	—	2,645	(32)

	$47,693	$(384)	$—	$—	$47,693	$(384)

	December 31, 2015
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Loss
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government and Federal Agencies	$15,759	$(106)	$55,407	$(627)	$71,166	$(733)

Mortgage-Backed
FHLMC Certificates	—	—		—	—	—
FNMA Certificates	1,956	(4)	—	—	1,956	(4)
GNMA Certificates	—	—	—	—	—	—

	$17,715	$(110)	$55,407	$(627)	$73,122	$(737)

The Bank’s investment portfolio had 52 investment securities at March 31, 2017 and 52 and 63 investment securities at December 31, 2016 and 2015, respectively. Management believes that the unrealized losses on 25 of its investment securities at March 31, 2017, and 25 and 33 of its investment securities at December 31, 2016 and 2015, respectively, are not other than temporary because the unrealized losses in those securities relate to market interest rate changes and the Bank has the ability to hold them and does not have the intent to sell these securities, and it is not more likely than not that the Bank will be required to sell these securities, before recovery of the cost basis. In addition, management also considers the issuers of the securities to be financially sound and believes the Bank will receive all contractual principal and interest related to these investments.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 3. Available-for-Sale Securities  (Continued)

The following is a summary of maturities of securities at March 31, 2017 and December 31, 2016. Amounts are shown by contractual maturity. Because borrowers for mortgage-backed securities have the right to prepay obligations with or without prepayment penalties, these securities are not included within the maturity summary.

	March 31, 2017 (Unaudited) Available-for-Sale
	Amortized Cost	Fair Value

U.S. Government and Federal Agency Securities:
Amounts maturing:
Three months or less	$1,000	$1,000
After three months through one year	1,000	999
After one year through five years	39,907	39,485

	41,907	41,484

Certificates of Deposit
Three months or less	500	500
Mortgage-Backed Securities	9,874	9,953

Total	$52,281	$51,937

	December 31, 2016
	Available-for-Sale
	Amortized Cost	Fair Value

U.S. Government and Federal Agency Securities:
Amounts maturing:
After three months through one year	$2,000	$1,998
After one year through five years	39,906	39,561
After ten years	—	—

	41,906	41,559

Certificates of Deposit
After three months through one year	500	500
Mortgage-Backed Securities	10,536	10,631

Total	$52,942	$52,690

There were no securities pledged at March 31, 2017, December 31, 2016 and December 31, 2015.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses

Loans at March 31, 2017 and December 31, 2016 and 2015 are summarized as follows:

	March 31,	December 31,
	2017	2016	2015
	(Unaudited)
Mortgage loans:
1-4 family residences	$333,989	$325,040	$309,292
Multifamily residences	161,833	158,200	122,836
Nonresidential properties	140,501	121,500	106,462
Construction and land	37,610	30,340	22,883
Nonmortgage loans:
Business loans	12,434	15,719	14,350
Consumer loans	796	843	788

	687,163	651,642	576,611
Net deferred loan origination costs	732	711	535
Allowance for losses on loans	(10,370)	(10,205)	(9,484)

Loans, net	$677,525	$642,148	$567,662

The Bank’s lending activities are conducted principally in New York City. The Bank grants primarily loans secured by real estate to individuals and businesses. The Bank has established credit policies applicable to each type of lending activity in which it engages. The Bank evaluates the creditworthiness of each customer and, in most cases, extends credit up to 75% of the market value of the collateral at the date of the credit extension, depending on the borrowers’ creditworthiness and the type of collateral. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Real estate is the primary form of collateral. Other important forms of collateral are time deposits and marketable securities. While collateral provides assurance as a secondary source of repayment, the Bank ordinarily requires the primary source of repayment to be based on the borrowers’ ability to generate continuing cash flows.

For disclosures related to the allowance for loan losses and credit quality, the Bank does not have any disaggregated classes of loans below the segment level.

Credit-Quality Indicators: The Bank utilizes internally assigned risk ratings as its credit-quality indicators, which are reviewed by management on a quarterly basis.

The objectives of the Bank’s risk-rating system are to provide the board of directors and senior management with an objective assessment of the overall quality of the loan portfolio, to promptly and accurately identify loans with well-defined credit weaknesses so that timely action can be taken to minimize credit loss, to identify relevant trends affecting the collectability of the loan portfolio and to isolate potential problem areas and to provide essential information for determining the adequacy of the allowance for loan losses.

Below are the definitions of the Bank’s internally assigned risk ratings:

•	Strong Pass – Loans to new or existing borrowers collateralized at least 90 percent by an unimpaired deposit account at the Bank.

•	Good Pass – A loan to a new or existing borrower like a well-established business in excellent financial condition with strong liquidity and a history of consistently high level of earnings, cash flow and debt service capacity.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

•	Satisfactory Pass – Loan to a new or existing borrower of average strength with acceptable financial condition, satisfactory record of earnings and sufficient historical and projected cash flow to service the debt.

•	Performance Pass – New or existing loans evidencing less than average strength, financial condition, record of earnings, or projected cash flows with which to service debt.

•	Special Mention – Loans in this category are currently protected but show one or more potential weakness and risks which may inadequately protect the Bank’s credit position or the borrower’s ability to meet repayment terms at some future date if the weakness is not checked or corrected.

•	Substandard – Loans that are inadequately protected by the repayment capacity of the borrower or the current sound net worth of the collateral pledged, if any. Loans in this category have well defined weaknesses and risks that jeopardize the repayment. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•	Doubtful – Loans that have all the weaknesses of loans classified as “Substandard” with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable.

•	Loss – Loans that are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.

Loans within the top four categories above are considered pass rated, as commonly defined. Risk ratings are assigned as necessary to differentiate risk within the portfolio. They are reviewed on an ongoing basis and revised to reflect changes in the borrowers’ financial condition and outlook, debt service coverage capability, repayment performance, collateral value and coverage as well as other considerations.

The following tables present credit risk ratings by loan segment as of March 31, 2017 and December 31, 2016 and 2015:

	March 31, 2017
	(Unaudited)
	Mortgage Loans				Nonmortgage Loans
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Total Loans

Risk Rating:
Pass	$320,845	$161,293	$136,492	$31,306	$12,422	$796	$663,154
Special mention	4,109	540	—	—	—	—	4,649
Substandard	9,035	—	4,009	6,304	12	—	19,360
Doubtful	—	—	—	—	—	—	—

Total	$333,989	$161,833	$140,501	$37,610	$12,434	$796	$687,163

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

	December 31, 2016
	Mortgage Loans				Nonmortgage Loans
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Total Loans

Risk Rating:
Pass	$313,345	$158,200	$117,467	$24,316	$15,697	$843	$629,868
Special mention	2,549	—	—	—		—	2,549
Substandard	9,146	—	4,033	6,024	22	—	19,225
Doubtful	—	—	—	—	—	—	—

Total	$325,040	$158,200	$121,500	$30,340	$15,719	$843	$651,642

	December 31, 2015
	Mortgage Loans				Nonmortgage Loans
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Total Loans

Risk Rating:
Pass	$295,796	$122,836	$101,858	$16,740	$14,338	$788	$552,356
Special mention	3,020	—	359	3,090	—	—	6,469
Substandard	10,476	—	4,245	3,053	12	—	17,786
Doubtful	—	—	—	—	—	—	—

Total	$309,292	$122,836	$106,462	$22,883	$14,350	$788	$576,611

An aging analysis of loans, as of March 31, 2017, December 31, 2016 and 2015, is as follows:

	March 31, 2017
	(Unaudited)
	Current	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total	Nonaccrual Loans	Over 90 Days Accruing

Mortgages:
1-4 Family	$326,053	$4,947	$169	$2,820	$333,989	$4,146	$—
Multifamily	160,266	1,567	—	—	161,833	—	—
Nonresidential properties	137,263	1,244	—	1,994	140,501	2,386	—
Construction and land	37,477	133	—	—	37,610	1,142	—
Nonmortgage Loans:					—
Business	12,384	38	—	12	12,434	12	—
Consumer	796	—	—	—	796	—	—

Total	$674,239	$7,929	$169	$4,826	$687,163	$7,686	$—

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

	December 31, 2016
	Current	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total	Nonaccrual Loans	Over 90 Days Accruing

Mortgages:
1-4 Family	$317,146	$5,278	$557	$2,059	$325,040	$4,158	$—
Multifamily	157,381	819	—	—	158,200	—	—
Nonresidential properties	119,465	41	—	1,994	121,500	2,397	—
Construction and land	30,340	—	—	—	30,340	1,145	—
Nonmortgage Loans:
Business	15,672	25	—	22	15,719	22	—
Consumer	843	—	—	—	843	—	—

Total	$640,847	$6,163	$557	$4,075	$651,642	$7,722	$—

	December 31, 2015
	Current	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total	Nonaccrual Loans	Over 90 Days Accruing

Mortgages:
1-4 Family	$302,476	$3,329	$970	$2,517	$309,292	$6,367	$—
Multifamily	122,752	84	—	—	122,836	—	—
Nonresidential properties	104,868	680	55	859	106,462	2,488	—
Construction and land	22,883	—	—	—	22,883	637	—
Nonmortgage Loans:
Business	14,350	—	—	—	14,350	13	—
Consumer	788	—	—	—	788	—	—

Total	$568,117	$4,093	$1,025	$3,376	$576,611	$9,505	$—

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

The following schedules illustrate the composition of the allowance for loan losses and the related recorded investment in loans as of March 31, 2017 and December 31, 2016 and 2015:

	March 31, 2017
	(Unaudited)
	Mortgage Loans				Nonmortgage Loans			Total
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Unallocated	2017
Allowances for loan losses:
Balance, beginning of year	$4,951	$2,705	$1,320	$615	$597	$17	$—	$10,205
Provision charged to expense	(47)	94	246	57	(585)	(9)	296	52
Losses charged off	—	—	—	—	(10)	—	—	(10)
Recoveries	6	1	2	—	113	1	—	123

Balance, end of year	$4,910	$2,800	$1,568	$672	$115	$9	$296	$10,370

Ending balance: individually evaluated for impairment	$1,077	$—	$260	$—	$—	$—	$—	$1,337
Ending balance: collectively evaluated for impairment	3,833	2,800	1,308	672	115	9	—	8,737
Unallocated	—	—	—	—	—	—	296	296

Total	$4,910	$2,800	$1,568	$672	$115	$9	$296	$10,370

Loans:
Ending balance: individually evaluated for impairment	$17,764	$—	$6,421	$1,142	$546	$12	$—	$25,885
Ending balance: collectively evaluated for impairment	316,225	161,833	134,080	36,468	11,888	784	—	661,278

Total	$333,989	$161,833	$140,501	$37,610	$12,434	$796	$—	$687,163

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

	December 31, 2016
	Mortgage Loans				Nonmortgage Loans			Total
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Unallocated	2016
Allowances for loan losses:
Balance, beginning of year	$4,969	$1,994	$1,298	$502	$709	$12	$—	$9,484
Provision charged to expense	(140)	713	13	193	(845)	9	—	(57)
Losses charged off	(38)	(3)	—	(85)	—	(13)	—	(139)
Recoveries	160	1	9	5	733	9	—	917

Balance, end of year	$4,951	$2,705	$1,320	$615	$597	$17	$—	$10,205

Ending balance: individually evaluated for impairment	$1,102	$—	$261	$—	$10	$—	$—	$1,373
Ending balance: collectively evaluated for impairment	3,849	2,705	1,059	615	587	17	—	8,832
Unallocated	—	—	—	—	—	—	—	—

Total	$4,951	$2,705	$1,320	$615	$597	$17	$—	$10,205

Loans:
Ending balance: individually evaluated for impairment	$17,856	$—	$6,459	$1,145	$615	$—	$—	$26,075
Ending balance: collectively evaluated for impairment	307,184	158,200	115,041	29,195	15,104	843	—	625,567

Total	$325,040	$158,200	$121,500	$30,340	$15,719	$843	$—	$651,642

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

	December 31, 2015
	Mortgage Loans				Nonmortgage Loans			Total
	1-4 Family	Multi-Family	Nonresidential	Construction and Land	Business	Consumer	Unallocated	2015
Allowances for loan losses:
Balance, beginning of year	$5,004	$1,669	$1,529	$504	$732	$11	$—	$9,449
Provision charged to expense	184	582	(243)	75	(247)	2	—	353
Losses charged off	(282)	(257)	(19)	(77)	—	(8)	—	(643)
Recoveries	63	—	31	—	224	7	—	325

Balance, end of year	$4,969	$1,994	$1,298	$502	$709	$12	$—	$9,484

Ending balance: individually evaluated for impairment	$1,169	$—	$277	$—	$1	$—	$—	$1,447
Ending balance: collectively evaluated for impairment	3,800	1,994	1,021	502	708	12	—	8,037
Unallocated	—	—	—	—	—	—	—	—

Total	$4,969	$1,994	$1,298	$502	$709	$12	$—	$9,484

Loans:
Ending balance: individually evaluated for impairment	$21,259	$—	$6,671	$637	$826	$—	$—	$29,393
Ending balance: collectively evaluated for impairment	288,033	122,836	99,791	22,246	13,524	788	—	547,218

Total	$309,292	$122,836	$106,462	$22,883	$14,350	$788	$—	$576,611

Loans are considered impaired when current information and events indicate that the Bank may be unable to collect all amounts due according to the contractual terms of the related loan agreements. The Bank identifies impaired loans, including TDR’s, by applying its normal loan review procedures in accordance with its Allowance for Loan Loss methodology. Management periodically assesses loans to determine whether impairment exists. Any loan that is or will potentially no longer perform in accordance with the terms of the original loan contract is evaluated to determine impairment.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

The following information relates to impaired loans as of and for the three months ended March 31, 2017 and as of and for the years ended December 31, 2016 and 2015:

March 31, 2017	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
(Unaudited)
Mortgages:
1-4 Family	$19,257	$7,477	$10,287	$17,764	$1,077	$17,781	$216
Multifamily	—	—	—	—	—	—	—
Nonresidential properties	7,057	3,876	2,545	6,421	260	6,427	69
Construction and land	1,254	1,142	—	1,142	—	1,132	—
Nonmortgage Loans:
Business	600	558	—	558	—	558	—
Consumer	—	—	—	—	—	—	—

Total	$28,168	$13,053	$12,832	$25,885	$1,337	$25,898	$285

2016	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
Mortgages:
1-4 Family	$19,367	$7,507	$10,349	$17,856	$1,102	$20,131	$722
Multifamily	—	—	—	—	—	309	—
Nonresidential properties	7,096	3,897	2,562	6,459	261	6,541	235
Construction and land	1,241	1,145	—	1,145	—	912	—
Nonmortgage Loans:
Business	672	605	10	615	10	748	24
Consumer	—	—	—	—	—	—	—

Total	$28,376	$13,154	$12,921	$26,075	$1,373	$28,641	$981

2015	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
Mortgages:
1-4 Family	$23,060	$11,024	$10,235	$21,259	$1,169	$24,797	$993
Multifamily	—	—	—	—	—	1,544	2
Nonresidential properties	7,264	4,028	2,643	6,671	277	6,595	302
Construction and land	662	637	—	637	—	931	45
Nonmortgage Loans:	891
Business	—	755	71	826	1	993	44
Consumer	—	—	—	—	—	2	3

Total	$31,877	$16,444	$12,949	$29,393	$1,447	$34,862	$1,389

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 4. Loans Receivable and Allowance for Loan Losses  (Continued)

The Bank’s portfolio also includes certain loans that have been modified in a TDR. TDR’s occur when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, unless it results in a delay in payment that is insignificant. These concessions could include a reduction of interest rate on the loan, payment and maturity extensions, forbearance, or other actions intended to maximize collections. When the Bank modifies a loan in a TDR, management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs if repayment under the modified terms becomes doubtful. If management determines that the value of the modified loan in a TDR is less than the recorded investment in the loan, impairment is recognized through a specific allowance estimate or charge-off to the allowance.

As of and for the three months ended March 31, 2017 and year ended December 31, 2016, there were no loans that were restructured as a TDR. As of the year ended December 31, 2015, there was one loan amounting to approximately $242 that was restructured with an interest rate adjustment and deemed a TDR. For the three months ended March 31, 2017 and years ended December 31, 2016 and 2015, there were no outstanding TDR loans that had a payment default within 12 months following their modification.

The financial effects of the loans modified were not material. Loans restructured in a TDR in 2015, resulted in no charge-offs or specific reserves. At March 31, 2017, the Bank had 54 TDR loans, included in impaired loans of $20,829. At December 31, 2016 and 2015, the Bank had 58 and 61 TDR loans, included in impaired loans, of $21,021 and $24,395, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans have been modified in a TDR. The financial impact from the concessions made by the Bank represents specific impairment reserves on these loans which aggregated $1,337, $1,373 and $1,447 at March 31, 2017, December 31, 2016 and 2015, respectively.

Note 5. Bank Premises and Equipment

A summary of premises and equipment at March 31, 2017, December 31, 2016 and 2015 is as follows:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)

Land	$3,979	$3,979	$3,979
Buildings and improvements	15,972	15,972	15,966
Leasehold improvements	19,294	19,280	20,411
Furniture, fixtures and equipment	3,848	3,799	4,484

	43,093	43,030	44,840
Less accumulated depreciation and amortization	(17,406)	(17,002)	(17,663)

	$25,687	$26,028	$27,177

Depreciation and amortization expense amounted to $404 and $423 for the three months ended March 31, 2017 and 2016, respectively, and $1,679 and $1,817 for the years ended December 31, 2016 and 2015, respectively, and is included in occupancy expense.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 6. Deposits

Deposits at March 31, 2017, December 31, 2016 and 2015 are summarized as follows:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Demand	$84,944	$78,792	$58,622

Interest-bearing deposits:
NOW/IOLA accounts	27,979	25,692	25,687
Money market accounts	48,096	42,788	26,169
Savings accounts	129,456	127,085	125,143

Total savings, NOW and money market	205,531	195,565	176,999

Certificates of deposit of $250K or more	85,544	90,267	68,987
All other certificates of deposit	279,863	278,454	294,898

Total certificates of deposit	365,407	368,721	363,885

Total interest-bearing deposits	570,938	564,286	540,884

Total deposits	$655,882	$643,078	$599,506

At March 31, 2017 and December 31, 2016, scheduled maturities of certificates of deposit were as follows:

March 31, (Unaudited)
2018	$157,719
2019	83,706
2020	34,788
2021	50,607
2022	38,587

$365,407

December 31,
2017	$168,940
2018	69,973
2019	40,690
2020	35,327
2021	53,791

$368,721

Overdrawn deposit accounts that have been reclassified to loans amounted to $182, $149 and $239 as of March 31, 2017, December 31, 2016 and 2015, respectively.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 7. Borrowings

FHLB Advances: The Bank is a member of the FHLB of New York. At March 31, 2017, the Bank has the ability to borrow from the FHLB based on a certain percentage of the value of the Bank’s qualified collateral, as defined in the FHLB Statement of Credit Policy, at the time of the borrowing. In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.

The Bank had $28,000 and $3,000 of outstanding advances from the FHLB on an overnight line of credit basis at March 31, 2017 and December 31, 2016. The Bank also had a guarantee from the FHLB through a standby letter of credit of $3,583 and $3,583 at March 31, 2017 and December 31, 2016, respectively.

The floating interest rate on the overnight advances from the FHLB was 1.04% and 0.78% at March 31, 2017 and December 31, 2016, respectively. The floating interest rate on the overnight advances from FHLB was 0.56% at December 31, 2015. Interest expense on FHLB advances totaled $29 and $6 for the three months ended March 31, 2017 and 2016, respectively. Interest expense on FHLB advances totaled $8 and $44 for the years 2016 and 2015, respectively.

As of March 31, 2017 and December 31, 2016, the Bank had eligible collateral of approximately $166,151 and $164,843 in mortgage loans available to secure advances from the FHLB.

Securities Sold under Agreement to Repurchase: At March 31, 2017 and December 31, 2016, the Bank had the ability to borrow up to $25,000 under repurchase agreements with three brokers. The Bank had no securities sold under repurchase agreements with brokers as of March 31, 2017, December 31, 2016 and 2015. Interest expense on securities sold under repurchase agreements totaled $0 and $0 for the three months ended March 31, 2017 and 2016, respectively. Interest expense on securities sold under repurchase agreements totaled $0 and $17 for the years ended December 31, 2016 and 2015, respectively.

Note 8. Income Taxes

The provision (benefit) for income taxes for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016 and 2015 consists of the following:

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015
	(Unaudited)
Federal:
Current	$253	$226	$642	$91
Deferred	110	144	387	1,090

	363	370	1,029	1,181

State and local:
Current	49	54	237	122
Deferred	(199)	1	(754)	(722)

	(150)	55	(517)	(600)

Changes in valuation allowance	132	65	493	734

Provision for income taxes	$345	$490	$1,005	$1,315

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 8. Income Taxes  (Continued)

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016 and 2015 to income before income taxes as a result of the following:

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015
	(Unaudited)
Income tax, at federal rate	$309	$441	$826	$1,303
State and local tax, net of federal taxes	(96)	(16)	(341)	(395)
Valuation allowance, net of the federal benefit	132	65	493	734
Other	—	—	27	(327)

	$345	$490	$1,005	$1,315

Management maintains a valuation allowance against its net New York State and New York City deferred tax assets as it is unlikely these deferred tax assets will impact the Bank’s tax liability in future years.

Management has determined that it is not required to establish a valuation allowance against any other deferred tax assets since it is more likely than not that the deferred tax assets will be fully utilized in future periods. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods that the temporary differences comprising the deferred tax assets will be deductible.

At March 31, 2017, December 31, 2016 and 2015, the Bank had no unrecognized tax benefits recorded. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Bank recognizes interest and penalties on unrecognized tax benefits as a component of income tax expense.

The Bank is subject to U.S. federal income tax, New York State income tax, New Jersey income tax, and New York City income tax. The Bank is no longer subject to examination by taxing authorities for years before 2013.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2017, December 31, 2016 and 2015 are presented below:

	At March 31, 2017	Years Ended December 31,
		2016	2015
	(Unaudited)
Deferred tax assets:
Allowance for losses on loans	$4,446	$4,352	$4,125
Pension obligations	3,145	3,134	3,289
Interest on nonaccrual loans	335	525	645
Unrealized loss on available-for-sale securities	117	86	191
Amortization of intangible assets	213	219	191
Deferred rent payable	221	212	184
Net operating losses	1,483	1,340	780
Other	15	20	72

Total gross deferred tax assets	9,975	9,888	9,477

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 8. Income Taxes  (Continued)

	At March 31, 2017	Years Ended December 31,
		2016	2015
	(Unaudited)
Deferred tax liabilities:
Cumulative employee contribution in excess of net periodic benefit costs	4,313	4,313	4,056
Depreciation and amortization of premises and equipment	374	426	448
Deferred loan fees	312	303	233
Other	17	17	18

Total gross deferred tax liabilities	5,016	5,059	4,755

Valuation allowance	1,581	1,450	957

Net deferred tax assets	$3,378	$3,379	$3,765

The deferred tax expense (benefit) has been allocated between operations and equity as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015
	(Unaudited)
Equity	$(41)	$185	$260	$320
Operations	42	141	126	1,086

	$1	$326	$386	$1,406

Note 9. Pension Plans

Defined Benefit Plan: Effective January 1, 2007, the Bank replaced its noncontributory defined benefit pension plan (the “Old Pension Plan”) with a qualified defined contribution plan (the “401(k) Plan”) as noted in more detail below. The Old Pension Plan covered substantially all Bank employees. Employees were eligible to participate after one year of service. Normal retirement age was 65, with an early retirement provided for at age 55. The Old Pension Plan was effectively frozen on May 31, 2007 (the curtailment date) and this resulted in an actuarial reassessment of the Old Pension Plan’s future estimated obligations. All participants that are presently vested with the Old Pension Plan will remain in the Old Pension Plan and will receive the full accrued benefit, as defined, upon retirement, in accordance with the plan document.

In May of 2015, the Old Pension Plan was amended to provide an early retirement window from February 19, 2015 to July 1, 2015, for individuals who met certain criteria with regards to age and years of service. Participants who met the criteria were essentially able to receive their expected retirement benefits three years earlier if they chose to exercise the early retirement option. The amendment also gave participants the option of receiving their vested pension benefits via a lump sum payment upon retirement.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 9. Pension Plans  (Continued)

The following table sets forth the Old Pension Plan’s funded status and amounts recognized in the Bank’s consolidated statements of financial condition as of March 31, 2017, December 31, 2016 and 2015 using a measurement date as of March 31, 2017, December 31, 2016 and 2015:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Projected benefit obligation	$(14,108)	$(14,142)	$(14,903)
Fair value of plan assets	14,963	15,038	14,553

Funded status	$855	$896	$(350)

Accumulated benefit obligation	$(14,108)	$(14,142)	$(14,903)

Amounts recognized in accumulated other comprehensive loss, which will be amortized into net periodic benefit cost over the coming years, consisted of the following components at March 31, 2017, December 31, 2016 and 2015:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Net loss	$(9,249)	$(9,217)	$(9,673)

The net periodic benefit cost and amounts recognized in other comprehensive loss are as follows for the three months ended March 31, 2017 and the years ended December 31, 2016 and 2015:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Net periodic benefit	$10	$79	$64
Net actuarial gain (loss)	31	(456)	1,583

Total recognized in net periodic benefit cost and other comprehensive loss	$41	$(377)	$1,647

Weighted-average assumptions used by the Bank to determine the net benefit obligations consisted of the following as of March 31, 2017, December 31, 2016 and 2015:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Discount rate	4.25%	4.25%	4.25%
Rate of compensation increase	0.00%	0.00%	0.00%

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 9. Pension Plans  (Continued)

Weighted-average assumptions used by the Bank to determine the net benefit cost consisted of the following for the three months ended March 31, 2017 and for the years ended December 31, 2016 and 2015:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Discount rate	4.25%	4.25%	4.25%
Rate of compensation increase	0.00%	0.00%	0.00%
Expected long-term rate of return on assets	6.00%	6.00%	6.00%

The Bank’s expected rate of return on plan assets is estimated based on the Old Pension Plan’s historical performance of return on assets.

The Bank’s investment policy for plan assets is to manage the portfolio to preserve principal and liquidity while maximizing the return on the plan’s investment portfolio through the full investment of available funds. The Old Pension Plan’s assets are currently maintained in a guaranteed deposit account with Prudential Retirement Insurance and Annuity Company, earning interest at rates that are determined at the beginning of each year.

Pension assets consist solely of funds on deposit in a guaranteed deposit account. The fair value of the Bank’s pension plan assets at March 31, 2017, December 31, 2016 and 2015 was $14,963, $15,038 and $14,553, respectively.

The guaranteed deposit account is valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the creditworthiness of the issuer. Such fair value measurement is considered a Level 2 measurement.

Employer contributions and benefit payments for the three months ended March 31, 2017 and for the years ended December 31, 2016 and 2015 are as follows:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Employer contribution	$—	$870	$3,520

Benefits paid	$184	$853	$1,383

Employee benefit payments expected to be paid in the future are as follows:

As of March 31, 2017 (Unaudited)
2017	$670
2018	841
2019	840
2020	818
2021	798
Thereafter	3,841

$7,808

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 9. Pension Plans  (Continued)

Year ending December 31,
2017	$854
2018	841
2019	840
2020	818
2021	798
Thereafter	3,841

$7,992

401(k) Plan: Following is a summary of the provisions of the 401(k) Plan:

On January 1, 2007, the Bank adopted a qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan also qualifies under the Internal Revenue Service safe harbor provisions, as defined. Employees are eligible to participate in the 401(k) Plan after completing one year of service. The 401(k) Plan provides for elective employee/participant deferrals of income. The Bank may elect to provide discretionary matching, profit-sharing, and safe harbor contributions, not to exceed 4% of employee compensation and profit-sharing contributions. No contributions were made for the three months ended March 31, 2017. Contributions were approximately $339 and $295 for the years ended December 31, 2016 and 2015, respectively.

Note 10. Commitments, Contingencies and Credit Risk

Financial Instruments With Off-Balance-Sheet Risk: In the normal course of business, the Bank is party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on the consolidated statements of financial condition. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. The Bank uses the same credit policies in making commitments and contractual obligations as it does for on-balance-sheet instruments. Financial instruments whose contractual amounts represent credit risk at March 31, 2017, December 31, 2016 and 2015 are as follows:

	March 31, 2017	December 31,
		2016	2015
	(Unaudited)
Commitments to grant mortgage loans	$53,627	$33,813	$28,386
Unfunded commitments under lines of credit	34,453	27,404	22,174
Standby letters of credit	2,487	2,487	3,761

	$90,567	$63,704	$54,321

Commitments to Grant Mortgage Loans: Commitments to grant mortgage loans are agreements to lend to a customer as long as all terms and conditions are met as established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee by the borrower. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 10. Commitments, Contingencies and Credit Risk  (Continued)

Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties. The Bank does not anticipate any material losses as a result of these transactions.

Unfunded Commitments Under Lines of Credit: Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and, ultimately, may not be drawn upon to the total extent to which the Bank is committed.

Standby Letters of Credit: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentration by Geographic Location: Loans, commitments to extend credit and standby letters of credit have been granted to customers who are located primarily in New York City. Generally, the Bank’s loans are secured by one-to-four family residences. The loans are expected to be repaid from the borrowers’ cash flows.

Lease Commitments: At December 31, 2016, the Bank was obligated under noncancelable operating leases for office space and equipment that expire on various dates through 2031. One such lease contains an escalation clause providing for increased rental based primarily on increases in real estate taxes. Net rental expenses under operating leases, included in occupancy expense, totaled $355 and $333 for the three months ended March 31, 2016 and 2015, respectively. Net rental expenses under operating leases, included in occupancy expense, totaled $1,393 and $1,334 for the years ended December 31, 2016 and 2015, respectively.

The projected minimum rental payments under the terms of the leases at March 31, 2017 and December 31, 2016 are as follows:

	March 31,	December 31,
	(Unaudited)
2017	$728	$1,062
2018	990	990
2019	1,011	1,011
2020	1,041	1,041
2021	1,072	1,072
Thereafter	6,654	6,654

	$11,496	$11,830

Legal Matters: The Bank is involved in various legal proceedings which have arisen in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Bank’s financial condition or results of operations.

Regulatory Agreement: On July 2013, the Bank entered into a formal written agreement (the “Supervisory Agreement”) with the OCC which requires the Bank to take certain actions related to its management and operations, including internal controls. The Bank achieved full compliance with all articles of the formal written agreement. As a result, the OCC terminated its enforcement action with the Bank as of May 25, 2016.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 11. Fair Value

The following fair value hierarchy is used based on the lowest level of input significant to the fair value measurement. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Bank used the following methods and significant assumptions to estimate fair value:

Cash and Cash Equivalents, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, Short-Term Borrowings Under Repurchase Agreements and Accrued Interest Payable: The carrying amount is a reasonable estimate of fair value. The Bank did not record these assets and liabilities at fair value on a recurring basis.

Available-for-Sale Securities: These financial instruments are recorded at fair value in the consolidated financial statements on a recurring basis. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models (e.g., matrix pricing) or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Examples of such instruments include government agency bonds and mortgage-backed securities. Level 3 securities are securities for which significant unobservable inputs are utilized. There were no changes in valuation techniques used to measure similar assets during the year.

FHLB Stock: The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans: For variable rate loans, which reprice frequently and have no significant change in credit risk, carrying values are a reasonable estimate of fair values, adjusted for credit losses inherent in the portfolios. The fair value of fixed rate loans is estimated by discounting the future cash flows using estimated year-end market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for credit losses inherent in the portfolios. Impaired loans are valued using a present value discounted cash flow method, or the fair value of the collateral. The Bank does not record loans at fair value on a recurring basis.

Loans Held for Sale: Loans held for sale are carried at the lower of cost or fair value. The fair value of loans held for sale is determined from actual bids from bona fide investors. The Bank classifies these assets as Level 2.

Other Real Estate Owned: Other real estate owned represents real estate acquired through foreclosure, and is recorded at fair value less estimated disposal costs on a nonrecurring basis. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank classifies the asset as Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank classifies the asset as Level 3.

Deposits: The fair values of demand deposits, savings, NOW and money market accounts equal their carrying amounts, which represent the amounts payable on demand at the reporting date. Fair values for fixed-term, fixed-rate certificates of

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 11. Fair Value  (Continued)

deposit are estimated using a discounted cash flow calculation that applies market interest rates on certificates of deposit to a schedule of aggregated expected monthly maturities on such deposits. The Bank does not record deposits at fair value on a recurring basis.

Advances From the Federal Home Loan Bank: The fair value of the advances is estimated using a discounted cash flow calculation that applies current market-based FHLB interest rates for advances of similar maturity to a schedule of maturities of such advances. The Bank does not record these borrowings at fair value on a recurring basis.

Off-Balance-Sheet Instruments: Fair values for the Bank’s off-balance-sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The Bank does not record its off-balance-sheet instruments at fair value on a recurring basis.

The following tables detail the assets that are carried at fair value and measured at fair value on a recurring basis as of March 31, 2017, December 31, 2016 and 2015, and indicate the level within the fair value hierarchy utilized by the Bank to determine the fair value:

		March 31, 2017
		(Unaudited)
Description	Total	Level 1	Level 2	Level 3
Available-for-Sale Securities:
U.S. government and federal agencies	$41,484	$—	$41,484	$—
Certificates of Deposit	500		500
Mortgage-Backed Securities:
FHLMC Certificates	213	—	213	—
FNMA Certificates	3,365	—	3,365	—
GNMA Certificates	6,375	—	6,375	—

	$51,937	$—	$51,937	$—

		December 31, 2016
Description	Total	Level 1	Level 2	Level 3
Available-for-Sale Securities:
U.S. government and federal agencies	$41,559	$—	$41,559	$—
Certificates of Deposit	500		500
Mortgage-Backed Securities:
FHLMC Certificates	216	—	216	—
FNMA Certificates	3,606	—	3,606	—
GNMA Certificates	6,809	—	6,809	—

	$52,690	$—	$52,690	$—

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 11. Fair Value  (Continued)

		December 31, 2015
Description	Total	Level 1	Level 2	Level 3
Available-for-Sale Securities:
U.S. government and federal agencies	$71,166	$—	$71,166	$—
Mortgage-Backed Securities:
FHLMC Certificates	222	—	222	—
FNMA Certificates	4,432	—	4,432	—
GNMA Certificates	6,214	—	6,214	—

	$82,034	$—	$82,034	$—

The following tables detail the assets carried at fair value and measured at fair value on a nonrecurring basis as of March 31, 2017, December 31, 2016 and 2015 and indicate the fair value hierarchy utilized by the Bank to determine the fair value:

	March 31, 2017
	(Unaudited)
	Total	Level 1	Level 2	Level 3
Impaired loans	$25,885	$—	$—	$25,885

Loans held for sale	$2,143	$—	$2,143	$—

Other real estate owned	$—	$—	$—	$—

	December 31, 2016
	Total	Level 1	Level 2	Level 3
Impaired loans	$26,075	$—	$—	$26,075

Loans held for sale	$2,143	$—	$2,143	$—

Other real estate owned	$—	$—	$—	$—

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Impaired loans	$29,393	$—	$—	$29,393

Loans held for sale	$3,303	$—	$3,303	$—

Other real estate owned	$76	$—	$76	$—

Losses on assets carried at fair value on a nonrecurring basis were immaterial for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016 and 2015.

The Bank discloses fair value information about financial instruments, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate that value. Certain financial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The estimated fair value amounts for 2017, 2016 and 2015 have been measured as of their respective period-ends and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 11. Fair Value  (Continued)

As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than amounts reported at each period.

The information presented should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other banks may not be meaningful.

As of March 31, 2017, December 31, 2016 and 2015, the recorded book balances and estimated fair values of the Bank’s financial instruments were as follows:

	March 31, 2017		December 31,
			2016		2015
	(Unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$16,504	$16,504	$11,716	$11,716	$12,694	$12,694
Investment securities	51,937	51,937	52,690	52,690	82,034	82,034
Loans held for sale	2,143	2,143	2,143	2,143	3,303	3,303
Loans receivable, net	677,525	692,566	642,148	660,706	567,662	586,735
Accrued interest receivable	2,749	2,749	2,707	2,707	2,668	2,668
FHLB stock	2,089	2,089	964	964	1,162	1,162
Financial liabilities:
Deposits:
Demand deposits	84,944	84,944	78,792	78,792	58,622	58,622
Interest-bearing deposits	205,531	205,531	195,565	195,565	176,999	176,999
Certificates of deposit	365,407	371,948	368,721	368,721	363,885	369,416
Advance payments by borrowers for taxes and insurance	5,670	5,670	3,882	3,882	2,600	2,600
Advances from FHLB	28,000	28,000	3,000	3,000	8,000	8,000
Accrued interest payable	26	26	28	28	36	36

Off-Balance-Sheet Instruments: Loan commitments on which the committed interest rate is less than the current market rate were insignificant at March 31, 2017, December 31, 2016 and 2015.

Note 12. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the OCC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s operations and financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 12. Regulatory Capital Requirements  (Continued)

adjusted total assets (as defined) and tangible capital to adjusted total assets (as defined). Management believes that, as of March 31, 2017, December 31, 2016 and 2015, the Bank met all capital adequacy requirements to which it is subject.

The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There were no conditions or events since then that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios as of March 31, 2017, December 31, 2016 and 2015 as compared to regulatory requirements are as follows (dollars in thousands):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

March 31, 2017: (Unaudited)
Total Capital to Risk-Weighted Assets	$107,219	18.16%	$47,224	8.00%	$59,029	10.00%
Tier 1 Capital to Risk-Weighted Assets	99,803	16.91%	35,418	6.00%	47,224	8.00%
Common Equity Tier 1 Capital Ratio	99,803	16.91%	26,563	4.50%	38,369	6.50%
Tier 1 Capital to Total Assets	99,803	13.08%	30,523	4.00%	38,153	5.00%

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2016:
Total Capital to Risk-Weighted Assets	$106,190	19.21%	$44,217	8.00%	$55,271	10.00%
Tier 1 Capital to Risk-Weighted Assets	99,240	17.96%	33,163	6.00%	44,217	8.00%
Common Equity Tier 1 Capital Ratio	99,240	17.96%	24,872	4.50%	35,926	6.50%
Tier 1 Capital to Total Assets	99,240	13.32%	29,805	4.00%	37,256	5.00%

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2015:
Total Capital to Risk-Weighted Assets	$104,085	20.72%	$40,197	8.00%	$50,246	10.00%
Tier 1 Capital to Risk-Weighted Assets	97,764	19.46%	30,148	6.00%	40,197	8.00%
Common Equity Tier 1 Capital Ratio	97,764	19.46%	22,611	4.50%	32,660	6.50%
Tier 1 Capital to Total Assets	97,764	13.67%	28,604	4.00%	35,755	5.00%

Ponce De Leon Federal Bank and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2017 (Unaudited) and December 31, 2016 and 2015, and Three Months Ended March 31, 2017 and 2016 (Unaudited) and Years Ended December 31, 2016 and 2015

(In thousands of US dollars unless otherwise stated)

Note 13. Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive losses are as follows:

	March 31, 2017 (Unaudited)
	December 31, 2016	Current Year Change	March 31, 2017
Unrealized losses on securities available-for-sale, net	$(166)	$(61)	$(227)
Unrealized losses on pension benefits, net	(6,084)	(20)	(6,104)

Total	$(6,250)	$(81)	$(6,331)

	December 31, 2016
	December 31, 2015	Current Year Change	December 31, 2016
Unrealized gains (losses) on securities available-for-sale, net	$(370)	$204	$(166)
Unrealized gains (losses) on pension benefits, net	(6,385)	301	(6,084)

Total	$(6,755)	$505	$(6,250)

	December 31, 2015
	December 31, 2014	Current Year Change	December 31, 2015
Unrealized gains (losses) on securities available-for-sale, net	$(845)	$475	$(370)
Unrealized gains (losses) on pension benefits, net	(4,854)	(1,531)	(6,385)

Total	$(5,699)	$(1,056)	$(6,755)

Note 14. Transactions With Related Parties

Directors and officers of the Bank and their affiliates have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Aggregate loan transactions with related parties for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016 and 2015 were as follows:

	March 31,		December 31,
	2017	2016	2016	2015
	(Unaudited)
Beginning balance	$1,573	$1,728	$1,728	$398
Originations	—	—	—	1,494
Payments	(33)	(26)	(155)	(164)

Ending balance	$1,540	$1,702	$1,573	$1,728

The Bank held deposits in the amount of $5,295, $6,856 and $5,702 from officers and directors at March 31, 2017 and December 31, 2016 and 2015, respectively.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by PDL Community Bancorp or Ponce Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of PDL Community Bancorp or Ponce Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 7,224,663 Shares

(Subject to Increase to up to 8,308,362 shares)

(Proposed Holding Company for Ponce Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

July 31, 2017

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until September 5, 2017, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.